Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

JACKSONVILLE DIVISION

In re:
Case No. 3:16-bk-02230-PMG
RMS TITANIC, INC., et al.,[1]	Chapter 11 (Jointly Administered)

Debtors.

DEBTORS’ MOTION FOR ENTRY OF AN ORDER (A) APPROVING COMPETITIVE BIDDING AND SALE PROCEDURES; (B) APPROVING FORM AND MANNER OF NOTICES; (C) APPROVING FORM OF ASSET PURCHASE AGREEMENT; (D) APPROVING BREAK UP-FEE AND EXPENSE REIMBURSEMENT; (E) SCHEDULING AUCTION AND HEARING TO CONSIDER FINAL APPROVAL OF SALE, INCLUDING REJECTION OR ASSUMPTION AND ASSIGNMENT OF RELATED EXECUTORY CONTRACTS AND UNEXPIRED LEASES; (F) AUTHORIZING SALE OF THE TRANSFERRED ASSETS FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES, AND INTERESTS; AND (G) APPROVING SETTLEMENT WITH THE PACBRIDGE PARTIES; AND (H) GRANTING RELATED RELIEF

RMS Titanic, Inc. (“RMST”) and certain of its affiliates, as Debtors and Debtors in possession in the above-captioned case (collectively, the “Debtors”), by and through their undersigned counsel, hereby move the Court (the “Motion”), pursuant to sections 105(a), 363, 365, 503 and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), Rules 2002, 6004, 6006, 9014, and 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 2002-1 of the Local Rules of the United States Bankruptcy Court for the Middle District of Florida (the “Local Rules”), for entry of two orders: (I) an order substantially in the form annexed hereto as Exhibit A (the “Bidding Procedures Order”):

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1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: RMS Titanic, Inc. (3162); Premier Exhibitions, Inc. (4922); Premier Exhibitions Management, LLC (3101); Arts and Exhibitions International, LLC (3101); Premier Exhibitions International, LLC (5075); Premier Exhibitions NYC, Inc. (9246); Premier Merchandising, LLC (3867); and Dinosaurs Unearthed Corp. (7309). The Debtors’ service address is 3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071.

a)	Approving the Bidding Procedures attached as Exhibit 1 to the Bidding Procedures Order (the “Bidding Procedures”) establishing the competitive bidding and auction procedures in connection with the sale (the “Sale”) of the Transferred Assets, as defined in the Asset Purchase Agreement dated as of June 14, 2018 by and among (i) Premier Exhibitions, Inc., a Florida corporation, (ii) Arts and Exhibitions International, LLC, a Florida limited liability company, (iii) Premier Exhibition Management LLC, a Florida limited liability company, (iv) Premier Exhibitions NYC, Inc., a Nevada corporation, (v) Premier Merchandising, LLC, a Delaware limited liability company, (vi) Premier Exhibitions International, LLC, a Delaware limited liability company, (vii) Dinosaurs Unearthed Corp., a Delaware corporation, (viii) DinoKing Tech Inc. d/b/a Dinosaurs Unearthed, a company formed under the laws of British Columbia, (ix) RMS Titanic, Inc., a Florida corporation, solely for purposes of Article III, Article V, Article VII and Article VIII, and Premier Acquisition Holdings LLC, a Delaware limited liability company (as amended, modified or supplemented, the “APA”), as applicable);

b)	approving the form of the APA attached hereto as Exhibit B (the “APA”)[2];
c)	approving the Bid Protections (as defined below) as administrative expense claims against the Debtors’ estates;
d)	Scheduling (i) an auction for sale of the Transferred Assets (the “Auction”) and (ii) a hearing to consider the Sale, the results of the Auction, assumption and assignment of executory contracts and unexpired leases, and the settlement of certain claims against the Debtors’ estates (the “Sale Hearing”);
e)	Approving the manner of notice of the Auction and Sale Hearing in the form attached to the Bidding Procedures Order as Exhibit 2 (the “Sale Notice”);
f)	Approving procedures for the assumption and assignment of executory contracts and unexpired leases, including notice and determination of cure costs, and the form of notices in connection therewith attached to the Bidding Procedures Order as Exhibit 3 (the “Cure Notice”) and as Exhibit 4 (the “Assumption Notice”); and
g)	granting related relief;

(II) an order substantially in the form attached hereto as Exhibit C (the “Sale Order”)

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2 The APA is being filed without the Seller Disclosure Letter and accompanying schedules, but such documents will be made available to Contact Parties (as defined in the Bid Procedures) and other interested parties following the execution of a confidentiality agreement with the Debtors.

a)	authorizing the Sale to the party that is the successful bidder at the Auction, free and clear of all liens, interests, claims and encumbrances;
b)	authorizing the assumption and assignment of certain executory contracts and unexpired leases and determination of cure amounts in connection with the Sale;
c)	authorizing the Debtors to pay the DIP Loan (as defined below) at closing;
d)	approving the PacBridge Parties Settlement (as defined in the APA); and
e)	granting certain related relief as described herein.

In support of this Motion, the Debtors respectfully state as follows:

JURISDICTION

1.                  This Court has jurisdiction to consider this Motion pursuant to 28 U.S.C. §§157 and 1334. The subject matter of this Motion is a core proceeding pursuant to 28 U.S.C. §157(b). Venue in this district is proper pursuant to 28 U.S.C. §1408.

2.                  The statutory predicates for the relief sought herein are sections 105(a), 363, 365, 503 and 507 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9014 and 9019, and Local Rule 2002-1.

BACKGROUND

3.                  On June 14, 2016 (the “Petition Date”), each of the Debtors filed a voluntary petition in this Court for relief under Chapter 11 of the Bankruptcy Code.

4.                  The Debtors continue to manage and operate their business as debtors in possession under Bankruptcy Code sections 1107 and 1108.

5.                  On August 24, 2016, the United States Trustee appointed an Official Committee of Unsecured Creditors (the “Creditors Committee”) and an Official Committee of Equity Security Holders (the “Equity Committee” and together with the Creditors Committee, the “Committees”) [D.E. 166, 167].

The Debtors

6.                  Premier Exhibitions, Inc. (“Premier”) is the parent corporation of each of the other Debtors. It is also the parent of several non-debtor subsidiaries,3 including its indirect wholly owned subsidiary DinoKing Tech, Inc., a British Columbia company (“DinoKing,” and together with the Debtors, the “Sellers”). Premier, together with its subsidiaries, is a leading provider of museum quality touring exhibitions around the world. Since Premier’s formation, it has developed, deployed, and operated unique exhibition products that are presented to the public in exhibition centers, museums, and non-traditional venues. Income from the exhibitions is generated primarily through ticket sales, third-party licensing, sponsorships, and merchandise sales. The Exhibitions include varied subject matter and artifacts, including the RMS Titanic, human anatomy, King Tut, animatronic dinosaurs and bugs, and Saturday Night Live. Premier and its subsidiaries either own the artifacts and exhibitry associated with the various exhibits or have licensed the rights to tour and exhibit artifacts owned by third-parties.

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3 Premier’s other non-debtor subsidiaries include 1032403 B.C. Ltd., a company formed under the laws of British Columbia; DinoKing International, Inc., a company formed under the laws of British Columbia; Premier International Holdings CV, a company formed under the laws of the Netherlands; and Premier Hollywood Pictures LLC, a Nevada limited liability company. The APA also contemplates the possibility that, subject to certain conditions contained therein, DinoKing may become a Debtor in these cases.

7.                  The Debtors’ most significant assets are those related to the RMS Titanic. Debtor RMST owns the rights to approximately 5,500 artifacts recovered from the wreck site of the RMS Titanic (the “Titanic Artifacts”). RMST also has been declared the “salvor-in-possession” of the RMS Titanic wreck site by the United States District Court for the Eastern District of Virginia (the “Admiralty Court”) and has the exclusive right to recover additional objects from the RMS Titanic wreck site. Through the Debtors’ explorations, they have obtained and are in possession of the largest collection of data, information, images, and cultural materials associated with the RMS Titanic shipwreck.

The Titanic Artifacts

8.                  The Titanic Artifacts can be divided into two collections, the “French Artifacts” and the “American Artifacts.” The French Artifacts are comprised of approximately 2,100 artifacts recovered by a predecessor-in-interest to RMST during its 1987 expedition to the RMS Titanic wreck site and brought to France for restoration and conservation. In 1993, an Administrator in the French Office of Maritime Affairs awarded RMST title to the French Artifacts. Subsequently, this Court entered default judgment in favor of RMST in Adversary Proceeding No. 16-00183 declaring that France has no interest or claim in the 1987 Artifacts.

9.                  The American Artifacts consist of all artifacts recovered after the 1987 expedition. In 1993, RMST recovered the first of the American Artifacts, and landed the artifacts in Norfolk, Virginia. On August 26, 1993, RMST commenced an in rem action in the Admiralty Court against both the artifacts recovered in the 1993 expedition and the wreck itself. See R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel, 435 F.3d 521, 528 (4th Cir. 2006). As a result of this action, the Admiralty Court declared RMST salvor-in-possession of the Titanic wreck site. See id. at 524. Pursuant to its status as salvor-in-possession, RMST recovered the remainder of the American Artifacts through expeditions in 1994, 1996, 1998, and 2004. The American Artifacts are subject to the ongoing in rem jurisdiction of the Admiralty Court.

10.              In 2011, the Admiralty Court granted to RMST an in-specie salvage award to the American Artifacts. The Admiralty Court, however, conditioned the in-specie award to the American Artifacts on certain covenants and conditions pursuant to the Revised Covenants and Conditions set forth in Exhibit A to the August 12, 2010 Opinion of the Admiralty Court (the “Covenants and Conditions”). Among other things, the Covenants and Conditions strictly limit RMST’s ability to sell the American Artifacts individually or as a collection.

11.              Specifically, the Covenants and Conditions require that the American Artifacts “shall be kept together and intact forever, pursuant to the terms of the [Covenants and Conditions].”4 Covenants and Conditions § III.A. The terms of the Covenants and Conditions, in turn, allow for the sale of individual artifacts in the American Artifact collection only under very limited circumstances that make any sale of individual artifacts commercially impractical if not impossible.

12.              The Covenants and Conditions place further requirements on the American Artifacts that make a traditional sale or auction of the Titanic Artifacts, even as a whole collection, difficult. For instance, the Covenants and Conditions require that the Titanic Artifacts be made available for public display and exhibition, historical review, and research. Id. at § III.B. The Covenants and Conditions place strict conservation, curation, and management requirements on the Titanic Artifacts. Id. at § IV. The Covenants and Conditions appoint the National Oceanic and Atmospheric Administrative (“NOAA”) in an oversight role to ensure adherence to the Covenants and Conditions. Id. at § V. The Covenants and Conditions also place a number of substantive and procedural requirements for the care and transfer of the American Artifacts to any subsequent trustee. Id.

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4 By its plain language, this requirement only applies to the American Artifacts, not the French Artifacts, because the Admiralty Court has no subject matter jurisdiction over the French Artifacts. See R.M.S. Titanic, Inc. v. Wrecked & Abandoned Vessel, 435 F.3d 521 (4th Cir. 2006) (vacating the Admiralty Court ruling involving the French Artifacts for lack of subject matter jurisdiction).

13.              Because the Admiralty Court has no subject matter jurisdiction over the French Artifacts, the Covenants and Conditions only apply to the American Artifacts. See R.M.S. Titanic, Inc. v. Wrecked & Abandoned Vessel, 435 F.3d 521 (4th Cir. 2006); see also June 21, 2016 transcript of hearing in the Eastern District of Virginia, Norfolk Division (The Court: “the French artifacts . . . were excepted in the covenants and conditions that protected the artifacts that were before this Court.”) NOAA, nevertheless, has consistently maintained that the Covenants and Conditions do not allow a sale of the French Artifacts separately from the American Artifacts, and has repeatedly indicated that it would vigorously challenge any effort to auction any French Artifacts individually or separately from the American Artifact collection.5 Regardless of whether NOAA’s position is correct, the litigation risk6 associated with pursuing a piecemeal sale of the French Artifacts poses a significant challenge to monetizing those artifacts apart from a sale of the entire artifact collection, and fundamentally undermines the reliability of any appraisal or opinion of value for the Titanic Artifacts that assumes the artifacts can be sold individually. In short, and as evidenced by several unsuccessful attempts by the Debtors to sell the artifacts dating back to 2012, the Covenants and Conditions result in significant risks and uncertainty attendant to any sale or disposition of the Titanic Artifacts, and particularly any sale of individual or small groups of artifacts.

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5 Indeed, NOAA reiterated its position in response to the motion of Euclid Claims Recovery LLC to appoint chapter 11 trustee. See D.E. 1041.

6 As a governmental entity, NOAA could appeal an adverse determination without having to post a bond, thus significantly delaying any resolution of this issue.

Prepetition Secured Creditors

14.              As of the Petition Date, the Debtors owed approximately $3,000,000 in aggregate principal amount pursuant to the following: (i) the Revised and Restated Secured Promissory Note and Guarantee issued by Premier to Lange Feng on March 24, 2016 in the principal amount of $1,000,000; (ii) the Revised and Restated Secured Promissory Note and Guarantee issued by Premier to Jihe Zhang on March 24, 2016 in the principal amount of $1,000,000; and (iii) the Revised and Restated Secured Promissory Note and Guarantee issued by Premier to Haiping Zou on March 24, 2016 in the principal amount of $1,000,000. Haiping Zou, Lange Feng, and Jihe Zhang are collectively referred to as the “Secured Lenders” and their claims are collectively referred to as the “Secured Lender Claims.” The Secured Lenders assert liens on the assets of Premier and several other Debtors, and assert collectively more than $1,000,000 in post-petition interest and fees on the Secured Lender Claims, for total Secured Lender Claims in excess of $4,000,000. The Debtors and the Committees have asserted disputes with respect to the timing of perfection of certain of the liens securing the Secured Lender Claims, and the Debtors and the Secured Lenders have executed a tolling agreement with respect to the Debtors’ potential causes of action related thereto.

The Sale Process

15.              On September 30, 2016, the Debtors retained GlassRatner Advisory & Capital Group, LLC (“GlassRatner”), as financial advisor and investment banker to advise them in connection with their chapter 11 cases and various restructuring alternatives. The Debtors, with the assistance of GlassRatner and its other professionals, carefully evaluated each of their various options, and engaged in extensive negotiations with the legal and financial advisors to the Committees, NOAA, and other constituents regarding a consensual resolution to these chapter 11 cases. During this time, the Debtors and the Committees considered all potential restructuring and liquidation options for the Debtors’ business and assets, including an auction of the French Artifacts.

16.              In November of 2016, the Debtors submitted a request for proposals to a variety of auction houses for the auction and sale of a portion or all of the Titanic Artifacts to which Bonhams and Christie’s responded. Following discussions with the Equity Committee, the Debtors circulated a revised request for proposals to a wider group of auction houses in January of 2017 (the “Debtors’ RFP”), which contemplated an auction of any of the following: 1) the entire collection of the Titanic Artifacts, subject to the Covenants and Conditions; 2) the entire collection of the French Artifacts; or 3) a subset of the French Artifacts. In late February of 2017, the Debtors received a new proposal from Guernsey’s and revised proposals from Bonhams and Christie’s.

17.              The responses revealed significant hurdles in connection with the proposed auction. As an initial matter, each of the three respondents indicated that an evaluation and auction timeframe would likely last through much of 2017. Additionally, the respondents expressed significant concerns and reluctance to handle and sell the Titanic Artifacts, stemming largely from the Covenants and Conditions and the corresponding litigation exposure. Additionally, the Court received informal objections from several members of the international maritime community over the proposed auction of the artifact collection. [D.E. 435, 436].

18.              Thus, after extensive negotiations and evaluation, the Debtors and the Committees determined that a sale of all the Debtors’ assets as a going concern, including the sale of the Titanic Artifacts as a whole collection, was in the best interests of the Debtors and their estates. Accordingly, in April of 2017, the Debtors’ RFP was suspended and, shortly thereafter, the Debtors and the Committees entered into a Plan Support Agreement on May 18, 2017 (the “PSA”) which was approved by the Court on July 6, 2017 [D.E. 642]. The PSA contemplated a sale of all of the Debtors’ assets as a going concern after a marketing period to be conducted by the Debtors and GlassRatner.

19.              As required by the PSA, the Debtors, through GlassRatner, marketed the Debtors’ assets to potential purchasers over several months. GlassRatner conducted an extensive and far-reaching marketing campaign, contacting potential buyers and interested parties (as identified through independent research and Debtor and Committee contacts) across the globe. In addition, Kekst (a reputable PR firm) conducted a national campaign to uncover and reach other potential buyers. As a product of these efforts, news of the sale of the Titanic Artifacts reached a global audience – the sale was featured on the Today Show, national television nightly news programs, and newspapers worldwide. In or about November of 2017, these marketing efforts succeeded in yielding a significant offer, with a high certainty of closing, that would have provided sufficient funds to pay creditors in full and allow shareholders to retain their equity. Ultimately, however, this offer was rescinded after certain allegations were made by the Equity Committee regarding the purchaser and management – allegations that ultimately were unfounded.

20.              Despite receiving expressions of interest from a number of other interested buyers, ultimately a definitive agreement with a stalking horse bidder on the time table originally agreed upon by the Debtors and Committees in the PSA never materialized. The Debtors and Committees initially determined to proceed toward an auction of the Debtors’ business without a stalking horse bidder and filed a motion to approve such a “naked auction” process on November 14, 2017.

21.              On December 12, 2017, an ad hoc group of equity holders (the “Ad Hoc Group”) comprised of funds managed by affiliates of Apollo Global Management, LLC (“Apollo”) and Alta Fundamental Advisers LLC (“Alta”) filed an objection to the naked auction, requesting that they be given time to conduct diligence on the Debtors to formulate a restructuring alternative to the naked auction. [D.E. 850]. On December 14, 2017, the Trustees of the National Maritime Museum filed a motion to withdraw the reference with respect to the proposed naked auction motion and transfer it to the Admiralty Court. [D.E. 853].

22.              Because of these objections, the interest of the Ad Hoc Group to pursue a restructuring alternative, and other considerations, on December 15, 2017, with the support of the Committees, the Debtors withdrew the “naked auction” motion [D.E. 863] and began to re-evaluate all potential restructuring alternatives to exit the chapter 11 process. The Debtors, with aid of its professionals and GlassRatner, continued to engage in discussions with potential buyers and other potential sources of financing to restructure the Debtors’ businesses, including the Ad Hoc Group.

23.              The Debtors’ exclusive period to file and obtain acceptances of a plan of reorganization expired on February 14, 2018.

24.              Given the posture of the cases and the various and competing interests of the estates’ constituents, on February 25 and 26, 2018, representatives of the Debtors, the Committees, NOAA, the DIP Lender, the Secured Lenders, the Ad Hoc Group, and other major constituents in the cases convened for a mediation to attempt to reach agreement on the best path forward to exit these chapter 11 cases. The mediation parties ultimately did not reach a formal resolution, however, the parties agreed that continued pursuit of a sale transaction was in the best interests of the Debtors and their estates. [D.E. 970].

25.              On June 1, 2018, the Equity Committee filed its Chapter 11 Plan of Reorganization and accompanying Disclosure Statement, proposing to market and sell the American Artifacts to a “qualified institution,” and market and auction the French Artifacts [D.E. 1044, 1045]. The proposed Chapter 11 Plan of Reorganization and accompanying Disclosure Statement contain no apparent funding source with which to fund litigation likely to ensue with NOAA over the proposed liquidation of the French Artifacts.

The DIP Loan

26.              Concurrently with entering into the PSA, the Debtors entered into a post-petition financing agreement with Bay Point Capital (the “DIP Lender”) on May 18, 2017 for up to $5 million (the “DIP Loan”) to fund the Debtors’ business and the administrative costs of the bankruptcy during the marketing process. The Court approved the DIP Loan by order effective June 29, 2017. The current balance of the DIP Loan as of the date of this Motion is $4,600,000.00, plus accrued interest of $107,000.00. On May 29, 2018, the Debtors exercised an extension option extending the maturity date of the DIP Loan for one year to June 29, 2019.

The Stalking Horse Purchaser APA

27.              After considering numerous alternatives and significant arms-length negotiations with various potential buyers, lenders, and investors, the Debtors, in consultation with their professionals and advisers, negotiated the proposed sale of the Transferred Assets to Premier Acquisition Holdings LLC, a Delaware limited liability company (the “Stalking Horse Purchaser”), an entity formed by affiliates of members of the Ad Hoc Group, the Secured Lenders, and PacBridge Capital Partners (HK) Ltd. (“PacBridge”).

28.              The APA was extensively negotiated, involving complex issues of bankruptcy law, admiralty law, Canadian laws and other issues related to the unique nature of the Transferred Assets, in addition to those issues commonly arising in a more traditional M&A transaction or bankruptcy Section 363 sale. Among the most difficult issues to address was the appropriate mechanism for a sale of the Debtors’ interests in the Titanic Artifacts. Ultimately, after significant negotiation and analysis – and as discussed in more detail below – the parties agreed to sale of the stock of RMST, as a means to ensure continued compliance with the Covenants and Conditions and to provide the most expeditious path toward Admiralty Court approval.

29.              The APA that resulted from those negotiations is the culmination of an extraordinary and thorough marketing and sale process conducted by the Debtors, through GlassRatner, over a period of approximately one year. In connection with that process, the Debtors contacted over 150 parties and signed over 30 non-disclosure agreements with parties who were sent information packages and provided registered access to its diligence data room.

30.              Shortly after filing this Motion, the Debtors will be filing a motion with the Admiralty Court seeking approval of the Sale to the Stalking Horse Purchaser (or any other Prevailing Bidder) as contemplated in the APA.

SUMMARY OF THE PROPOSED SALE AND APA

31.              Pursuant to the terms and subject to the conditions of the APA, the Sellers, subject to a Court-approved auction and sale process, including any required approval of the Sale by the Admiralty Court, and any higher and better offers in accordance with the proposed Bidding Procedures outlined below, will sell to the Stalking Horse Purchaser its right, title and interest in and to the Transferred Assets,7 as set forth in the APA and, in connection therewith, will assign to the Stalking Horse Purchaser certain executory contracts and unexpired leases (the “Assumed and Assigned Contracts”). The Stalking Horse Purchaser will purchase the Transferred Assets and Assumed and Assigned Contracts of the Debtors free and clear of all liens, claims, encumbrances and interests pursuant to Sections 363 and 365 of the Bankruptcy Code.8

32.              The terms of the Stalking Horse Purchaser’s offer to purchase the Transferred Assets are set forth in the APA and are summarized herein:9

a)	Stalking Horse Purchaser. The Stalking Horse Purchaser is an acquisition vehicle formed by affiliates of or funds managed by the Secured Lenders, PacBridge, Alta, and Apollo. The Secured Lenders[10] and funds managed by Alta and Apollo are each equity holders of Premier. Collectively, the Secured Lenders own approximately 2,232,143 shares of Premier. Funds managed by Alta own approximately 1,057,624 shares of Premier. Funds managed by Apollo own approximately 463,038 shares of Premier. Further each of the Secured Lenders and PacBridge (collectively, the “PacBridge Parties”) has asserted claims against the Debtors. The Secured Lenders each assert secured claims each in the principal amount of $1,000,000, plus post-petition interest and fees. PacBridge asserts an unsecured claim against the Debtors in the approximate amount of $1,195,350.39. As discussed in more detail below, the Debtors have asserted objections and/or potential avoidance claims against the Secured Lenders and PacBridge in connection with their claims that will be resolved as part of the Sale contemplated in the APA. The Debtors are aware of and disclose the following relationships:

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7 As noted above, the Transferred Assets include 100% of Premier’s stock in RMST.

8 The APA, to which DinoKing is a party as a Seller and which includes the sale of DinoKing assets, contemplates that DinoKing may become a Debtor in these cases. If DinoKing does become a debtor in these cases, the provisions of Sections 363 and 365 would apply directly to the assets of DinoKing included in the Transferred Assets. To the extent DinoKing does not become a debtor, the Debtors nevertheless seek authority under Section 363 to exercise Premier’s interests in DinoKing to cause DinoKing to perform under the APA.

9 Capitalized terms used in this summary but not otherwise defined in the Motion shall have the meaning given to them in the APA.

10 Secured Lender Haiping Zou owns his shares of Premier through High Nature Holdings, Ltd. (“High Nature”)

•	DinoKing engaged PacBridge and its principal, Giovanni Wong, as financial advisor for DinoKing’s November 2015 sale to Premier, pursuant to which PacBridge referred $3,500,000.00 of the $13,500,000.00 original investment for a 3% fee;[11]
•	The President of Premier, Daoping Bao, has been friends with Mr. Zou for over 20 years, and is Mr. Zhang’s cousin by marriage;
•	Pursuant to that certain Stockholders Agreement dated as of April 2, 2015 (the “Stockholders Agreement”),[12] the following parties have assigned the rights to vote their shares in Premier to Mr. Bao: Nancy Brenner, High Nature, Lange Feng, Jihe Zhang, and Mandra Forestry Ltd. The Stockholders Agreement continues until a majority cancels it, or until its five-year expiration. As such, none of Ms. Feng, Mr. Zhang or High Nature currently have any voting rights with respect to Premier.

b)	Transferred Assets. Pursuant to Section 1.1(a) of the APA, the Transferred Assets include all of the right, title and interest of Sellers as of the Closing Date in and to the tangible and intangible assets, properties and rights and claims, to the extent used or otherwise related to, useful in or necessary for the conduct of, the Sellers’ Business, other than the Excluded Assets and any Consent Asset subject to Section 1.3. See APA, § 1.1. The Transferred Assets will also include the outstanding stock of RMST, which is 100% owned by Premier. APA, § 1.1(a)(xiv).

c)	Excluded Assets. Section 1.1(b) of the APA sets forth the Excluded Assets, which includes, among other things, avoidance actions other than certain claims against affiliates of the Stalking Horse Purchaser and claims against counterparties to Assumed and Assigned Contracts and critical vendors. APA, § 1.1(b).

d)	Assumed Liabilities. The Stalking Horse Purchaser will only assume those liabilities specifically listed in section 1.1(c) of the APA, which include Cure Costs, obligations under Assumed and Assigned Contracts after Closing, obligations under the Covenants and Conditions after Closing, and certain specified liabilities of DinoKing in an amount up to CAD$270,000. APA § 1.1(c).

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11 Consistent with this engagement, the Debtors have asserted, in response to certain discovery requests issued by the Equity Committee in these cases, that Mr. Wong was a financial consultant and therefore fell within the attorney-client privilege as to discussions between Mr. Wong and counsel for the Debtors in connection with the DinoKing merger.

12 See Schedule 13D, dated March 31, 2016.

e)	Cure Payments. The Stalking Horse Purchaser will pay Cure Costs. APA §§ 1.3(b) and 8.5 (definition of Cure Costs).

f)	Purchase Price. The Purchase Price is $17,500,000 in cash, subject to adjustment for the amount of Current Assets at Closing. APA, §§ 1.2 and 8.5 (definition of Purchase Price).

g)	Good Faith Deposit/Liquidated Damages. The Stalking Horse Purchaser will deposit within three Business Days of the execution of the APA $1,750,000 into escrow which shall be applied to the Purchase Price at closing or retained by the Sellers in the event the APA is terminated pursuant to Section 7.3(b) for a breach by Purchaser as liquidated damages or returned to the Stalking Horse Purchaser in the event the APA is terminated for any other reason. APA, §§ 1.4(b)(ii) and 7.3(b).

h)	Closing Date. The Closing Date shall be no later than seventy days after the Admiralty Court Order Entry Date. APA, § 7.4(j).

i)	Representations and Warranties. The APA contains representations and warranties of the Sellers in Article III and of the Stalking Horse Purchaser in Article IV.

j)	Covenants. The APA contains covenants of the Sellers in Article V, including provisions requiring the Sellers to obtain continued D&O Insurance for a period of six years after Closing. APA § 5.6.

k)	Bankruptcy Court Matters. The APA requires the Debtors to obtain entry of the Bidding Procedures Order by July 20, 2018; and to obtain entry of the Sale Order on or before August 17, 2018. APA §§ 7.4(b). As summarized in more detail below, should other potential parties not submit a Qualified Bid by August 8, 2018, the Debtors request a hearing to approve the Sale to the Stalking Horse Bidder on August 13, 2018.

l)	Admiralty Court Matters. The APA requires the Debtors to obtain entry of an order from the Admiralty Court approving the Sale as contemplated in the APA by no later than September 7, 2018. APA §§ 7.4(b).

m)	Bid Protections. The APA provides that the Stalking Horse Purchaser shall be entitled to receive a Break-up Fee in an amount equal to the greater of $500,000 or 3% of the Purchase Price, and an Expense Reimbursement for the aggregate documented, actual, out-of-pocket costs and expenses incurred by the Stalking Horse Purchaser in connection with the transactions contemplated in the APA, provided that the total Break-up Fee and Expense Reimbursement shall not exceed a total of $1,000,000 (the Break-up Fee and the Expense Reimbursement collectively being the “Bid Protections”) in the event that the APA is terminated under certain circumstances set forth in § 7.5(b) of the APA. The APA further requires that the Bidding Procedures Order approve the Bid Protections as administrative expenses of Seller under Sections 503(b) and 507 of the Bankruptcy Code, and that the Bid Protections be paid to the Stalking Horse Purchaser at closing of any Competing Transaction or from gross proceeds of any Competing Transaction or, in the event the definitive agreement for a Competing Transaction is terminated, within one Business Day of any such termination. APA § 7.5(b)-(c).

n)	Settlement of Claims. The APA provides that upon Closing, in full satisfaction of the respective claims of the PacBridge Parties, (x) the Secured Lenders will receive in consideration of their Secured Lender Claims, (i) a $1 million cash payment, plus (ii) allowed general unsecured claims against the Debtors in the total aggregate amount of $2,000,000, to be allocated $666,666.67 to Feng, $666,666.67 to Zhang, and $666,666.66 to Zou, and (y) PacBridge will have an allowed general unsecured claim against the Debtors in the amount of $1,195,350.39 (the “PacBridge Parties Settlement”). The APA further provides that this Motion will include a request under Bankruptcy Rule 9019 Bankruptcy Court for approval of the PacBridge Parties Settlement, and the Sale Order must include Bankruptcy Court approval of the PacBridge Parties Settlement. APA § 5.7(h).

o)	Conditions to Closing. The APA contains conditions to Closing in Article VI, including a requirement that the Luxor Lease be renewed on terms acceptable to Stalking Horse Purchaser. APA § 6.3(e).

p)	Termination. The APA contains termination provisions in Article VII.

33.              The Debtors seek authority to sell the Transferred Assets to the Stalking Horse Purchaser on the terms and conditions set forth in the APA or to a higher and better bidder to be determined in accordance with the Bidding Procedures. The Debtors believe that securing the Stalking Horse Purchaser after many months of extensive marketing efforts, further marketing of the Debtors’ assets with the assistance of GlassRatner over the time period contemplated by the Bidding Procedures, and the holding of the Auction will result in the highest and best price for the Transferred Assets.

SUMMARY OF BIDDING PROCEDURES

34.              Pursuant to the Bidding Procedures, the Sellers propose to sell all of their rights, title and interest in the Transferred Assets free and clear of any liens, interests, claims, charges or encumbrances in accordance with section 363 of the Bankruptcy Code, to the maximum extent permitted by applicable law.13 The Debtors propose that any encumbrances remaining with the Debtors’ estates shall attach to any proceeds resulting from the sale, net of any transaction costs and fees, in the same order of priority and subject to the rights, claims, defenses, and objections, if any, of all parties with respect thereto, subject to any further order of the Court.

35.              A summary of the important dates proposed in the Bidding Procedures are as follows:

August 8, 2018, at 4:00 p.m.	Bid Deadline
August 8, 2018, at 4:00 p.m.	Sale Objection Deadline Cure Amount Objection Deadline
August 10, 2018, at 4:00 p.m.	Deadline for Debtors to Designate and Publish Qualified Bidders
August 13, 2018, at 10:00 a.m.	Auction, if any Location: Troutman Sanders, LLP 600 Peachtree Street NE Suite 3000 Atlanta, Georgia 30308

_____________________________

13 The Sale will not affect the Covenants and Conditions, as the Purchaser will acquire 100% of the stock of RMST, not the assets within RMST. The stock of RMST will be sold free and clear of any liens, interests, claims, charges or encumbrances.

August 13, 2018, at 10:00 a.m.

Sale Hearing, if no Auction

Location:

United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division

Bryan Simpson United States Courthouse

300 North Hogan Street, Courtroom 4A

Jacksonville, Florida 32202

August 15, 2018, at 10:00 a.m.

Sale Hearing, if Auction occurs

Location:

United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division

Bryan Simpson United States Courthouse

300 North Hogan Street, Courtroom 4A

Jacksonville, Florida 32202

4:00 p.m., one day before Sale Hearing	Deadline to File and Serve Responses to Any Sale Objection

36.              In addition, the proposed Bidding Procedures are summarized as follows:14

Marketing Process

The Debtors, in consultation with GlassRatner, have and will continue to develop a list of parties they believe may be interested in participating in the Auction. In accordance with the Bidding Procedures, the Debtors will provide such parties with certain preliminary information, and will provide interested parties with diligence materials upon execution of a satisfactory confidentiality agreement and evidence of the ability to consummate a Competing Transaction.

_____________________________

14 This summary disclosure contains a description of only certain terms of the Bidding Procedures. A copy of the Bidding Procedures is attached to the Bidding Procedures Order as Exhibit 1. The Bidding Procedures themselves should be consulted for a full description of the terms thereof. To the extent that there are any inconsistencies between the terms set forth herein and in the actual terms set forth in the Bidding Procedures, the Bidding Procedures shall control. Capitalized terms used in this summary but not otherwise defined in the Motion shall have the meaning given to them in the Bidding Procedures.

Auction Qualification Process

To be eligible to participate in the Auction, each Bid and/or Bidder must meet the following criteria:

  Include payment of a good faith deposit into escrow equal to 10% of the cash consideration provided for in the Bid (a “Good Faith Deposit”);
  Be on substantially similar, the same or better terms than the APA and propose to buy substantially all of the Transferred Assets;
  Include a competing asset purchase agreement in substantially the same form and on substantially the same material terms as the APA, excepting the Bid Protections applicable only to the Stalking Horse Purchaser, and include a redline showing all changes from the APA;
  Be irrevocable until the earlier of the Outside Backup Date or the closing of a Competing Transaction and include a signed statement verifying the same;
  Include a signed statement that the Bidder agrees to be bound by the Covenants and Conditions;
  Propose a purchase price equal to or greater than $19,000,000.00[15]
  Obligate the Bidder to pay all Cure Amounts;
  Not contain a break-up fee, expense reimbursement, or similar provisions;
  Be received by August 8, 2018 the Bid Deadline by the parties listed in the Bidding Procedures;
  Include evidence that the Bidder has corporate authority to consummate the transaction;
  Include written evidence satisfactory to the Debtors demonstrating that the Bidder has the necessary financial ability to close the Competing Transaction and provide adequate assurance of future performance under all contracts to be assumed and assigned in such Competing Transaction, including specific information set forth in the Bidding Procedures; and
  Contain no financing contingency.

The Stalking Horse Purchaser is a Qualified Bidder, and the APA is a Qualified Bid.

The Debtors will file a notice with the Bankruptcy Court of all Qualified Bids no later than two business days after the Bid Deadline.

The Auction will be cancelled if no Qualified Bids are received by the Bid Deadline and the Debtors will file a notice of the same with the Bankruptcy Court no later than two business days after the Bid Deadline.

_____________________________

15 All amounts herein are expressed in United States dollars.

Assessment of Bids

Bids will be assessed by taking into account, among other things, total consideration received by the Debtors, the likelihood that the Bidder will be approved by the Admiralty Court, and the likelihood of the Bidder’s ability to consummate a transaction in a timely manner.

The Auction

The Auction, if any, will be held on August 13, 2018 at 10:00 a.m. prevailing eastern time at the offices of Troutman Sanders, LLP, located at 600 Peachtree Street NE, Suite 3000, Atlanta, Georgia 30308.

Only Qualified Bidders shall be allowed to participate in the Auction.

The Debtors and their professionals shall preside over the Auction.

The Auction will be transcribed by a certified court reporter.

At the start of the Auction, the Debtors shall describe the terms of the highest and best Qualified Bid received prior to the Bid Deadline (such Qualified Bid, the “Auction Baseline Bid”). The Stalking Horse Purchaser shall have the right (but not the obligation) to match the highest and best Qualified Bid received prior to the Bid Deadline, and thus become the Auction Baseline Bid

Unless otherwise agreed by the Debtors, only the Debtors, the Committees, the Stalking Horse Purchaser, NOAA, the DIP Lender, and any other Qualified Bidder, along with each of their respective professionals (collectively, the “Auction Attendees”), may attend the Auction in person, and only the Stalking Horse Purchaser and other Qualified Bidders will be entitled to make any Bids at the Auction.

Terms of Overbids

The initial Overbid must be for a purchase price equal to or greater than $19,000,000.00 the “Initial Overbid”).

Any Bid after the Initial Overbid must be made in increments of not less than $500,000.00.

The Stalking Horse Purchaser shall be entitled to credit bid the Bid Protections as a portion of any Overbid (including an Initial Overbid).

All Overbids must remain open and binding on the Bidder until and unless the Debtors accept a higher Overbid.

Provisions Governing Back-up Bidders

The Qualified Bidder with the next highest or best Qualified Bid after the Prevailing Bidder at the Auction will be designated as a Backup Bidder and must keep its final Overbid open and irrevocable until the earlier of (i) 4:00 p.m. (prevailing Eastern time) on the date that is 30 days after the Closing Date provided for in the Sale Order approving the Prevailing Bid (the “Outside Backup Date”), or (ii) the date of closing of a Competing Transaction with the Prevailing Bidder or with the Backup Bidder.

If the Prevailing Bidder fails to close due to a breach or failure to perform on the part of such Prevailing Bidder, the Debtors may designate the Backup Bidder to be the new Prevailing Bidder, and the Debtors will be authorized, but not required, to consummate a transaction with the Backup Bidder without further order of the Bankruptcy Court. In such case, the defaulting Prevailing Bidder’s Good Faith Deposit shall be forfeited to the Debtors.

Return of Good Faith Deposits	The Good Faith Deposit of any Qualified Bidder other than the Prevailing Bidder or the Backup Bidder shall be returned to such Qualified Bidder not later than three business days after the Sale Hearing. The Good Faith Deposit of the Backup Bidder shall be returned to the Backup Bidder on the date that is the earlier of 24 hours after (a) the closing of the transaction with the Prevailing Bidder and (b) the Outside Backup Date. Upon the return of the Good Faith Deposits, their respective owners shall receive any and all interest that will have accrued thereon. If the Prevailing Bidder timely closes, its Good Faith Deposit shall be credited to its purchase price.

37.              The Debtors believe that it is imperative that they promptly move forward with the Auction and the Sale, to generate and retain potential purchasers’ interests in the Transferred Assets. Accordingly, the Bid Procedures (as summarized above) were developed consistent with the Debtors’ need to expeditiously move forward with the sale and potential auction process, but with the objective of promoting active bidding that will result in the highest or best offer for the Transferred Assets while affording appropriate protection for the Stalking Horse Purchaser. Moreover, the Bid Procedures reflect the Debtors’ objective of conducting the Auction in a controlled, but fair and open, fashion that promotes interest in the Transferred Assets by financially motivated bidders who are likely to close the transaction. Further, with these chapter 11 cases having been pending for over two years, and the Transferred Assets having been marketed extensively for at least the past year, the Debtors submit that the Bidding Procedures, including the Bid Protections and timelines contained therein, are necessary and appropriate to finally bring these Chapter 11 cases to an efficient and prompt resolution.

FORM AND MANNER OF THE SALE NOTICE AND OBJECTION

38.              The Debtors seek to have the Auction scheduled for August 13, 2018. Due to the substantial and continuing costs of administering the Debtors’ Chapter 11 cases, it is imperative to expeditiously move forward with the Auction and the Sale.

39.              No later than three business days after entry of this Bidding Procedures Order, the Debtors will cause the Sale Notice to be sent by first-class mail postage prepaid, to the following: (a) all creditors or their counsel known by the Debtors to assert a lien (including any security interest), claim, right, interest or encumbrance of record against all or any portion of the Transferred Assets; (b) the Office of the United States Trustee; (c) the Securities and Exchange Commission; (d) all applicable federal, state and local taxing and regulatory authorities of the Debtors or recording offices or any other governmental authorities that, as a result of the sale of the Transferred Assets, may have claims, contingent or otherwise, in connection with the Debtors’ ownership of the Transferred Assets or have any known interest in the relief requested by the Motion; (e) the state and local environmental agencies in the jurisdictions where the Debtors own or lease real property; (f) the United States Attorney’s office for the Middle District of Florida; (g) the National Oceanic and Atmospheric Administration; (h) all parties in interest who have requested notice pursuant to Bankruptcy Rule 2002 as of the date of entry of this Bidding Procedures Order; (i) counsel to the Creditors Committee; (j) counsel to the Equity Committee; (k) all parties to any litigation involving the Debtors; (l) all counterparties to any executory contract or unexpired lease of the Debtors; (m) counsel for the DIP Lender; (n) AEG Presents LLC f/k/a AEG Live LLC; (o) all of DinoKing’s known creditors, regulatory authorities, and other parties in interest that could assert Liens or Claims against the Transferred Assets; and (p) all other known creditors and interest holders of the Debtors.

40.              The Debtors submit that the Sale Notice is reasonably calculated to provide all interested parties with timely and proper notice of the proposed bidding and auction processes, including: (a) the date, time and place of the Auction; (b) the Bidding Procedures and the dates and deadlines related thereto; (c) a reasonably specific description of the criteria by which Bids will be evaluated; and (d) instructions for promptly obtaining access to due diligence materials. The Debtors submit that such notice is good, adequate, sufficient and proper notice of the Bidding Procedures and the Auction. The Debtors respectfully request that the Court waive and dispense with any other notice that may be required pursuant to any Bankruptcy Rule or any Local Rule.

41.              The Debtors further request that the Bidding Procedures Order provide that all objections to the Sale contemplated by the Asset Purchase Agreement must: (a) be in writing; (b) comply with the Bankruptcy Rules and the Local Rules of the United States Bankruptcy Court for the Middle District of Florida; (c) be filed with the clerk of the United States Bankruptcy Court for the Middle District of Florida, United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, Bryan Simpson United States Courthouse, 300 North Hogan Street, Suite 3-150, Jacksonville, Florida 32202 (or filed electronically via CM/ECF), by 4:00 p.m. (prevailing Eastern Time) on August 8, 2018 (the “Sale Objection Deadline”); and (d) be served upon (i) counsel to the Debtors, Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308, attention: Harris B. Winsberg (harris.winsberg@troutman.com) and Matthew R. Brooks (matthew.brooks@troutman.com); (ii) counsel to the Creditors Committee, Storch Amini PC, 140 East 45th Street, 25th Floor, New York, NY 10017, attention: Jeffrey Chubak (jchubak@storchamini.com); (iii) counsel to the Equity Committee, Landau Gottfried & Berger LLP, 1801 Century Park East, Suite 700, Los Angeles, CA 90067, attention: Peter J. Gurfein (pgurfein@LGBFirm.com); (iv) counsel to the Stalking Horse Purchaser, Greenberg Traurig, P.A., 401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, FL 33301, attention: Scott M. Grossman (grossmansm@gtlaw.com) and Bracewell LLP, 1251 Avenue of the Americas, 49th Floor, New York NY 10020-1100, attention Jennifer Feldsher (jennifer.feldsher@bracewell.com) and (v) the Office of the United States Trustee, U.S. Department of Justice, George C. Young Federal Building, 400 West Washington Street, Suite 1100, Orlando, FL 32801, attention Miriam G. Suarez (Miriam.G.Suarez@usdoj.gov) (collectively, the “Notice Parties”), in each case, so as to be actually received no later than 4:00 p.m. (prevailing Eastern Time) on August 8, 2018.

PROCEDURES FOR THE ASSUMPTION AND

ASSIGNMENT OF ASSIGNED CONTRACTS AND LEASES

42.              In addition to the Bidding Procedures and Sale Notice, the Debtors are also seeking approval of certain procedures (the “Assumption Procedures”) to facilitate the fair and orderly assumption and assignment of the Assumed and Assigned Contracts in conjunction with any Sale.

43.              The proposed Assumption Procedures are as follows:

a)	No later than three business days after the entry of the Bidding Procedures Order, the Debtors will serve by first class mail or hand delivery the Cure Notice on all non-Debtor parties to the Scheduled Contracts (as defined in the Cure Notice). The Cure Notice will identify the Scheduled Contracts and provide the cure amounts that the Debtors believe must be paid to cure all prepetition defaults under the Scheduled Contracts (collectively, the “Cure Amounts” and individually, a “Cure Amount”).

b)	Unless the non-debtor party to a Scheduled Contract files by the Sale Objection Deadline an objection (the “Cure Amount Objection”) to its scheduled Cure Amount, the assumption and assignment to the Stalking Horse Purchaser (or other Prevailing Bidder) of the Scheduled Contracts, or the ability of the Stalking Horse Purchaser to provide adequate assurance of future performance, and serves a copy of the Cure Amount Objection on the Notice Parties so as to be received by no later than the Sale Objection Deadline, such non-debtor party shall be deemed to consent to the Cure Amount proposed by the Debtors and shall be forever enjoined and barred from seeking an additional amount on account of the Debtors’ cure obligations under section 365 of the Bankruptcy Code or otherwise from the Debtors, their estates or the Stalking Horse Purchaser (or other Prevailing Bidder) on account of the assumption and assignment of the Scheduled Contracts and shall be deemed to have consented to the proposed assumption and assignment. In addition, if no timely Cure Amount Objection is filed, the Stalking Horse Purchaser (or other Prevailing Bidder) shall enjoy all the rights and benefits under all Scheduled Contracts without the necessity of obtaining any party’s written consent to the Debtors’ assumption and assignment of such rights and benefits, and each such party shall be deemed to have waived any right to object to, contest, condition or otherwise restrict any such assumption and assignment or to object or contest that the Stalking Horse Purchaser (or other Prevailing Bidder) has not provided adequate assurance of future performance. Information regarding adequate assurance of future performance submitted as part of any Qualified Bid with respect to Scheduled Contracts shall be provided, upon request to Debtors’ counsel made on or before the Bid Deadline, to the requesting non-debtor party to a Scheduled Contract within 24 hours of the Bid Deadline.

c)	In the event of a dispute regarding: (a) any Cure Amount with respect to any Scheduled Contract; (b) the ability of the Prevailing Bidder (including the Stalking Horse Purchaser) to provide adequate assurance of future performance as required by section 365 of the Bankruptcy Code, if applicable, under such Scheduled Contract or Additional Assumed Executory Contract; or (c) any other matter pertaining to assumption and assignment, the Cure Amounts shall be paid as soon as reasonably practicable after the Closing and following the entry of a final order resolving the dispute and approving the assumption of such Scheduled Contract; provided, however, that the Debtors, with the consent of the Stalking Horse Purchaser or other Prevailing Bidder, as applicable or as provided in paragraph f) below, are authorized to settle any dispute regarding the amount of any Cure Amount or assignment to the Prevailing Bidder (including the Stalking Horse Purchaser) without any further notice to or action, order or approval of the Court.

d)	Notwithstanding the inclusion of an executory contract or unexpired lease on any list of Scheduled Contracts, the Stalking Horse Purchaser or other Prevailing Bidder, as applicable, shall have authority, in its sole discretion, to remove any contract or lease from the list of Scheduled Contracts either (i) at the Auction, or (ii) no later than five business days after the Bankruptcy Court sustains, in whole or in part, such non-debtor party’s Cure Amount Objection or Adequate Assurance Objection; in either such case, the Debtors shall not assume and assign such Scheduled Contract to the Stalking Horse Purchaser or other Prevailing Bidder, as applicable, who removed such contract or lease from any list of Scheduled Contracts.

e)	Nothing in the Bidding Procedures Order shall extend the Debtors’ time to assume or reject any executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code; provided, however, that the Debtors retain all rights to seek such an extension after notice and an opportunity for a hearing consistent with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

f)	In the event any party to a Scheduled Contract timely objects to the calculation of the Cure Amount for such contract, and alleges that the Cure Amount for such contract exceeds the amount calculated by Debtors for such contract (the amount of such excess Cure Amount for the contract in question, the “Excess Cure Amount”), then, (i) Debtors shall provide written notice to Stalking Horse Purchaser or other Prevailing Bidder, as applicable, of such Cure Amount objection and the amount of such Excess Cure Amount for each of the proposed Assumed Contracts, and (ii) Stalking Horse Purchaser or other Prevailing Bidder, as applicable shall, no later than three business days after receipt of such notice from Debtors either (a) notify the Debtors that Stalking Horse Purchaser or other Prevailing Bidder, as applicable, elects not to assume such contract if the Excess Cure Amount is in excess of ten percent of the Cure Amount for such contract or (b) take no action with respect to such notice, in which case, such contract shall continue to be assumed by the Stalking Horse Purchaser or the Prevailing Bidder, as applicable, at the Closing. At the Closing, the Debtors shall retain the aggregate Excess Cure Amounts for all Assumed Contracts in escrow and shall use commercially reasonable efforts to resolve such discrepancy with such contract counterparties after the Closing. In the event any such discrepancies are resolved by the Debtors, with the consent of the Stalking Horse Purchaser or other Prevailing Bidder, then the Debtors shall refund such Excess Cure Amounts to the Stalking Horse Purchaser or other Prevailing Bidder, as applicable. In the event the Debtors do not resolve such discrepancy with such contract counterparty in question, then the Debtors shall deliver such Excess Cure Amount to the contract counterparties in question.

g)	Within two business days after the Closing Date, the Debtors will file a notice of assumption and assignment of the Assumed Executory Contracts, substantially in the form attached to the Bidding Procedures Order as Exhibit 4 (the “Assumption Notice”), listing the Scheduled Contracts that were assumed and assigned as Assumed Executory Contracts, as of the Closing Date, to the Stalking Horse Purchaser or to the Prevailing Bidder, to the extent that the Prevailing Bidder is not the Stalking Horse Purchaser. The form of Assumption Notice is hereby approved.

RELIEF REQUESTED

44.              The Debtors request that this Court enter two orders: (I) enter the Sale Order to, among other things, (i) authorize the Sale of the Transferred Assets of the Debtors to the Stalking Horse Purchaser pursuant to the APA or to another Prevailing Bidder pursuant to a purchase agreement entered into with such Prevailing Bidder in accordance with the Bidding Procedures, free and clear of all liens, claims, encumbrances, and interests pursuant to Sections 363(b), (f), (k), and (m) of the Bankruptcy Code, (ii) approve the assumption and assignment of the Assumed and Assigned Contracts pursuant to Section 365 of the Bankruptcy Code, (iii) authorize the Debtors to pay the DIP Loan at closing of a Sale, (iv) approve the PacBridge Parties Settlement, and (v) grant such other and further relief as set forth in the Sale Order; and (II) enter the Bidding Procedures Order to, among other things, (i) approve the Bidding Procedures and schedule the Auction, (ii) approve the APA as a stalking horse bid, (iii) approve the Bid Protections as administrative expenses of the Debtors estates; (iv) approve the form, manner and sufficiency of notice of the Sale and schedule the Sale Hearing, (iv) approve the Assumption Procedures and (iv) grant such other and further relief as set forth in the Bidding Procedures Order.

45.              As described above, the Debtors, after extensive efforts to maximize value, a review of various reorganization, liquidation, and sale options and discussions with the Debtors’ professionals, ultimately determined in the exercise of their reasonable business judgment that the most effective way to maximize the value of the Debtors’ estates for the benefit of their constituents would be to sell substantially all of their assets and to then wind-down any remaining operations. The Debtors believe that the proposed Sale will maximize the value of the Debtors’ assets for all stakeholders and reduce potential risks, contingencies, and uncertainties in the proposed wind-down.

BASIS FOR RELIEF

I.	The Sale Is within the Sound Business Judgment of the Debtors and Should Be Approved.

46.              Section 363(b)(1) of the Bankruptcy Code provides, in relevant part, that a debtor-in-possession, “after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.” 11 U.S.C. § 363(b)(1). Section 363 of the Bankruptcy Code does not set forth a standard for determining when it is appropriate for a court to authorize the sale or disposition of a debtor’s assets prior to confirmation of a plan. However, courts in this Circuit and others have required that the decision to sell assets outside the ordinary course of business be based upon the sound business judgment of the debtors. See In re Abbotts Dairies of Pennsylvania, Inc., 788 F.2d 143 (3d Cir. 1986); see also Myers v. Martin (In re Martin), 91 F.3d 389, 395 (3d Cir. 1996); Comm. of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1071 (2d Cir. 1983); Dai-Ichi Kangyo Bank, Ltd v. Montgomery Ward Holding Corp., (In re Montgomery Ward Holding Corp.), 242 B.R. 147, 153 (D. Del. 1999); In re Delaware & Hudson Ry. Co., 124 B.R. 169, 176 (D.D.C. 1991); In re Diplomat Const., Inc., 481 B.R. 215 (Bankr. N.D. Ga. 2012); In re Friedman's, Inc., 336 B.R. 891, 895 (Bankr. S.D. Ga. 2005).

47.              The “sound business judgment” test requires a debtor to establish four elements to justify the sale or lease of property outside the ordinary course of business, namely, (a) that a “sound business purpose” justifies the sale of assets outside the ordinary course of business, (b) that adequate and reasonable notice has been provided to interested persons, (c) that the debtors have obtained a fair and reasonable price, and (d) good faith. See Abbotts Dairies, 788 F.2d 143; Titusville Country Club v. Pennbank (In re Titusville Country Club), 128 B.R. 396, 399 (Bankr. W.D. Pa. 1991); In re Sovereign Estates, Ltd, 104 B.R. 702, 704 (Bankr. E.D. Pa. 1989); In re Gulf States Steel, Inc. of Alabama, 285 B.R. 497, 514 (Bankr. N.D. Ala. 2002). The Debtors submit that the decision to proceed with the Sale and the Bidding Procedures related thereto is based upon their sound business judgment and should be approved. A debtor’s showing of a sound business purpose need not be unduly exhaustive but, rather, a debtor is “simply required to justify the proposed disposition with sound business reasons.” In re Baldwin United Corp., 43 B.R. 888, 906 (Bankr. S.D. Ohio 1984). Whether there are sufficient business reasons to justify a transaction depends upon the facts and circumstances of each case. Lionel, 722 F.2d at 1071; Montgomery Ward, 242 B.R. at 155 (approving funding of employee incentive and severance program; business purpose requirement fulfilled because stabilizing turnover rate and increasing morale were necessary to successful reorganization).

48.              Additionally, Section 105(a) of the Bankruptcy Code provides a bankruptcy court with broad powers in the administration of a case under the Bankruptcy Code. Section 105(a) provides that “[t]he court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of [the Bankruptcy Code].” 11 U.S.C. § 105(a). Provided that a bankruptcy court does not employ its equitable powers to achieve a result not contemplated by the Bankruptcy Code, the exercise of its Section 105(a) power is proper. In re Fesco Plastics Corp., 996 F.2d 152, 154 (7th Cir. 1993); Pincus v. Graduate Loan Ctr. (In re Pincus), 280 B.R. 303, 312 (Bankr. S.D.N.Y. 2002). Pursuant to Section 105(a), a court may fashion an order or decree that helps preserve or protect the value of a debtor’s assets. See, e.g., Chinichian v. Campolongo (In re Chinichian), 784 F.2d 1440, 1443 (9th Cir. 1986) (“Section 105 sets out the power of the bankruptcy court to fashion orders as necessary pursuant to the purposes of the Bankruptcy Code.”); In re Cooper Props. Liquidating Trust, Inc., 61 B.R. 531, 537 (Bankr. W.D. Tenn. 1986) (noting that bankruptcy court is “one of equity and as such it has a duty to protect whatever equities a debtor may have in property for the benefit of its creditors as long as that protection is implemented in a manner consistent with the bankruptcy laws.”)

49.              The Debtors submit that sound business justification exists to sell the Transferred Assets to the Stalking Horse Purchaser or other Prevailing Bidder pursuant to the Bidding Procedures. Absent a sale of their assets, the Debtors lack sufficient cash resources to continue to operate the business and pay their debts as they are due. Further, any effort to liquidate the French Artifacts individually (as suggested by various parties) will be met with substantial challenge from NOAA, could take years to accomplish, and is not likely to generate recoveries for creditors and stakeholders in an amount greater than a sale of the Transferred Assets to the Stalking Horse Purchaser or other Prevailing Party. Thus, the relief sought herein is not only reasonable, but necessary, to maximize the value of the Debtors’ estates for the benefit of their stakeholders.

II.	The Sale Is Proposed in Good Faith.

50.              The Debtors request that the Court find that the Stalking Horse Purchaser or Prevailing Bidder is entitled to the benefits and protections provided by Section 363(m) of the Bankruptcy Code in connection with the Sale. Section 363(m) of the Bankruptcy Code provides, in pertinent part:

The reversal or modification on appeal of an authorization under subsection (b) . . . of this section of a sale . . . of property does not affect the validity of a sale .. . . under such authorization to an entity that purchased . . . such property in good faith, whether or not such entity knew of the pendency of the appeal, unless such authorization and such sale . . . were stayed pending appeal.

11 U.S.C. § 363(m).

51.              Section 363(m) of the Bankruptcy Code thus protects the purchaser of assets sold pursuant to Section 363 of the Bankruptcy Code from the risk that it will lose its interest in the purchased assets if the order allowing the sale is reversed on appeal. By its terms, Section 363(m) of the Bankruptcy Code applies to sales of interests in tangible assets, such as the Transferred Assets.

52.              The Debtors submit, and will present evidence at the Sale Hearing, if necessary, that the APA is an arm’s-length transaction, in which the Stalking Horse Purchaser or other Prevailing Bidder acted in good faith. The negotiations between the Debtors and the Stalking Horse Purchaser have been rigorous and extensive, conducted by independent professionals, and the APA has been approved by independent members of Premier’s board. Additionally, the Stalking Horse Purchaser is not an “insider” or “affiliate” within the meaning of the Bankruptcy Code. Although the ultimate equity interest holders in the Stalking Horse Purchaser, collectively, own roughly forty percent of Premier’s shares, none of the direct members of the Stalking Horse Purchaser, nor any of their ultimate equity holders, individually own twenty percent or more of the shares of any of the Debtors. See, e.g., Agresti v. EBAR E. (In re Elephant Bar Rest.), 196 B.R. 747, 751 (Bankr. W.D. Pa. 1996) (holding that two debtors were not affiliates of each other when the same individual controlled thirty percent of one and ten percent of the other); cf. Sugarloaf Indus. & Mktg. Co. v. Quaker City Castings, Inc. (In re Quaker City Castings, Inc.), 337 B.R. 729, at *7 (B.A.P. 6th Cir. 2005) (“While some of [the Purchaser’s] individual members appear to meet [the definition of insider], [the objector] has cited no authority for the proposition that [the Purchaser], a distinct legal entity, should be deemed an insider based solely on the status of its members.”).

53.              Similarly, the fact that Ms. Feng, Mr. Zhang, and High Nature are parties to the Stockholders Agreement, in which they assigned their voting rights to Bao, does not make them insiders. To the contrary, by virtue of the Stockholders Agreement, Ms. Feng, Mr. Zhang, and High Nature currently have no voting rights with respect to their Premier stock. Further, none of the ultimate equity holders of the Stalking Horse Purchaser are directors, officers, or have any control over any of the Debtors.

54.              Moreover, the Auction will be an open sale process, and each of the Stalking Horse Purchaser and the Debtors have their own separate legal counsel, who have been extensively negotiating the APA. Accordingly, the Debtors request that the Court make the finding at the Sale Hearing that the Stalking Horse Purchaser or other Prevailing Bidder has purchased the Transferred Assets in good faith within the meaning of Section 363(m) of the Bankruptcy Code.

III.             The Sale Satisfies the Requirements of Section 363(f) of the Bankruptcy Code.

55.              Under Section 363(f) of the Bankruptcy Code, a debtor-in-possession may sell all or any part of its property free and clear of any and all liens, claims, or interests in such property if: (a) such a sale is permitted under applicable non-bankruptcy law; (b) the party asserting such a lien, claim, or interest consents to such sale; (c) the interest is a lien and the purchase price for the property is greater than the aggregate amount of all liens on the property; (d) the interest is the subject of a bona fide dispute; or (e) the party asserting the lien, claim, or interest could be compelled, in a legal or equitable proceeding, to accept a money satisfaction for such interest. 11 U.S.C. § 363(f); Citicorp Homeowners Serv., Inc. v. Elliot (In re Elliot), 94 B.R. 343, 345 (E.D. Pa. 1988) (noting that Section 363(f) of the Bankruptcy Code is written in the disjunctive; therefore, a court may approve a sale “free and clear” provided at least one of the subsections is met).

56.              The Debtors’ only prepetition secured lenders are part of the group forming the Stalking Horse Purchaser and are entering into the PacBridge Parties Settlement as part of the proposed Sale. Accordingly, the Secured Lenders have consented to the Sale as contemplated in the APA and related documents. Further, the Purchase Price far exceeds all known liens on the Transferred Assets. The Debtors propose to pay all outstanding liabilities to the DIP Lender, pursuant to the DIP Loan at closing. As a result, the Debtors have satisfied, at minimum, the second and third requirements of Section 363(f) of the Bankruptcy Code, if not others as well.16 Therefore, approving the Sale of the Transferred Assets free and clear of all adverse interests, to the maximum extent permitted under applicable law (other than the Covenants and Conditions, to the extent applicable) is warranted.

_____________________________

16 Although AEG Presents LLC f/k/a AEG Live LLC (“AEG”) is a minority (10%) equity holder in Premier Exhibitions Management LLC, the Debtors do not need to obtain AEG’s consent to the Sale. See, e.g., In re Searles Castle Enters., Inc., 12 B.R. 127, 129 (Bankr. D. Mass. 1981) (“a stockholder, even a majority holder, is not entitled to veto or otherwise authorize a sale by the debtor in possession.”) Rather, the Debtors need only provide adequate notice of the proposed Sale, which the Debtors respectfully submit is accomplished by service on AEG as provided herein.

IV.	Bidding Procedures Are Reasonable and Appropriate and Should Be Approved.

57.              The paramount goal in any proposed sale of property of the estate is to maximize the proceeds received by the estate. To that end, courts uniformly recognize that procedures intended to promote competitive bidding are consistent with this goal and therefore are appropriate in the context of bankruptcy sales. See, e.g., In re Fin’l News Network, Inc., 126 B.R. 152, 156 (Bankr. S.D.N.Y. 1991) (“court-imposed rules for the disposition of assets . . . [should] provide an adequate basis for comparison of offers, and [should] provide for a fair and efficient resolution of bankrupt estates.”)

58.              Procedures to dispose of assets, similar to those delineated in the proposed Bidding Procedures, have previously been approved by this Court in multiple cases. See, e.g., In re LDG South, LLC, No. 9:09-bk-24038-ALP, 2010 Bankr. LEXIS 5291 (Bankr. M.D. Fla. May 27, 2010); In re Amelia Island Co., No. 3:09-bk-09601, 2010 Bankr. LEXIS 5396 (Bankr. M.D. Fla. July 9, 2010).

59.              The Debtors believe that the Bidding Procedures will establish fair parameters to test the value at an auction while doing so in a timely manner. These procedures will increase the likelihood that the Debtors’ creditors and other stakeholders will receive the greatest possible consideration for the Transferred Assets because they will ensure a competitive and fair bidding process.

60.              The Debtors also believe that the proposed Bidding Procedures will promote active bidding from seriously interested parties and will dispel any doubt as to the best and highest offer reasonably available for the Transferred Assets. In particular, the proposed Bidding Procedures will allow the Debtor to conduct an Auction in a controlled, fair and open fashion that will encourage participation by financially capable bidders who demonstrate the ability to close a transaction.

61.              Accordingly, the proposed Bidding Procedures are reasonable, appropriate and within the Debtors’ sound business judgment.

62.              Further, the proposed form of notice and time of the Auction and Sale Hearing are appropriate. Under Bankruptcy Rules 2002(a) and (c), the Debtors are required to notify creditors of the proposed sale of the Debtors’ Assets, including a disclosure of the time and place of an auction, the terms and conditions of a sale, and the deadline for filing any objections. The Debtors submit that the notice procedures herein comply fully with Bankruptcy Rule 2002 and are reasonably calculated to provide timely and adequate notice of any potential sale by Auction to the Debtors’ creditors and other interested parties, as well as to those parties who have expressed an interest, or may express an interest, in bidding on the Transferred Assets. The proposed timeframe between the filing of this Motion, the commencement of the bidding process and the Auction should provide interested purchasers ample time to participate in the Auction, particularly given the extended marketing process that has preceded the APA with the Stalking Horse Purchaser.

V.	The Proposed Break-Up Fee and Expense Reimbursement Are Appropriate Under the Circumstances.

63.              As set forth in the APA, the Debtors seek approval from the court of the Bid Protections as administrative expenses of the Debtors’ estates pursuant to sections 503 and 507 of the Bankruptcy Code. The Bid Protections include (a) a Break-Up Fee in the greater amount of three percent (3%) of the Purchase Price set forth in any Prevailing Bid, or $500,000, plus (b) reimbursement of the Stalking Horse Purchaser’s actual expenses in connection with the Sale, provided that the total of the Break-up Fee and Expense Reimbursement shall not exceed $1,000,000. The Break-Up Fee and the Expense Reimbursement shall constitute administrative expenses with priority over any and all administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code until paid other than superpriority claims granted pursuant to the DIP Financing Order to the DIP Lender.

64.              Bid protections are standard and oftentimes necessary components of sales outside the ordinary course of business under section 363 of the Bankruptcy Code. Bid protections encourage a potential purchaser to invest the requisite time, money and effort to conduct due diligence and sale negotiations with a debtor despite the inherent risks and uncertainties of the chapter 11 process. Integrated Res., 147 B.R. at 660 (“Break-up fees and other strategies may be legitimately necessary to convince a ‘white knight’ to enter the bidding by providing some form of compensation for the risks it is undertaking” and the expenses it incurs by having its offer held open, subject to higher and better offers); see also In re ALC Holdings, LLC, Case No. 11-13853 (MFW) (Bankr. D. Del. Jan. 10, 2012) (approving expense reimbursement in favor of stalking horse purchaser that also served as administrative agent and postpetition lender).

65.              Proposed bid protections should be approved in cases where implementing them would serve the best interests of the estate. In re S.N.A. Nut Co., 186 B.R. 98, 104 (Bankr. N.D. Ill. 1995); see also In re America West Airlines, Inc., 166 B.R. 908, 912 (Bankr. D. Ariz. 1994); In re 995 Fifth Ave. Assocs. L.P., 96 B.R. 24, 28 (Bankr. S.D.N.Y. 1989). Typically, this means that some benefit must be provided to the debtor’s estate. Calpine Corp. v. O’Brien Envtl. Energy, Inc. (In re O’Brien Envtl. Energy, Inc.), 181 F.3d 527, 533 (3d Cir. 1999) (“Such fees [to the stalking horse bidder] could be awarded under [section 503] only if [its] participation in the bidding process was necessary to accord the estate an actual benefit.”); Integrated Res., 147 B.R. at 660 (“Break-up fees are important tools to encourage bidding and to maximize the value of the debtor’s assets.”)

66.              In Calpine Corp., the Third Circuit found that whether breakup fees and expenses could be paid to Calpine Corp. as a “stalking horse” depended on whether such fees were necessary to preserve the value of the estate. 181 F.3d at 536. More specifically, the court determined that whether these protections were “necessary” depended on whether they provided a benefit to the debtor’s estate by promoting competitive bidding or researching the value of the assets at issue to increase the likelihood that the selling price reflected the true value of the company. Id. at 537.

67.              Here, the Bid Protections were critical in persuading the Stalking Horse Purchaser to make an initial offer and to expend the time and resources associated with conducting due diligence regarding the Transferred Assets and with negotiating and entering into the APA. Indeed, without approval of the Bid Protections, the Stalking Horse Purchase will have the ability to, and likely will, terminate the APA and have no further obligation to pursue a transaction. The APA will further serve as a “floor” for other bidders in connection with the sale process and increase the likelihood that other Potential Bidders will emerge and make Bids and participate in the Auction. Without the Stalking Horse Purchaser, the Debtors may soon face liquidity constraints within several months and may not be able to continue as a going concern, which would likely lead to a substantially reduced price for the Transferred Assets than possible through the proposed APA and Auction process.

68.              A proposed break-up fee should be approved so long as it is reasonable in light of a stalking horse bidder’s projected efforts and, in terms of its percentage and amount, is of the same order of magnitude as break-up fees approved in other cases. Courts typically approve break-up fees in the approximate amount of 3% of the stalking horse bid. See, e.g., In re Global Home Products LLC, et al., Case No. 06-10340 (KG) (Bankr. D. Del. July 14, 2006) (order approving a breakup fee of $650,000 or 3.1% of purchase price of $21 million); In re Fruit of the Loom, Inc., Case No. 99-4497 (PJW) (Bankr. D. Del. Dec. 11, 2001) (approving a $25 million, or 3% of purchase price, breakup fee); In re Caldor, Inc., Case No. 95-B-44080 (JLG) (Bankr. S.D.N.Y. Feb. 4, 1999) (order approving breakup fees of $1,900,000 on purchase price of $75,735,000 and $3,550,000 on purchase price of $142,000,000 or approximately 2.5%); In re Fluid Routing Solutions Intermediate Holding Corp., et al., Case No. 09-10384 (CSS) (Bankr. D. Del., February 19, 2009) (order approving an expense reimbursement fee of $750,000 or 6.82% of the purchase price of $11 million); In re G+G Retail, Inc., Case No. 06-10152 (RDD) (Bankr. S.D.N.Y. Jan. 30, 2006) (approving break-up fee of 3%); In re Musicland Holding Corp., Case No. 06-10064 (SMB) (Bankr. S.D.N.Y. Jan. 17, 2006) (approving break-up fee of 3% of the purchase price); In re Choice Building Supplies of Westchester Co. Inc., Case No. 13-23859 (RDD) (Bankr. S.D.N.Y. May 5, 2014) (approving bidder protections of approximately 3.64% of the purchase price); In re HMX Acquisition Corp., Case No. 12-14300 (ALG) (Bankr. S.D.N.Y. Nov. 29, 2012) (approving bidder protections of approximately 3.46% of the purchase price); In re Cabrini Med. Ctr., Case No. 09-14398 (AJG) (Bankr. S.D.N.Y. Dec. 30, 2009) (approving a breakup fee of approximately 3.75% of the purchase price).

69.              Here, the proposed Break-Up Fee satisfies these criteria because, if paid, it will be capped at the greater of $500,000 or three percent (3%) of the Purchase Price in any Prevailing Bid. The Break-Up Fee is reasonable and consistent with the range of bid protections typically approved in bankruptcy courts in this District and elsewhere. See, e.g., In re dELiA*s, Inc., Case No. 14-23678 (RDD) (Bankr. S.D.N.Y. February 10, 2015) (order approving of a break-up fee equal to 3% of the cash portion of the payment amount and reimbursement of expenses for up to $50,000 in out of pocket expenses or, combined, 5% of the cash portion of the purchase amount of $2.5 million); In re BearingPoint, Inc., No. 09-10691 (REG) (Bankr. S.D.N.Y. Apr. 7, 2009) [Doc. No. 369] (approving a break-up fee of approximately 3% of the purchase price and expense reimbursement up to $5,000,000); In re Bally Total Fitness of Greater New York, Inc., No 07-12395 (BRL) (Bankr. S.D.N.Y. Aug. 21, 2007) [Doc. No. 269] (approving break-up fee of 4.3% and expense reimbursement); In re SiliconGraphics, Inc., No. 09-11701 (MG) (Bankr. S.D.N.Y. Apr. 3, 2009) (approving a breakup fee and expense reimbursement totaling approximately 6% of the total purchase price); In re Nortel Networks Inc., et al., Case No. 09-10138(KG) (Bankr. D. Del., February 27, 2009) (order approving a break-up fee of $650,000 and additional expense reimbursement up to $400,000 or, combined, 5.95% of the base purchase price of $17.65 million); In re Great Northern Paper, Inc., Case No. 03-10048 (Bankr. D. Me., February 18, 2003) (order approving a break-up fee of $5 million and additional expense reimbursement up to $750,000 or, combined 6.32% of the base purchase price of $91 million); In re F-Squared Investment Management, LLC, et al., Case No. 15-11469 (LSS) (Bankr. D. Del., July 28, 2015) (order approving a break-up fee of $250,000 and expense reimbursement up to $250,000 or, combined, 10% of the $5 million cash portion of the base purchase price to be paid at the closing, where purchaser may be required to pay additional contingent earn-outs in the future); In re Bank of Commerce Holdings, Inc., Case No. 8:16-bk-08197 (CPM) (Bankr. M.D. Fla. Oct. 3, 2016) (order approving a breakup fee of $200,000.00 on a purchase price of $1.75 million); In re A123 Systems, Inc., et al., Case No. 12-12859 (KJC) (Bankr. D. Del., Nov. 8, 2012) [Doc. No. 314] (order approving a break-up fee and expense reimbursement that totaled 6.2% of the purchase price). Additionally, the Expense Reimbursement is reasonable, and similar expense reimbursements have been approved in this District and Circuit. See In re Antaramian Props., Inc., 564 B.R. 762 (M.D. Fla. 2016) (citing In re Sea Island Company, No. 10-21034, 2010 Bankr. LEXIS 3850 at *3 (Bankr. S.D. Ga. Sep. 14, 2010) for its holding “that a breakup fee of 3% constituted a fair and reasonable percentage of the proposed purchase price”); In re Amelia Island Co., No. 3:09-bk-09601, 2010 Bankr. LEXIS 5396 (Bankr. M.D. Fla. July 9, 2010) (approving a $469,000.00 break-up fee and $500,000.00 expense reimbursement); In re Camptech Precision Manufacturing, Inc., 2010 Bankr. LEXIS 6045 (Bankr. S.D. Fla. Dec. 23, 2010) (order approving what amounted to a 15% maximum – $150,000.00 in actual expenses and fees on a cash contribution of $1,000,000.00).

70.              The Debtors believe that the proposed Bid Protections, if implemented, are fair and would reasonably compensate the Stalking Horse Purchaser(s) for taking actions that will benefit the Debtors’ estates. The Bid Protections, if implemented, will compensate the Stalking Horse Purchaser(s) for the time, diligence, and professional fees incurred in negotiating the terms of the definitive Asset Purchase Agreement.

71.              Also, the Debtors do not believe that the Bid Protections would have a chilling effect on the sale process. Rather, the Stalking Horse Purchaser(s), if designated, will increase the likelihood that the Debtors will receive the best possible price for the Assets, by permitting other Qualified Bidders to rely on the diligence performed by the Stalking Horse Purchaser, and moreover, by allowing Qualified Bidders to utilize the Stalking Horse Bid as a platform for negotiations and modifications in the context of a competitive bidding process. Indeed, it was the Debtors’ agreement (subject to this Court’s approval) to the Bid Protections that finally commenced the sale process in earnest, after more than a year of formal marketing and more than two years since the Petition Date.

VI.	The Assumption Procedures Provide Adequate Notice and Opportunity to Object and Should Be Approved.

72.              Section 365(a) of the Bankruptcy Code provides, in pertinent part, that a debtor-in-possession “subject to the court’s approval, may assume or reject any executory contract or [unexpired] lease of the debtor.” 11 U.S.C. § 365(a). The standard governing bankruptcy court approval of a debtor’s decision to assume or reject an executory contract or unexpired lease is whether the debtor’s reasonable business judgment supports assumption or rejection. See, e.g., In re Stable Mews Assoc., Inc., 41 B.R. 594, 596 (Bankr. S.D.N.Y. 1984). If the debtor’s business judgment has been reasonably exercised, a court should approve the assumption or rejection of an unexpired lease or executory contract. See Group of Institutional Investors v. Chicago M St. P. & P.R.R. Co., 318 U.S. 523 (1943); Sharon Steel Corp., 872 F.2d 36, 39-40 (3d Cir. 1989). The business judgment test “requires only that the trustee [or debtor-in-possession] demonstrate that [assumption or] rejection of the contract will benefit the estate.” Wheeling-Pittsburgh Steel Corp. v. West Penn Power Co. (In re Wheeling-Pittsburgh Steel Corp.), 72 B.R. 845, 846 (Bankr. W.D. Pa. 1987) (quoting Stable Mews Assoc., 41 B.R. at 596). Any more exacting scrutiny would slow the administration of a debtor’s estate and increase costs, interfere with the Bankruptcy Code’s provision for private control of administration of the estate, and threaten the court’s ability to control a case impartially. See Richmond Leasing Co. v. Capital Bank, NA., 762 F.2d 1303, 1311 (5th Cir. 1985). Moreover, pursuant to Section 365(b)(1) of the Bankruptcy Code, for a debtor to assume an executory contract, it must “cure, or provide adequate assurance that the debtor will promptly cure,” any default, including compensation for any “actual pecuniary loss” relating to such default. 11 U.S.C. § 365(b)(1).

73.              Once an executory contract is assumed, the trustee or debtor-in-possession may elect to assign such contract. See In re Rickel Home Centers, Inc., 209 F.3d 291, 299 (3d Cir. 2000) (“[t]he Code generally favors free assignability as a means to maximize the value of the debtor’s estate”); see also In re Headquarters Dodge, Inc., 13 F.3d 674, 682 (3d Cir. 1994) (noting purpose of Section 365(f) is to assist the trustee in realizing the full value of the debtor’s assets).

74.              Section 365(f) of the Bankruptcy Code provides that the “trustee may assign an executory contract . . . only if the trustee assumes such contract . . . and adequate assurance of future performance is provided.” 11 U.S.C. § 365(f)(2). The meaning of “adequate assurance of future performance” depends on the facts and circumstances of each case, but should be given “practical, pragmatic construction.” See Carlisle Homes, Inc. v. Arrari (In re Carlisle Homes, Inc.), 103 B.R. 524, 538 (Bankr. D.N.J. 1989); see also In re Natco Indus., Inc., 54 B.R. 436, 440 (Bankr. S.D.N.Y. 1985) (adequate assurance of future performance does not mean absolute assurance that debtor will thrive and pay rent). Among other things, adequate assurance may be given by demonstrating the assignee’s financial health and experience in managing the type of enterprise or property assigned. Accord In re Bygaph, Inc., 56 B.R. 596, 605-06 (Bankr. S.D.N.Y. 1986) (adequate assurance of future performance is present when prospective assignee of lease from debtors has financial resources and has expressed willingness to devote sufficient funding to business in order to give it strong likelihood of succeeding.)

75.              Additionally, as set forth above, Section 105(a) of the Bankruptcy Code provides a bankruptcy court with broad powers in the administration of a case under Title 11. Provided that a bankruptcy court does not employ its equitable powers to achieve a result not contemplated by the Bankruptcy Code, the exercise of its Section 105(a) power is proper. See In re Fesco Plastics Corp., 996 F.2d 152, 154 (7th Cir. 1993); Pincus v. Graduate Loan Ctr. (In re Pincus), 280 B.R. 303, 312 (Bankr. S.D.N.Y. 2002). Accordingly, pursuant to Section 105(a), a court may fashion an order or decree that helps preserve or protect the value of a debtor’s assets. See, e.g., In re Chinichian, 784 F.2d 1440, 1443 (9th Cir. 1986) (“Section 105 sets out the power of the bankruptcy court to fashion orders as necessary pursuant to the purposes of the Bankruptcy Code”); In re Cooper Props. Liquidating Trust, Inc., 61 B.R. 531, 537 (Bankr. W.D. Tenn. 1986) (noting that bankruptcy court is “one of equity and as such it has a duty to protect whatever equities a debtor may have in property for the benefit of their creditors as long as that protection is implemented in a manner consistent with the bankruptcy laws”).

76.              The Debtors respectfully submit that the proposed Assumption Procedures are appropriate and reasonably tailored to provide non-Debtor parties to Assumed and Assigned Contracts with adequate notice, in the form of the Cure Notice, of the proposed assumption and/or assignment of their applicable contract, as well as proposed Cure Amounts, if applicable. Such non-Debtor parties to the Assumed and Assigned Contracts will then be given an opportunity to object to such notice. Accordingly, the Debtors submit that implementation of the proposed Assumption Procedures and assumption and assignment of the Assumed and Assigned Contracts is appropriate in these cases.

VII.          The PacBridge Parties Settlement Is Appropriate.

77.              As set forth in the APA, the Sale to the Stalking Horse Purchaser requires that the Sale Order include approval of a settlement of various claims held by the PacBridge Parties against the Debtors. As set forth above, the Secured Lenders each assert that they hold a fully secured claim in the principal amount of $1,000,000 (for a total of $3,000,000) for pre-petition loans made by each of them to the Debtors, plus post-petition interest and fees. The Committees and the Debtors have asserted that certain of the liens securing the Secured Lenders’ claims may be avoided as preferences, due to the timing of their perfection.17

_____________________________
17 The Secured Lenders and the Debtors have entered into a tolling agreement to toll the running of the statute of limitations on the Debtors’ avoidance claims pursuant to 546 of the bankruptcy code.

78.              PacBridge has asserted an unsecured claim in the amount of $1,195,350.39 (the “PacBridge Claim” and together with the Secured Lender Claims, the “PacBridge Party Claims”) against the Debtors in connection with its engagement by DinoKing to consult on the merger between DinoKing and Premier. The Debtors have filed an objection to the PacBridge Claim, but that objection is still pending.

79.              The APA provides for the settlement of the disputes between the Debtors and the PacBridge Parties regarding the PacBridge Party Claims. The APA provides that upon Closing, in full satisfaction of the respective claims of the PacBridge Parties, (x) the Secured Lenders will receive in consideration of their Secured Lender Claims, (i) a $1 million cash payment, plus (ii) allowed general unsecured claims against the Debtors in the total aggregate amount of $2,000,000, to be allocated $666,666.67 to Feng, $666,666.67 to Zhang, and $666,666.66 to Zou, and (y) PacBridge will have an allowed general unsecured claim against the Debtors in the amount of $1,195,350.39 (the “PacBridge Parties Settlement”). Thus, the PacBridge Parties Settlement will increase payouts to unsecured creditors in two ways: 1) the Debtors will not be required to pay post-petition interest or fees on the Secured Lender Claims, and 2) by agreeing that 2/3 of the claims are unsecured, the Secured Lenders will share in distributions pro rata with unsecured claims instead of being paid in full before unsecured claims receive a distribution. The Debtors believe the PacBridge Parties Settlement is in the best interest of the Debtors and their estates and should be approved.

80.              Compromises are generally favored in Chapter 11 cases. See e.g., Barry v. Smith (In re New York, New Haven and Hartford R.R. Co.), 632 F.2d 955, 959 (2d Cir. 1980). Approval of a settlement is left to the sound discretion of the court based upon the particular circumstances of the proposed settlement and the case as a whole. See Langes v. Green, 282 U.S. 531, 541 (1931).

81.              The Debtor is obligated to maximize the value of the estate and make its decisions in the best interests of all of the creditors of the estate. See, e.g., Myers v. Martin (In re Martin), 91 F.3d 389, 394 (3d Cir. 1996). Courts generally defer to a Debtor’s business judgment when there is a legitimate business justification for the decision to compromise a dispute. Id. at 395.

82.              In determining whether a settlement should be approved under Bankruptcy Rule 9019, the court must consider: “(a) the probability of success in the litigation; (b) the difficulties, if any, to be encountered in the matter of collection; (c) the complexity of the litigation involved, and the expense, inconvenience and delay necessarily attending it; and (d) the paramount interest of the creditors and a proper deference to their reasonable views in the premises.” Wallis v. Justice Oaks II, Ltd. (In re Justice Oaks II, Ltd.), 898 F.2d 1544, 1549 (11th Cir. 1990) (internal citations omitted).

83.              As reiterated by numerous courts, “a bankruptcy court is not required to hold a mini-trial on the merits of the settlement. Instead, it is charged with ‘canvassing the issues to determine whether the settlement falls below the lowest point in the range of reasonableness.’” In re Enron Corp., 2003 U.S. Dist. LEXIS 1383 at *6 (S.D.N.Y. Jan. 31, 2003) (affirming bankruptcy court order approving settlement and (quoting In re Interstate Cigar Co., 240 B.R. 816, 822 (E.D.N.Y. 1999)); Abeles v. Infotechnology (In re Infotechnology), 1995 U.S. App. LEXIS 39883 at *4-5 (2d Cir. Nov. 9, 1995) (the court should not substitute its business judgment for that of the debtor in possession).

84.              Here, the PacBridge Parties Settlement is reasonable and should be approved under the circumstances. The Secured Lenders have significant defenses to any avoidance claims brought by the Debtors, and it is not certain that any claim seeking to avoid the liens would be successful. Thus, the agreement to reduce the value of their liens by more than 2/3 is of significant value to the Debtors and their estates given the uncertainty of outcome and cost associated with litigating such avoidance claims. The PacBridge Claim may also have a colorable basis for its unsecured claim despite its engagement letter being with DinoKing. Given the uncertainty surrounding the Debtors claims and objections regarding the PacBridge Parties Claims and that resolution of the PacBridge Parties’ Claims on the terms set forth in the APA was a material inducement to the execution of the APA by the Stalking Horse Purchaser and its willingness to move forward with the Sale, it is appropriate to resolve the disputes between the Debtors and the PacBridge Parties on the terms embodied in the PacBridge Parties Settlement.

NOTICE

85.              Notice of this Motion has been given to the following parties or, in lieu thereof, to their counsel, if known: (a) all creditors or their counsel known by the Debtors to assert a lien (including any security interest), claim, right, interest or encumbrance of record against all or any portion of the Transferred Assets; (b) the Office of the United States Trustee; (c) the Securities and Exchange Commission; (d) all applicable federal, state and local taxing and regulatory authorities of the Debtors or recording offices or any other governmental authorities that, as a result of the sale of the Transferred Assets, may have claims, contingent or otherwise, in connection with the Debtors’ ownership of the Transferred Assets or have any known interest in the relief requested by the Motion; (e) the state and local environmental agencies in the jurisdictions where the Debtors own or lease real property; (f) the United States Attorney’s office for the Middle District of Florida; (g) the National Oceanic and Atmospheric Administration; (h) all parties in interest who have requested notice pursuant to Bankruptcy Rule 2002 as of the date of entry of this Bidding Procedures Order; (i) counsel to the Creditors Committee; (j) counsel to the Equity Committee; (k) all parties to any litigation involving the Debtors; (l) all counterparties to any executory contract or unexpired lease of the Debtors; (m) AEG Presents LLC f/k/a AEG Live LLC; and (n) counsel for the DIP Lender. In light of the nature of the relief requested herein, the Debtors submit that no other or further notice is necessary.

WHEREFORE, the Debtors respectfully request that the Court (i) enter the Bidding Procedures Order in the form attached hereto as Exhibit A, (ii) enter the Sale Order in the form attached hereto as Exhibit C, and (iii) grant such other and further relief as the Court may deem proper.

NELSON MULLINS RILEY
& SCARBOROUGH LLP
By	/s/ Daniel F. Blanks
Daniel F. Blanks (FL Bar No. 88957)
Lee D. Wedekind, III (FL Bar No. 670588)
50 N. Laura Street, Suite 4100
Jacksonville, FL 32202
(904) 665-3656 (direct)
(904) 665-3699 (fax)
daniel.blanks@nelsonmullins.com
lee.wedekind@nelsonmullins.com

and

TROUTMAN SANDERS LLP
Harris B. Winsberg (GA Bar No. 117751)
Stephen S. Roach (GA Bar No. 770892)
Matthew R. Brooks (GA Bar No. 378018)
600 Peachtree Street NE, Suite 5200
Atlanta, GA 30308
(404) 885-3000 (phone)
(404) 962-6990 (fax)
harris.winsberg@troutmansanders.com
stephen.roach@troutmansanders.com
matthew.brooks@troutmansanders.com

Counsel for the Debtors and Debtors in Possession

CERTIFICATE OF SERVICE

I HEREBY CERTIFY that a true and correct copy of the foregoing was electronically filed with the Clerk of the Court using CM/ECF on June 15, 2018. I also certify that the foregoing document is being served this day on the following counsel of record via transmission of Electronic Filing generated by CM/ECF:

Jay B. Verona, Esq.

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd., Suite 2800

Tampa, FL 33602

(813) 229-7600

jverona@slk-law.com

Attorneys for George F. Eyde

Orlando, LLC and Louis J. Eyde

Orlando, LLC

Jill E. Kelso, Esq.

Miriam G. Suarez, Esq.

Office of the United States Trustee

400 W. Washington Street, Suite 1100

Orlando FL 32801

(407) 648-6301 ext. 137

jill.kelso@usdoj.gov

Miriam.g.suarez@usdoj.gov

Attorneys for Guy G. Gebhardt,

Acting U.S. Trustee for Region 21

Scott M. Grossman, Esq.

Greenberg Traurig

401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
(954) 768-5212
grossmansm@gtlaw.com

Attorneys for Lang Feng, Haiping Zou,

Jihe Zhang, and High Nature Holdings

Limited

Ari Newman, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

(305) 579-0500

newmanar@gtlaw.com

Attorneys for Lang Feng, Haiping Zou,

Jihe Zhang, and High Nature Holdings

Limited

Jason B. Burnett, Esq. GrayRobinson, P.A. 50 N. Laura Street, Suite 1100 Jacksonville, FL 32202 (904) 598-9929 jason.burnett@gray-robinson.com Attorneys for 417 Fifth Avenue Real Estate, LLC	Andrew T. Jenkins, Esq. Bush Ross, P.A. P.O. Box 3913 Tampa, FL 33601-3913 (813) 224-9255 ajenkins@bushross.com Attorneys for Bank of America, N.A.

Matthew J. Troy, Esq.

U.S. Dept. of Justice

1100 L Street NW, Suite 10030

Washington, DC 20005

(202) 514-9038

matthew.troy@usdoj.gov

Attorneys for the United States Department of Commerce, National Oceanic and Atmospheric Administration

Kathy A. Jorrie, Esq. Pillsbury Winthrop Shaw Pittman LLP 725 S. Figueroa Street, Suite 2800 Los Angeles, CA 90017 (213) 488-7251 Kathy.jorrie@pillsburylaw.com Attorneys for AEG Live, Inc.

Brian D. Equi, Esq.

Goldberg Segalla, LLP

121 S. Orange Avenue, Suite 1500

Orlando, FL 32801

(407) 458-5608

bequi@goldbergsegalla.com

salamina@goldbergsegalla.com

sherndon@goldbergsegalla.com

Attorneys for Structure Tone, Inc.

J. Ellsworth Summers, Jr., Esq. Burr Forman, LLP 50 N. Laura Street, Suite 3000 Jacksonville, FL 32202 (904) 232-7200 esummers@burr.com Attorneys for Michael J. Little

Norman P. Fivel, Esq.

Assistant Attorney General

Office of the New York State

Attorney General

Civil Recoveries Bureau,

Bankruptcy Litigation Unit

The Capitol

Albany, NY 12224-0341

(518) 776-2264

norman.fivel@ag.ny.gov

Attorneys for New York Dept. of Taxation and Finance

D. Marcus Braswell, Jr., Esq.

Sugarman & Susskind, P.A.

100 Miracle Mile, Suite 300

Coral Gables, FL 33134

(305) 529-2801

mbraswell@sugarmansusskind.com

Attorneys for Theatrical Protective Union,

Local No. One, IATSE

Chris Broussard, Esq. Suzy Tate, P.A. 14502 N. Dale Mabry Highway, Suite 200 Tampa, FL 33618 (813) 264-1685 cbrouss@suzytate.com Attorneys for The Armada Group GP, Inc.	Richard R. Thames, Esq. Thames Markey & Heekin, P.A. 50 N. Laura Street, Suite 1600 Jacksonville, FL 32202 (904) 358-4000 rrt@tmhlaw.net Attorneys for Official Committee of Unsecured Creditors

Avery Samet, Esq.

Jeffrey Chubak, Esq.

Storch Amini & Munves PC

140 East 45th Street, 25th Floor

New York, NY 10017

(212) 490-4100

asamet@samlegal.com

jchubak@samlegal.com

Attorneys for Official Committee of Unsecured Creditors

Peter J. Gurfein, Esq.

Roye Zur, Esq.

Landau Gottfried & Berger LLP

1801 Century Park East, Suite 700

Los Angeles, CA 90067

(310) 557-0050

pgurfein@lgbfirm.com

rzur@lgbfirm.com

Attorneys for Official Committee of Equity Security Holders of Premier Exhibitions, Inc.

Jacob A. Brown, Esq.

Katherine C. Fackler, Esq.

Akerman LLP

50 N. Laura Street, Suite 3100

Jacksonville, FL 32202

(904) 798-3700

jacob.brown@akerman.com

katherine.fackler@akerman.com

Attorneys for the Official Committee of Equity Security Holders of Premier Exhibitions, Inc.

Skyler M. Tanner, Esq.

Lane Powell PC

601 SW Second Avenue, Suite 2100

Portland, OR 97204

tanners@lanepowell.com

beldingt@lanepowell.com

docketing-pdx@lanepowell.com

Attorneys for Oregon Museum of Science and Industry

T. David Mitchell, Esq. Brenner Kaprosy Mitchell, L.L.P. 30050 Chagrin Blvd., Suite 100 Pepper Pike, OH 44124 (216) 292-5555 tdmitchell@brenner-law.com Attorneys for CRI Properties, Ltd.	Howard Siegel, Esq. 945 McKinney Street, PMB 434 Houston, TX 77002 (713) 984-4801 howard@eucinv.com Attorney for Euclid Investments, LP And Euclid Claims Recovery LLC

Susan R. Sherrill-Beard, Esq.

U.S. Securities and Exchange Commission

Office of Reorganization

950 East Paces Ferry Road, N.E.

Suite 900

Atlanta, GA 30326

(404) 842-7626

sherrill-beards@sec.gov

atlreorg@sec.gov

Attorneys for U.S. Securities and Exchange Commission

Garrett A. Nail, Esq.

John F. Isbell, Esq.

Thompson Hine LLP

3560 Lenox Road, Suite 1600

Atlanta, GA 30326

(404) 541-2900

garrett.nail@thompsonhine.com

john.isbell@thompsonhine.com

Attorneys for Bay Point Capital Partners, LP

Steven R. Fox, Esq. Fox Law Corporation 17835 Ventura Blvd., Suite 306 Encino, CA 91316 srfox@foxlaw.com Attorneys for Titanic Entertainment Holdings

Stephen D. Busey, Esq.

Asghar A. Syed, Esq.

Smith Hulsey & Busey

225 Water Street, Suite 1800

Jacksonville, FL 32202

(904) 359-7700

busey@smithhulsey.com

asyed@smithhulsey.com

Attorneys for the Ad Hoc Group of Equityholders

Jennifer Feldsher, Esq.

David L. Lawton, Esq.

Bracewell LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 508-6100

Jennifer.feldsher@bracewell.com

David.laweton@bracewell.com

Attorneys for the Ad Hoc Group of Equityholders

Patricia Ann Redmond, Esq.

Stearns Weaver, et al.

150 West Flagler Street, Suite 2200

Miami, FL 33130

(305) 789-3200

predmond@stearnweaver.com

Attorneys for the Trustees of the National Maritime Museum

Timothy Graulich, Esq.

James I. McClammy, Esq.

Mara Theophila, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Timothy.graulich@davispolk.com

James.mcclammy@davispolk.com

Mara.theophila@davispolk.com

Attorneys for the Trustees of the National Maritime Museum

Jason B. Burnett, Esq.

Ashlea A. Edwards, Esq.

GrayRobinson, P.A.

50 N. Laura Street, Suite 1100

Jacksonville, FL 32202

(904) 598-9929

jason.burnett@gray-robinson.com

ashlea.edwards@gray-robinson.com

Attorneys for Ramparts, Inc. d/b/a Luxor Hotel and Casino

Via U.S. Mail

A-1 Storage and Crane 2482 197th Avenue Manchester, IA 52057	ABC Imaging 5290 Shawnee Road, Suite 300 Alexandria, VA 22312
A.N. Deringer, Inc. PO Box 11349 Succursale Centre-Ville Montreal, QC H3C 5H1	ATS, Inc. 1900 W. Anaheim Street Long Beach, CA 90813
Broadway Video 30 Rockefeller Plaza 54th Floor New York, NY 10112	CBS Outdoor/Outfront Media 185 US Highway 48 Fairfield, NJ 07004
Dentons Canada LLP 250 Howe Street, 20th Floor Vancouver, BC V6C 3R8	Enterprise Rent-A-Car Canada 709 Miner Avenue Scarborough, ON M1B 6B6
Expedia, Inc. 10190 Covington Cross Drive Las Vegas, NV 89144	George Young Company 509 Heron Drive Swedesboro, NJ 08085
Gowlings 550 Burrard Street Suite 2300, Bental 5 Vancouver, BC V6C 2B5	Hoffen Global Ltd. 305 Crosstree Lane Atlanta, GA 30328
Kirvin Doak Communications 5230 W. Patrick Lane Las Vegas, NV 89118	MNP LLP 15303 - 31st Avenue Suite 301 Surrey, BC V3Z 6X2
Morris Visitor Publications PO Box 1584 Augusta, GA 30903	NASDAQ Stock Market, LLC 805 King Farm Blvd. Rockville, MD 20850
National Geographic Society 1145 - 17th Avenue NW Washington, DC 20036	NYC Dept. of Finance PO Box 3646 New York, NY 10008

PacBridge Limited Partners 22/F Fung House 19-20 Connaught Road Central Hong Kong	Pallet Rack Surplus, Inc. 1981 Old Covington Cross Road NE Conyers, GA 30013
Screen Actors Guild 1900 Broadway 5th Floor New York, NY 10023	Seaventures, Ltd. 5603 Oxford Moor Blvd. Windemere, FL 34786
Sophrintendenza Archeologica di Napoli e Pompei Piazza Museo 19 Naples, Italy 80135	Syzygy3, Inc. 231 West 29th Street Suite 606 New York, NY 10001
Time Out New York 405 Park Avenue New York, NY 10022	TPL 3340 Peachtree Road Suite 2140 Atlanta, GA 30326
TSX Operating Co. 70 West 40th Street 9th Floor New York, NY 10018	Verifone, Inc. 300 S. Park Place Blvd. Clearwater, FL 33759
WNBC - NBC Universal Media 30 Rockefeller Center New York, NY 10112	Jonathan B. Ross, Esq. Gowling WLG (Canada) LLP 550 Burrard Street, Suite 2300, Bentall 5 Vancouver, BC V6C 2B5
United States Attorney’s Office Middle District of Florida 300 N. Hogan Street, Suite 700 Jacksonville, FL 32202	Christine R. Etheridge, Esq. Bankruptcy Administration Wells Fargo Vendor Financial Services, LLC PO Box 13708 Macon, GA 31208
B.E. Capital Management Fund LP Thomas Branziel 228 Park Avenue South, Suite 63787 New York, NY 10003 Creditor Committee	TSX Operating Co., LLC c/o James Sanna 70 W. 40th Street New York, NY 10018 Creditor Committee

Dallian Hoffen Biotechnique Co., Ltd. c/o Ezra B. Jones 305 Crosstree Lane Atlanta, GA 30328 Creditor Committee

/s/ Daniel F. Blanks
Attorney

61

EXHIBIT A

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
JACKSONVILLE DIVISION

In re:		Case No. 3:16-bk-02230-PMG
Chapter 11
RMS TITANIC, INC., et al.,[1]
(Jointly Administered)
Debtors.
/

ORDER (A) APPROVING COMPETITIVE BIDDING AND
SALE PROCEDURES; (B) APPROVING FORM AND MANNER OF NOTICES;
(C) APPROVING FORM OF ASSET PURCHASE AGREEMENT; (D) APPROVING
BREAK-UP FEE AND EXPENSE REIMBURSEMENT;(E) SCHEDULING
AUCTION AND HEARING TO CONSIDER FINAL APPROVAL
OF SALE, INCLUDING REJECTION OR ASSUMPTION AND ASSIGNMENT
OF RELATED EXECUTORY CONTRACTS AND UNEXPIRED LEASES AND
SETTLEMENT WITH THE PACBRIDGE PARTIES; (F) AUTHORIZING SALE
OF THE TRANSFERRED ASSETS FREE AND CLEAR OF ALL LIENS, CLAIMS,
ENCUMBRANCES, AND INTERESTS; AND (G) GRANTING RELATED RELIEF

___________________

1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: RMS Titanic, Inc. (3162); Premier Exhibitions, Inc. (4922); Premier Exhibitions Management, LLC (3101); Arts and Exhibitions International, LLC (3101); Premier Exhibitions International, LLC (5075); Premier Exhibitions NYC, Inc. (9246); Premier Merchandising, LLC (3867), and Dinosaurs Unearthed Corp. (7309). The Debtors’ service address is 3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071.

THIS CAUSE came before the Court on July [●], 2018 at [● __.m.] in Jacksonville, Florida upon the Motion for Entry of an Order (A) Approving Competitive Bidding and Sale Procedures; (B) Approving Form and Manner of Notices; (C) Approving Form of Asset Purchase Agreement; (D) Approving Break Up-Fee and Expense Reimbursement;(E) Scheduling Auction and Hearing to Consider Final Approval of Sale, Including Rejection or Assumption and Assignment of Related Executory Contracts and Unexpired Leases; (F) Authorizing Sale of the Transferred Assets Free and Clear of All Liens, Claims, Encumbrances, and Interests; and (G) Approving Settlement with the Pacbridge Parties; and (H) Granting Related Relief (the “Motion”)2 (ECF No. _____) filed by debtors and debtors-in-possession RMS Titanic, Inc.; Premier Exhibitions, Inc.; Premier Exhibitions Management, LLC; Arts and Exhibitions International, LLC; Premier Exhibitions International, LLC; Premier Exhibitions NYC, Inc.; Premier Merchandising, LLC; and Dinosaurs Unearthed Corp. (collectively, the “Debtors”).3 Upon review of the Motion and the record in this case, and having considered the statements of counsel for the Debtors, and the evidence adduced by the Debtors (including proffers of evidence admitted into evidence without objection), the Court finds that establishing procedures for a sale of the Transferred Assets (as defined below) in accordance with this Bidding Procedures Order, is in the best interests of the Debtors’ estates. Accordingly,

___________________

2 Capitalized terms used but not defined herein shall have the meanings set forth in the motion to approve these Bidding Procedures or the Asset Purchase Agreement dated as of June [●], 2018 by and among (i) Premier Exhibitions, Inc., a Florida corporation, (ii) Arts and Exhibitions International, LLC, a Florida limited liability company, (iii) Premier Exhibition Management LLC, a Florida limited liability company, (iv) Premier Exhibitions NYC, Inc., a Nevada corporation, (v) Premier Merchandising, LLC, a Delaware limited liability company, (vi) Premier Exhibitions International, LLC, a Delaware limited liability company, (vii) Dinosaurs Unearthed Corp., a Delaware corporation; (viii) DinoKing Tech Inc. d/b/a Dinosaurs Unearthed, a company formed under the laws of British Columbia (“DinoKing”), (ix) RMS Titanic, Inc., a Florida corporation, solely for purposes of Article III, Article V, Article VII and Article VIII, and Premier Acquisition Holdings LLC, a Delaware limited liability company (as amended, modified or supplemented, the “Asset Purchase Agreement”), as applicable.

3 All references to the Debtors herein shall refer either (a) to the Debtors including Din o King, in the event that DinoKing becomes a Debtor, or (b) the Debtors and DinoKing, as an indirectly wholly-owned non-debtor subsidiary of Premier, in the event that DinoKing does not become a Debtor.

2

IT IS HEREBY FOUND AND DETERMINED THAT:

A.                The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Rule 7052 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), made applicable to this proceeding pursuant to Bankruptcy Rule 9014.

B.                 The Court has jurisdiction over the Motion and the transactions contemplated by the Asset Purchase Agreement pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (M) and (O). Venue in this district is proper under 28 U.S.C. §§ 1408 and 1409.

C.                 The statutory bases for the relief requested in the Motion are sections 105, 363, and 365 of chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and Bankruptcy Rules 2002(a)(2), 6004, 6006, 9014 and 9019.

D.                Good and sufficient notice of the Motion and the relief sought therein has been given under the circumstances, and no other or further notice is required except as set forth herein with respect to the Sale Hearing. A reasonable opportunity to object or be heard regarding the relief provided herein has been afforded to creditors, equity holders and other parties in interest.

E.                 The Debtors’ proposed notice of the Bidding Procedures is appropriate and reasonably calculated to provide all interested parties with timely and proper notice of the Auction, the sale of the assets as set forth in the Asset Purchase Agreement (the “Transferred Assets”), and the Bidding Procedures to be employed in connection therewith.

F.                  The Debtors have articulated good and sufficient reasons for the Court to: (i) approve the Bidding Procedures; (ii) schedule the Sale Hearing, approve the manner of notice of the Motion and the Sale Hearing, and set the Sale Objection Deadline (as defined below); and (iii) approve the procedures for the assumption and assignment of certain executory contracts and unexpired leases (collectively, the “Assumed Executory Contracts”), including notice of proposed cure amounts. Specifically, the Debtors, through their financial advisors retained in this case, GlassRatner Advisory & Capital Group LLC (“GlassRatner”), have engaged in a thorough and extensive marketing process over a period of approximately one year. In connection with that process, the Debtors contacted over 150 parties and signed approximately 30 non-disclosure agreements with entities that received information packages and registered access to the diligence data room. As a result of that process and in consultation with its professionals, on June [●], 2018, the Debtors designated Premier Acquisition Holdings LLC to be the stalking horse purchaser (the “Stalking Horse Purchaser”). Accordingly, the Court is satisfied that the timeline and deadlines set forth herein are appropriate and that good cause exists to grant the relief requested in the Motion.

3

G.              The Transferred Assets include assets owned by Premier’s indirect non-debtor Canadian subsidiary DinoKing. The Asset Purchase Agreement contemplates the possibility that DinoKing may become a debtor in these Bankruptcy Cases. If DinoKing becomes a debtor in these Bankruptcy Cases, this Bidding Procedures Order (and all exhibits thereto) shall also apply to DinoKing, and all references to the Debtors shall include DinoKing.

H.              The entry of this Bidding Procedures Order is in the best interests of the Debtors, their estates, creditors, and other parties in interest.

I.                 The Bidding Procedures are reasonably designed to maximize the value to be achieved for the Transferred Assets.

4

IT IS THEREFORE ORDERED THAT:

1.                  The Motion is GRANTED as set forth herein.

2.                  All objections to the Motion or the relief provided herein that have not been withdrawn, waived or settled, and all reservations of rights included therein, hereby are overruled and denied on the merits.

3.                  The Bidding Procedures, attached hereto as Exhibit 1, are hereby incorporated herein and approved in their entirety. The Debtors are authorized to take any and all actions necessary or appropriate to implement the Bidding Procedures.

4.                  As further described in the Bidding Procedures, the deadline for submitting bids for the Transferred Assets (the “Bid Deadline”) is August 8, 2018 at 4:00 p.m. (prevailing Eastern Time). No Bid shall be deemed to be a Qualified Bid or otherwise considered for any purposes unless such Bid is determined by the Debtors, in the exercise of their fiduciary duties, to meet the requirements set forth in the Bidding Procedures.

5.                  If Qualified Bids, other than the Qualified Bid of the Stalking Horse Purchaser, are received by the Debtors in accordance with the Bidding Procedures, the Auction shall take place on August 13, 2018 at 10:00 a.m. (prevailing Eastern Time) at Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308, or such other place and time as the Debtors shall notify all Qualified Bidders, the Official Committee of Unsecured Creditors (the “Creditors Committee”) and the Official Committee of Equity Security Holders (the “Equity Committee,” and together with the Creditors Committee, the “Committees”). The Auction shall be conducted in accordance with the Bidding Procedures. However, if no Qualified Bid, other than the Qualified Bid submitted by the Stalking Horse Purchaser, is received by the Bid Deadline, then the Auction will be canceled and the Debtors will proceed to seek final approval of the Asset Purchase Agreement with the Stalking Horse Purchaser at the Sale Hearing.

5

6.                  The Stalking Horse Purchaser shall be entitled to credit bid each round at the Auction using the amount of the Break-up Fee (defined below) and Expense Reimbursement (defined below) as a portion of any Overbid by the Stalking Horse Purchaser.

7.                  If the Auction is cancelled in accordance with paragraph 5 above, the Sale Hearing shall be held before the Court on [August 13, 2018 at 10:00 a.m.] (prevailing Eastern Time); or at such later date and time as may be scheduled by further Order of this Court upon motion or application by the Debtors. If the Auction takes place in accordance with paragraph 5 hereof, the Sale Hearing shall be held before the Court on [August 15, 2018 at 10:00 a.m.] (prevailing Eastern Time); or at such later date and time as may be scheduled by further Order of this Court upon motion or application by the Debtors.

8.                  Objections, if any, to the Sale contemplated by the Asset Purchase Agreement must: (a) be in writing; (b) comply with the Bankruptcy Rules and the Local Rules of the United States Bankruptcy Court for the Middle District of Florida; (c) be filed with the clerk of the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, Bryan Simpson United States Courthouse, 300 North Hogan Street, Suite 3-150, Jacksonville, Florida 32202 (or filed electronically via CM/ECF), by 4:00 p.m. (prevailing Eastern Time) on August 8, 2018 (the “Sale Objection Deadline”); and (d) be served upon (i) counsel to the Debtors, Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308, attention: Harris B. Winsberg (harris.winsberg@troutman.com) and Matthew R. Brooks (matthew.brooks@troutman.com); (ii) counsel to the Creditors Committee, Storch Amini PC, 140 East 45th Street, 25th Floor, New York, NY 10017, attention: Jeffrey Chubak (jchubak@storchamini.com); (iii) counsel to the Equity Committee, Landau Gottfried & Berger LLP, 1801 Century Park East, Suite 700, Los Angeles, CA 90067, attention: Peter J. Gurfein (pgurfein@LGBFirm.com); (iv) counsel to the Stalking Horse Purchaser, Greenberg Traurig, P.A., 401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, FL 33301, attention: Scott M. Grossman (grossmansm@gtlaw.com) and Bracewell LLP, 1251 Avenue of the Americas, 49th Floor, New York NY 10020-1100, attention Jennifer Feldsher (jennifer.feldsher@bracewell.com) and (v) the Office of the United States Trustee, U.S. Department of Justice, George C. Young Federal Building, 400 West Washington Street, Suite 1100, Orlando, FL 32801, attention Miriam G. Suarez (Miriam.G.Suarez@usdoj.gov) (collectively, the “Notice Parties”), in each case, so as to be actually received no later than 4:00 p.m. (prevailing Eastern Time) on August 8, 2018. Notwithstanding the foregoing, any objection to the conduct of the Auction (including the Debtors’ determination of the Prevailing Bidder) may be raised for the first time at the Sale Hearing. Any other Sale Objections not filed and served before the Sale Objection Deadline will be waived. Responses to Sale Objections shall be filed and served by not later than 4:00 p.m. (prevailing Eastern Time) one day before the Sale Hearing.

6

9.                The sale notice, substantially in the form attached hereto as Exhibit 2 (the “Sale Notice”), is hereby approved.

10.            No later than three business days after entry of this Bidding Procedures Order, the Debtors will cause the Sale Notice to be sent by first-class mail postage prepaid, to the following: (a) all creditors or their counsel known by the Debtors to assert a lien (including any security interest), claim, right, interest or encumbrance of record against all or any portion of the Transferred Assets; (b) the Office of the United States Trustee; (c) the Securities and Exchange Commission; (d) all applicable federal, state and local taxing and regulatory authorities of the Debtors or recording offices or any other governmental authorities that, as a result of the sale of the Transferred Assets, may have claims, contingent or otherwise, in connection with the Debtors’ ownership of the Transferred Assets or have any known interest in the relief requested by the Motion; (e) the state and local environmental agencies in the jurisdictions where the Debtors own or lease real property; (f) the United States Attorney’s office for the Middle District of Florida; (g) the National Oceanic and Atmospheric Administration; (h) all parties in interest who have requested notice pursuant to Bankruptcy Rule 2002 as of the date of entry of this Bidding Procedures Order; (i) counsel to the Creditors Committee; (j) counsel to the Equity Committee; (k) all parties to any litigation involving the Debtors; (l) all counterparties to any executory contract or unexpired lease of the Debtors; (m) all of DinoKing’s known creditors, regulatory authorities, and other parties in interest that could assert Liens or Claims against the Transferred Assets; and (n) all other known creditors and interest holders of the Debtors.

7

11.       Copies of exhibits to the Motion (including the Asset Purchase Agreement) may be obtained by request in writing, by telephone, or via email from counsel to the Debtors, Harris B. Winsberg (harris.winsberg@troutman.com) and Matthew R. Brooks (matthew.brooks@troutman.com), Telephone: 404.885.3348 Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308. In addition, copies of the aforementioned will be available for review on the website maintained by the Committe e s, http://www.jndla.com/cases/premiercommittee, and may be found on the PACER website, http://ecf.flmb.uscourts.gov.

8

12.              The notice of potential assumption and assignment of the Scheduled Contracts (as defined in the Cure Notice), substantially in the form attached hereto as Exhibit 3 (the “Cure Notice”), is hereby approved.

13.              No later than three business days after the entry of this Bidding Procedures Order, the Debtors shall serve by first class mail or hand delivery the Cure Notice on all non-Debtor parties to the Scheduled Contracts. The Cure Notice shall identify the Scheduled Contracts and provide the cure amounts that the Debtors believe must be paid to cure all prepetition defaults under the Scheduled Contracts (collectively, the “Cure Amounts” and individually, a “Cure Amount”).

14.              Unless the non-debtor party to a Scheduled Contract files by the Sale Objection Deadline an objection (the “Cure Amount Objection”) to its scheduled Cure Amount, the assumption and assignment to the Stalking Horse Purchaser of the Scheduled Contracts, or the ability of the Stalking Horse Purchaser to provide adequate assurance of future performance, and serves a copy of the Cure Amount Objection on the Notice Parties so as to be received by no later than the Sale Objection Deadline, such non-debtor party shall be deemed to consent to the Cure Amount proposed by the Debtors and shall be forever enjoined and barred from seeking an additional amount on account of the Debtors’ cure obligations under section 365 of the Bankruptcy Code or otherwise from the Debtors, their estates or the Stalking Horse Purchaser (or other Prevailing Bidder) on account of the assumption and assignment of the Scheduled Contracts and shall be deemed to have consented to the proposed assumption and assignment. In addition, if no timely Cure Amount Objection is filed, the Stalking Horse Purchaser (or other Prevailing Bidder) shall enjoy all the rights and benefits under all Scheduled Contracts without the necessity of obtaining any party’s written consent to the Debtors’ assumption and assignment of such rights and benefits, and each such party shall be deemed to have waived any right to object to, contest, condition or otherwise restrict any such assumption and assignment or to object or contest that the Stalking Horse Purchaser (or other Prevailing Bidder) has not provided adequate assurance of future performance. Information regarding adequate assurance of future performance submitted as part of any Qualified Bid with respect to Scheduled Contracts shall be provided, upon request to Debtors’ counsel made on or before the Bid Deadline, to the requesting non-debtor party to a Scheduled Contract within 24 hours of the Bid Deadline.

9

15.              In the event of a dispute regarding: (a) any Cure Amount with respect to any Scheduled Contract; (b) the ability of the Prevailing Bidder (including the Stalking Horse Purchaser) to provide adequate assurance of future performance as required by section 365 of the Bankruptcy Code, if applicable, under such Scheduled Contract or Additional Assumed Executory Contract; or (c) any other matter pertaining to assumption and assignment, the Cure Amounts shall be paid as soon as reasonably practicable after the Closing and following the entry of a final order resolving the dispute and approving the assumption of such Scheduled Contract; provided, however, that the Debtors, with the consent of the Stalking Horse Purchaser or other Prevailing Bidder, as applicable or as provided in paragraph 18 below, are authorized to settle any dispute regarding the amount of any Cure Amount or assignment to the Prevailing Bidder (including the Stalking Horse Purchaser) without any further notice to or action, order or approval of the Court.

16.              Notwithstanding the inclusion of an executory contract or unexpired lease on any list of Scheduled Contracts, the Stalking Horse Purchaser or other Prevailing Bidder, as applicable, shall have authority, in its sole discretion, to remove any contract or lease from the list of Scheduled Contracts either (i) at the Auction, or (ii) no later than five business days after the Bankruptcy Court sustains, in whole or in part, such non-debtor party’s Cure Amount Objection or Adequate Assurance Objection; in either such case, the Debtors shall not assume and assign such Scheduled Contract to the Stalking Horse Purchaser or other Prevailing Bidder, as applicable, who removed such contract or lease from any list of Scheduled Contracts.

10

17.            Notwithstanding anything to the contrary herein, nothing in this Order shall extend the Debtors’ time to assume or reject any executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code; provided, however, that the Debtors retain all rights to seek such an extension after notice and an opportunity for a hearing consistent with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

18.            In the event any party to a Scheduled Contract timely objects to the calculation of the Cure Amount for such contract, and alleges that the Cure Amount for such contract exceeds the amount calculated by Debtors for such contract (the amount of such excess Cure Amount for the contract in question, the “Excess Cure Amount”), then, (i) Debtors shall provide written notice to Stalking Horse Purchaser or other Prevailing Bidder, as applicable, of such Cure Amount objection and the amount of such Excess Cure Amount for each of the proposed Assumed Contracts, and (ii) Stalking Horse Purchaser or other Prevailing Bidder, as applicable shall, no later than three business days after receipt of such notice from Debtors either (a) notify the Debtors that Stalking Horse Purchaser or other Prevailing Bidder, as applicable, elects not to assume such contract if the Excess Cure Amount is in excess of ten percent of the Cure Amount for such contract or (b) take no action with respect to such notice, in which case, such contract shall continue to be assumed by the Stalking Horse Purchaser or the Prevailing Bidder, as applicable, at the Closing. At the Closing, the Debtors shall retain the aggregate Excess Cure Amounts for all Assumed Contracts in escrow and shall use commercially reasonable efforts to resolve such discrepancy with such contract counterparties after the Closing. In the event any such discrepancies are resolved by the Debtors, with the consent of the Stalking Horse Purchaser or other Prevailing Bidder, then the Debtors shall refund such Excess Cure Amounts to the Stalking Horse Purchaser or other Prevailing Bidder, as applicable. In the event the Debtors do not resolve such discrepancy with such contract counterparty in question, then the Debtors shall deliver such Excess Cure Amount to the contract counterparties in question.

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19.              Within two business days after the Closing Date, the Debtors will file a notice of assumption and assignment of the Assumed Executory Contracts, substantially in the form attached hereto as Exhibit 4 (the “Assumption Notice”), listing the Scheduled Contracts that were assumed and assigned as Assumed Executory Contracts, as of the Closing Date, to the Stalking Horse Purchaser or to the Prevailing Bidder, to the extent that the Prevailing Bidder is not the Stalking Horse Purchaser. The form of Assumption Notice is hereby approved.

20.              The Sale Hearing may be continued, from time to time, without further notice to creditors, equity holders or other parties in interest other than by announcement of said continuance before the Court on the date scheduled for such hearing or in the hearing agenda for such hearing.

21.              The form of the Asset Purchase Agreement is approved in all respects.

22.              Other than the Stalking Horse Purchaser, no party submitting an offer or Bid for the Transferred Assets or a Qualified Bid shall be entitled to any expense reimbursement, breakup, termination or similar fee or payment.

23.              In the event the Debtors consummate a Competing Transaction, a break-up fee in the amount of the greater of $500,000 or 3% of the Purchase Price set forth in the Prevailing Bid (the “Break-up Fee”) and an expense reimbursement for actual, documented out-of-pocket expenses (the “Expense Reimbursement,” and together with the Break-up Fee, the “Bid Protections”) shall be paid to the Stalking Horse Purchaser from the sale proceeds at the closing of such Competing Transaction, provided however, that the total amount of the Bid Protections shall be limited to a maximum of $1,000,000. The Bid Protections shall be an administrative expense of each of the Debtors’ estates under Sections 503(b) and 507(a)(2) of the Bankruptcy Code, and shall be payable by the Debtors prior to payment of any other prepetition creditor.

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24.              If an Auction is conducted, the party with the next highest and best Qualified Bid after the Bid made by the Prevailing Bidder or otherwise second best Qualified Bid at the Auction, as determined by the Debtors, will be designated as the backup bidder (the “Backup Bidder”).

25.              To the extent not inconsistent with the Asset Purchase Agreement, the Bidding Procedures or this Bidding Procedures Order, the Debtors reserve the right as they may reasonably determine to be in the best interests of their estates, after consultation with the Committees, to: (a) determine which Bidders are Qualified Bidders; (b) determine which Bids are Qualified Bids; (c) determine which Qualified Bid is the highest and best Bid and which is the next highest and best Bid; (d) reject any Bid (other than the Stalking Horse Purchaser’s Bid) that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bidding Procedures, this Bidding Procedures Order, the Bankruptcy Code, or the Bankruptcy Rules, or (iii) contrary to the best interests of the Debtors and their estates; (e) extend the deadlines set forth herein; or (f) continue or cancel the Auction or Sale Hearing in open court without further notice. The Stalking Horse Purchaser is a Qualified Bidder, and the Asset Purchase Agreement is a Qualified Bid.

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26.            To the extent that any chapter 11 plan confirmed in these cases or any order confirming any such plan or any other order in these cases (including any order entered after any conversion of any of these cases to a case under chapter 7 of the Bankruptcy Code) alters, conflicts with or derogates from the provisions of this Bidding Procedures Order, the provisions of this Bidding Procedures Order shall control. The Debtors’ obligations under this Bidding Procedures Order, the provisions of this Bidding Procedures Order and the portions of the Asset Purchase Agreement pertaining to the Bidding Procedures shall survive confirmation of any plan of reorganization or discharge of claims thereunder and shall be binding upon the Debtors, and the reorganized or reconstituted debtors, as the case may, after the effective date of a confirmed plan in one or more of the Debtors’ cases (including any order entered after any conversion of any of these cases to a case under chapter 7 of the Bankruptcy Code).

27.            If DinoKing becomes a debtor in these Bankruptcy Cases, this Bidding Procedures Order (and all exhibits thereto) shall apply to DinoKing, and all references to the Debtors shall include DinoKing.

28.            To the extent there are any inconsistencies between the terms of this Bidding Procedures Order and the Asset Purchase Agreement (including all ancillary documents executed in connection therewith), the terms of this Bidding Procedures Order shall govern.

29.            The stays provided for in Bankruptcy Rules 6004(h) and 6006(d) are hereby waived and this Bidding Procedures Order shall be effective immediately upon its entry.

30.            All time periods set forth in this Bidding Procedures Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

31.            The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Bidding Procedures Order in accordance with the Motion.

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32.       The Court shall retain jurisdiction over any matters related to or arising from the implementation of this Bidding Procedures Order.

# # #

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Exhibit 1

Bidding Procedures

BIDDING PROCEDURES1

I.     OVERVIEW

On June 14, 2016 (the “Petition Date”), Premier Exhibitions, Inc., a Florida corporation (“Premier”); Arts and Exhibitions International, LLC, a Florida limited liability company (“A&E”); Dinosaurs Unearthed Corp., a Delaware Corporation (“DU Corp.”); Premier Exhibitions International, LLC, a Delaware limited liability company (“PEI”); Premier Exhibition Management LLC, a Florida limited liability company (“PEM”); Premier Exhibitions NYC, Inc., a Nevada Corporation (“Premier NYC”); Premier Merchandising, LLC, a Delaware limited liability company (“Premier Merch”); and RMS Titanic, Inc., a Florida corporation (“RMST”), as debtors and debtors-in-possession (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The Debtors are operating their businesses and managing their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On August 24, 2016, both an Official Committee of Unsecured Creditors (the “Creditors Committee”) and an Official Committee of Equity Security Holders (the “Equity Committee,” and together with the Creditors Committee, the “Committees”) were appointed.

On July [●], 2018, the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”) entered an order (the “Bidding Procedures Order”), which, among other things, authorized the Debtors to (a) solicit bids and approved these bidding procedures (the “Bidding Procedures”) for a sale of the Transferred Assets (as defined in the Asset Purchase Agreement), on terms substantially similar to, and in no event less favorable to the Debtors than, the terms set forth in the Asset Purchase Agreement and as set forth in these Bidding Procedures, and (b) select Premier Acquisition Holdings LLC as the stalking horse bidder in connection with such sale (the “Stalking Horse Purchaser”).

On the terms and subject to the conditions set forth in the Asset Purchase Agreement, the Transferred Assets will be sold free and clear of all liens, claims and encumbrances (except that to the extent that any artifacts owned by RMST are subject to the jurisdiction of the United States District Court for the Eastern District of Virginia, in the civil action styled R.M.S. Titanic, Inc., Successor in Interest to Titanic Ventures Limited Partnership v. The Wrecked and Abandoned Vessel, Etc., Case No. 2:93-cv-902 (the “Admiralty Court”) and to the Revised Covenants and Conditions (the “Covenants and Conditions”) set forth in Exhibit A to the August 12, 2010 Opinion of the Admiralty Court, such artifacts shall continue to be subject to the Covenants and Conditions and to the jurisdiction of the Admiralty Court) as permitted by the Bankruptcy Code pursuant to an order approving a sale under Section 363 of the Bankruptcy Code (the “Sale Order”). All references to the Debtors herein shall refer either (a) to the Debtors including DinoKing, in the event that DinoKing becomes a Debtor, or (b) the Debtors and DinoKing, as an indirectly wholly-owned non-debtor subsidiary of Premier, in the event that DinoKing does not become a Debtor.

___________________

1 Capitalized terms used but not defined herein shall have the meanings set forth in the motion to approve these Bidding Procedures or the Asset Purchase Agreement dated as of June 14, 2018 by and among (i) Premier, (ii) A&E, (iii) PEM, (iv) Premier NYC, (v) Premier Merch, (vi) PEI, (vii) DU Corp.) (collectively with Premier, A&E, PEM, Premier NYC, Premier Merch and PEI, the “Debtor Sellers”); (viii) DinoKing Tech Inc. d/b/a Dinosaurs Unearthed, a company formed under the laws of British Columbia (“DinoKing”), (ix) RMST, solely for purposes of Article III, Article V, Article VII and Article VIII, and Premier Acquisition Holdings LLC, a Delaware limited liability company (as amended, modified or supplemented, the “Asset Purchase Agreement”), as applicable.

II.                SUMMARY OF IMPORTANT DATES

August 8, 2018, at 4:00 p.m.	Bid Deadline
August 8, 2018, at 4:00 p.m.	Deadline to Object to Sale Deadline to Object to Assumption and Assignment of Transferred Contracts to Stalking Horse Purchaser, Including Proposed Cure Amounts
August 10, 2018, at 4:00 p.m.	Deadline for Debtors to Designate and Publish Qualified Bidders
August 13, 2018, at 10:00 a.m.	Auction, if any Location:
Troutman Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308
August 13, 2018, at 10:00 a.m.	Sale Hearing, if no Auction Location:
United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division Bryan Simpson United States Courthouse 300 North Hogan Street, Courtroom 4A Jacksonville, Florida 32202
August 15, 2018, at 10:00 a.m.	Sale Hearing, if Auction occurs Location:
United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division Bryan Simpson United States Courthouse 300 North Hogan Street, Courtroom 4A Jacksonville, Florida 32202
4:00 p.m., one day before Sale Hearing	Deadline to File and Serve Responses to Any Sale Objection

III.             MARKETING PROCESS

A.       Contact Parties.

The Debtors, in consultation with their financial advisor GlassRatner Advisory & Capital Group LLC (“GlassRatner”), have developed a list of parties whom the Debtors believe may potentially be interested in consummating, and whom the Debtors reasonably believe would have the financial resources to consummate, a competing transaction to that of the Stalking Horse Purchaser (a “Competing Transaction”) (each, individually, a “Contact Party,” and collectively, the “Contact Parties”). Following approval of the Bidding Procedures and until the Bid Deadline (as defined below), the Debtors intend to contact the Contact Parties to explore their interest and may initiate contact with, or solicit or encourage submission of any Qualified Bids by any person or otherwise facilitate any effort or attempt to make a Qualified Bid. Prior to the approval of the Bidding Procedures, third parties may continue to conduct due diligence on the Sellers and the Transferred Assets for purposes of being competing bidders for the Transferred Assets following the execution of confidentiality agreements with the Debtors. The Contact Parties may include parties whom the Debtors or their advisors have previously contacted regarding a transaction, regardless of whether such parties expressed any interest, at such time, in pursuing a transaction. The Debtors will continue to discuss and may supplement the list of Contact Parties throughout the marketing process, as appropriate.

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The Debtors may distribute to each Contact Party an information package containing:

1.	The Bidding Procedures Order;

2.	The Asset Purchase Agreement;

3.	These Bidding Procedures; and

4.	A confidentiality agreement that is substantially similar to the confidentiality agreements executed by the Debtors with the Stalking Horse Purchaser (unless the Contact Party has already entered into and remains bound by a confidentiality agreement with the Debtors).

B.       Access to Diligence Materials.

To participate in the bidding process and to receive access to then current and reasonably available due diligence materials (the “Diligence Materials”), a party must submit an executed confidentiality agreement in accordance with Section III.A.4. above, along with evidence satisfactory to the Debtors, demonstrating the party’s financial capability to consummate a Competing Transaction (together, an “Expression of Interest”): to (i) GlassRatner Advisory & Capital Group LLC, 3445 Peachtree Road, Suite 1225, Atlanta, GA 30326, attention: Marshall Glade, Tel: (404) 835-8844, Fax: (678) 904-1991 (email: mglade@glassratner.com), with a copy to (ii) the Committees’ retained financial advisor, Lincoln International, 444 Madison Avenue, Suite 300, New York, NY 10022, attention: Brent C. Williams, Tel: (212) 357-7750, Fax: (212) 277-8101 (email: BWilliams@lincolninternational.com). Potential bidders are instructed to contact only the retained financial advisors to the Debtors and not any other parties, including the Debtors or any Committee members.

A party who submits an Expression of Interest and qualifies, in the Debtors’ sole discretion, for access to Diligence Materials shall be a “Preliminary Interested Purchaser” and shall be provided prompt access to the Diligence Materials in no event later than one business day following receipt of an Expression of Interest.

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IV.       AUCTION QUALIFICATION PROCESS

To be eligible to participate in the Auction (as defined herein), each offer, solicitation or proposal (each, a “Bid”), and each party submitting a Bid (each, a “Bidder”), must be determined by the Debtors to satisfy each of the following conditions:

A.	Good Faith Deposit. Each Bid must be accompanied by a cash deposit in the amount of 10% of the total consideration provided for in its Bid, to be held in an interest-bearing escrow account to be identified and established by the Debtors (the “Good Faith Deposit”). The Debtors will provide wire instructions for the Good Faith Deposit upon written request of any Preliminary Interested Purchaser made to (i) GlassRatner Advisory & Capital Group LLC, 3445 Peachtree Road, Suite 1225, Atlanta, GA 30326, attention: Marshall Glade, Tel: (404) 835-8844, Fax: (678) 904-1991 (email: mglade@glassratner.com), with a copy to (ii) Lincoln International, 444 Madison Avenue, Suite 300, New York, NY 10022, attention: Brent C. Williams, Tel: (212) 357-7750, Fax: (212) 277-8101 (email: BWilliams@lincolninternational.com).

B.	Same or Better Terms.

1.	Each Bid must be on terms that are substantially similar, the same or better for the Debtors than the terms of the Asset Purchase Agreement. At a minimum, each Bid must:

(a)	Propose a Competing Transaction for all or substantially all of the Transferred Assets;

(b)	Include an executed asset purchase agreement by the Bidder (a “Competing Asset Purchase Agreement”) in substantially the same form and on substantially the same material terms as the Asset Purchase Agreement, excepting the Bid Protections applicable only to the Stalking Horse Purchaser (including without limitation the Break-Up Fee and Expense Reimbursement);

(c)	Include a redline comparison marked to show all changes to the Asset Purchase Agreement;

(d)	Include a signed statement that the Bid set forth in the Competing Asset Purchase Agreement is irrevocable until the earlier of (i) the Outside Backup Date (as defined herein) or (ii) the date of closing of a Competing Transaction with the Prevailing Bidder (as defined herein) or with the Backup Bidder (as defined herein);

(e)	Include a signed statement that the Bidder consents to be bound by and to the Covenants and Conditions;

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(f)	Propose a purchase price equal to or greater than $19,000,000.00[2] in cash (the “Minimum Cash Amount”);

(g)	Obligate the Bidder to pay all Cure Amounts; and

(h)	Not contain any break-up fee, expense reimbursement, or similar type of payment in favor of the Bidder.

2.	A Bid will not be considered a Qualified Bid (as defined herein) if such Bid:

(a)	Contains any material alterations to the Asset Purchase Agreement not contemplated under Section IV.B.1.(b) above;

(b)	Is not received by the Bid Deadline (as defined herein) in accordance with these Bidding Procedures; or

(c)	Does not contain evidence of the Bidder’s financial ability to perform in accordance with Section IV.D. of these Bidding Procedures.

C.	Corporate Authority. Each Bid must include written evidence acceptable to the Debtors demonstrating appropriate corporate authorization to consummate the proposed Competing Transaction; provided, however, that, if the Bidder is an entity specially formed for the purpose of effectuating the Competing Transaction, then the Bidder must furnish written evidence reasonably acceptable to the Debtors of the approval of the Competing Transaction by the equity holder(s) of such Bidder.

D.	Proof of Financial Ability to Perform. Each Bid must include written evidence satisfactory to the Debtors to demonstrate that the Bidder has the necessary financial ability to close the Competing Transaction and provide adequate assurance of future performance under all contracts to be assumed and assigned in such Competing Transaction. Such information must include, at a minimum, the following:

1.	Contact names and telephone numbers for verification of financing sources;

2.	Evidence of the Bidder’s internal resources and proof of unconditional debt or equity funding commitments, from a recognized banking institution in the amount of at least 125% of the Minimum Cash Amount of such Bid, or the posting of an irrevocable letter of credit from a recognized banking institution issued in favor of the Debtors in the amount of at least 125% of the Minimum Cash Amount of such Bid;

 ___________________

2 All amounts herein are expressed in United States dollars.

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3.	The Bidder’s current audited financial statements, provided, however, that if the Bidder is an entity formed solely for the purpose of the Bid, the Bidder must include current audited financial statements for such Bidder’s equity holders, and evidence that such equity holders have guaranteed the obligations of such Bidder in connection with the Competing Transaction; and

4.	Any other form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to the Debtors demonstrating that such Bidder has the ability to close the Competing Transaction.

E.	No Contingencies. A Bid may not be conditioned on obtaining financing or any internal approval, or on the outcome or review of due diligence.

F.	Irrevocable. A Bid must be irrevocable through the time of the Auction, provided, however, that if such Bid is accepted as the Prevailing Bid or the Backup Bid (each as defined herein), such Bid shall remain irrevocable thereafter, until the earlier of (i) the Outside Backup Date (as defined herein) or (ii) the date of closing of a Competing Transaction with the Prevailing Bidder (as defined herein) or with the Backup Bidder (as defined herein).

G.	Bid Deadline. All Bids must be submitted so that they are actually received by the following parties on or before August 8, 2018 at 4:00 p.m. (prevailing Eastern Time) (the “Bid Deadline”): (i) counsel to the Debtors, Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308, attention: Harris B. Winsberg (harris.winsberg@troutman.com) and Matthew R. Brooks (matthew.brooks@troutman.com); (ii) counsel to the Creditors Committee, Storch Amini PC, 140 East 45th Street, 25th Floor, New York, NY 10017, attention: Jeffrey Chubak (jchubak@storchamini.com); (iii) counsel to the Equity Committee, Landau Gottfried & Berger LLP, 1801 Century Park East, Suite 700, Los Angeles, CA 90067, attention: Peter J. Gurfein (pgurfein@LGBFirm.com); (iv) counsel to the Stalking Horse Purchaser, Greenberg Traurig, P.A., 401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, FL 33301, attention: Scott M. Grossman (grossmansm@gtlaw.com) and Bracewell LLP, 1251 Avenue of the Americas, 49th Floor, New York NY 10020-1100, attention Jennifer Feldsher (jennifer.feldsher@bracewell.com); (v) the Debtors’ retained financial advisor, GlassRatner Advisory & Capital Group LLC, 3445 Peachtree Road, Suite 1225, Atlanta, GA 30326, attention: Marshall Glade (mglade@glassratner.com); and (vi) the Committees’ retained financial advisor: Lincoln International, 444 Madison Avenue, Suite 300, New York, NY 10022, attention: Brent C. Williams (BWilliams@lincolninternational.com).

H.	Qualified Bids. A Bid received from a Bidder on or before the Bid Deadline that meets the requirements of Sections IV.A-G of these Bidding Procedures shall constitute a “Qualified Bid,” and such Bidder shall constitute a “Qualified Bidder.” For purposes of the Auction, the Asset Purchase Agreement submitted by the Stalking Horse Purchaser is a Qualified Bid and the Stalking Horse Purchaser is a Qualified Bidder for all purposes and requirements pursuant to these Bidding Procedures, notwithstanding the requirements that other Bidders must satisfy to be a Qualified Bidder. The Stalking Horse Purchaser shall not be required to take any further action in order to participate in the Auction, or if the Asset Purchase Agreement submitted by the Stalking Horse Purchaser is the Prevailing Bid or the Backup Bid, to be named the Prevailing Bidder or the Backup Bidder (each as defined herein), as applicable. Within one business day after the Bid Deadline, the Debtors shall inform counsel to the Committees and the Stalking Horse Purchaser whether the Debtors will consider any Bids received to be Qualified Bids.

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I.	Disclosure of Qualified Bids. If the Debtors receive one or more Qualified Bids (other than the Qualified Bid of the Stalking Horse Purchaser), then not later than two business days after the Bid Deadline (the “Competing Bid Disclosure Deadline”), the Debtors shall file a notice with the Bankruptcy Court disclosing the identity and aggregate consideration offered by such Qualified Bid(s).

J.	Cancellation of Auction If No Competing Qualified Bids Received. If the Debtors do not receive any other Qualified Bid(s) on or before the Bid Deadline, then on or before the Bid Disclosure Deadline the Debtors shall file a notice with the Bankruptcy Court cancelling the Auction, and will proceed to seek approval of the sale of the Transferred Assets to the Stalking Horse Purchaser under the Asset Purchase Agreement at the Sale Hearing.

V. AUCTION

A.       Determination of Highest and Best Qualified Bid.

1.	If one or more Qualified Bids (other than the Asset Purchase Agreement submitted by the Stalking Horse Purchaser) are received by the Bid Deadline, the Debtors will conduct an auction (the “Auction”) to determine the highest and best Qualified Bid. The determination of the highest and best Qualified Bid shall take into account the following (the “Bid Assessment Criteria”):

(a)	the total consideration to be received by the Debtors;

(b)	the likelihood that the Admiralty Court will approve the Bidder as purchaser of the Transferred Assets; and

(c)	the likelihood of the Bidder’s ability to timely consummate a Competing Transaction.

2.	The highest and best Qualified Bid must include cash in an amount not less than the Minimum Cash Amount.

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B.       Conduct of the Auction.

1.	The Auction, if any, shall take place on August 13, 2018 at 10:00 a.m. (prevailing Eastern Time) at the offices of Troutman Sanders, LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, Georgia 30308, or such other place and time as the Debtors shall notify the Auction Attendees (as defined herein).

2.	Only Qualified Bidders may participate in the Auction.

3.	The Debtors and their professionals shall direct and preside over the Auction.

4.	The Auction will be transcribed by a certified court reporter.

5.	At the start of the Auction, the Debtors shall describe the terms of the highest and best Qualified Bid received prior to the Bid Deadline (such Qualified Bid, the “Auction Baseline Bid”). The Stalking Horse Purchaser shall have the right (but not the obligation) to match the highest and best Qualified Bid received prior to the Bid Deadline, and thus become the Auction Baseline Bid.

6.	At the start of the Auction, each Qualified Bidder participating in the Auction must confirm that it has not engaged in any collusion with respect to the bidding or sale of the Transferred Assets, and at the Debtors’ request, each Qualified Bidder must disclose the direct and indirect legal and beneficial owners of the Qualified Bidder.

7.	Unless otherwise agreed by the Debtors, only the Debtors, the Committees, the Stalking Horse Purchaser, and any other Qualified Bidder, along with each of their respective professionals (collectively, the “Auction Attendees”), may attend the Auction in person, and only the Stalking Horse Purchaser and other Qualified Bidders will be entitled to make any Bids at the Auction.

8.	Terms of Overbids.

An “Overbid” is any bid made at the Auction after the Debtors’ announcement of the Auction Baseline Bid. To submit an Overbid at the Auction, a Bidder must comply with the following conditions:

(a)	The initial Overbid must be for a purchase price equal to or greater than $19,000,000.00 (the “Initial Overbid”).

(b)	Any Bid after the Initial Overbid must be made in increments of not less than $500,000.00.

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(c)	The Stalking Horse Purchaser shall be entitled to credit bid the Bid Protections as a portion of any Overbid (including an Initial Overbid).

(d)	All Overbids must at all times continue to comply with the conditions for a Qualified Bid set forth in Sections IV.A-G of these Bidding Procedures.

(e)	All Overbids must remain open and binding on the Bidder until and unless the Debtors accept a higher Overbid. At the Debtors’ request (in consultation with the Committees, but in the Debtors’ sole and absolute discretion) at any point during the Auction, a Bidder submitting an Overbid must submit, as part of its Overbid, written evidence (in the form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to the Debtor) demonstrating such Bidder’s ability to close the Competing Transaction proposed by such Overbid (including performance of obligations under any Assumed Executory Contracts).

9.     Announcing Overbids.

The Debtors shall announce at the Auction (a) the material terms of each Overbid that shall stand as the basis for the next Overbid; (b) the basis for calculating the total consideration offered in each such Overbid, and (c) the resulting benefit to the Debtors’ estates, based on the Bid Assessment Criteria.

C.                 Conclusion of Auction and Determination of Prevailing Bidder.

The Auction will continue until there is only one Qualified Bid that the Debtors determine in their reasonable business judgment, upon consideration of the Bid Assessment Criteria and after consultation with the Committees, is the highest and best Qualified Bid at the Auction (the “Prevailing Bid” and the Bidder submitting such Prevailing Bid, the “Prevailing Bidder”). The Auction shall not close unless and until all Bidders who have submitted Qualified Bids have been given a reasonable opportunity to submit a further Overbid to the last Overbid. Once the Debtors have designated the Prevailing Bidder, the Auction will be concluded. The Debtors will not consider any Bids submitted after the conclusion of the Auction.

D.                Backup Bidder.

1.	Notwithstanding anything in these Bidding Procedures to the contrary, if an Auction is conducted, the Qualified Bidder with the next highest or best Qualified Bid after the Bid made by the Prevailing Bidder at the Auction, as determined by the Debtors in the exercise of their reasonable business judgment, will be designated as a backup bidder (the “Backup Bidder”). The Backup Bidder is required to keep its final Overbid (or, if the Backup Bidder did not submit any Overbids, then its initial Bid) (the “Backup Bid”) open and irrevocable until the earlier of (i) 4:00 p.m. (prevailing Eastern time) on the date that is 30 days after the Closing Date provided for in the Sale Order approving the Prevailing Bid (the “Outside Backup Date”), or (ii) the date of closing of a Competing Transaction with the Prevailing Bidder or with the Backup Bidder.

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2.	Following the Sale Hearing, if the Prevailing Bidder fails to close due to a breach or failure to perform on the part of such Prevailing Bidder, the Debtors may designate the Backup Bidder to be the new Prevailing Bidder, and the Debtors will be authorized, but not required, to consummate a transaction with the Backup Bidder without further order of the Bankruptcy Court. In such case, the defaulting Prevailing Bidder’s Good Faith Deposit shall be forfeited to the Debtors.

E.       Consent to Jurisdiction as Condition to Bidding; Waiver of Jury Trial Rights.

BY SUBMITTING A BID, THE STALKING HORSE PURCHASER AND ALL OTHER QUALIFIED BIDDERS AT THE AUCTION ARE SUBMITTING TO THE CORE JURISDICTION OF THE BANKRUPTCY COURT, AND ARE WAIVING ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTES RELATING TO THESE BIDDING PROCEDURES, THE ASSET PURCHASE AGREEMENT, A COMPETING ASSET PURCHASE AGREEMENT, THE AUCTION OR THE CONSTRUCTION AND ENFORCEMENT OF ANY DOCUMENTS DELIVERED IN CONNECTION WITH A BID.

VI.       SALE HEARING

The Bankruptcy Court will conduct a hearing (the “Sale Hearing”) on either (a) if no Auction occurs, [August 13, 2018 at 10:00 a.m.] (prevailing Eastern Time), or (b) if an Auction occurs, [August 15, 2018 at 10:00 a.m.] (prevailing Eastern Time). At the Sale Hearing, the Debtors will seek approval of the transactions contemplated by the Asset Purchase Agreement or Competing Asset Purchase Agreement, as applicable, with the Prevailing Bidder. Objections, if any, to the sale of the Transferred Assets to the Prevailing Bidder and the transactions contemplated therewith (a “Sale Objection”) must be in writing and filed with the Bankruptcy Court by August 8, 2018 at 4:00 p.m. (the “Sale Objection Deadline”). Any Sale Objection must also be served, so that it is actually received by the Sale Objection Deadline, on (a) counsel to the Debtors, Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308, attention: Harris B. Winsberg (harris.winsberg@troutman.com) and Matthew R. Brooks (matthew.brooks@troutman.com); (b) counsel to the Creditors Committee, Storch Amini PC, 140 East 45th Street, 25th Floor, New York, NY 10017, attention: Jeffrey Chubak (jchubak@storchamini.com); (c) counsel to the Equity Committee, Landau Gottfried & Berger LLP, 1801 Century Park East, Suite 700, Los Angeles, CA 90067, attention: Peter J. Gurfein (pgurfein@LGBFirm.com); (d) counsel to the Stalking Horse Purchaser, Greenberg Traurig, P.A., 401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, FL 33301, attention: Scott M. Grossman (grossmansm@gtlaw.com) and Bracewell LLP, 1251 Avenue of the Americas, 49th Floor, New York NY 10020-1100, attention Jennifer Feldsher (jennifer.feldsher@bracewell.com); and (e) the Office of the United States Trustee, U.S. Department of Justice, George C. Young Federal Building, 400 West Washington Street, Suite 1100, Orlando, FL 32801, attention Miriam G. Suarez (Miriam.G.Suarez@usdoj.gov). Notwithstanding the foregoing, any objection to the conduct of the Auction (including the Debtor’s determination of the Prevailing Bidder) may be raised for the first time at the Sale Hearing. Any other Sale Objections must be filed and served by the Sale Objection Deadline, or else will be waived. Responses to Sale Objections shall be filed and served by not later than 4:00 p.m. one day before the Sale Hearing.

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VII. RETURN OF GOOD FAITH DEPOSIT

The Good Faith Deposits of all Qualified Bidders shall be held in one or more interest-bearing escrow accounts established and maintained by a reputable financial institution acceptable to the Debtors, but shall not become property of the Debtors’ bankruptcy estates absent further order of the Bankruptcy Court. The Good Faith Deposit of any Qualified Bidder other than the Prevailing Bidder or the Backup Bidder shall be returned to such Qualified Bidder not later than three business days after the Sale Hearing. The Good Faith Deposit of the Backup Bidder shall be returned to the Backup Bidder on the date that is the earlier of 24 hours after (a) the closing of the transaction with the Prevailing Bidder and (b) the Outside Backup Date. Upon the return of the Good Faith Deposits, their respective owners shall receive any and all interest that will have accrued thereon. If the Prevailing Bidder timely closes, its Good Faith Deposit shall be credited to its purchase price.

# # #

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Exhibit 2

Sale Notice

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
JACKSONVILLE DIVISION

In re:		Case No. 3:16-bk-02230-PMG
Chapter 11
RMS TITANIC, INC., et al.,[1]
(Jointly Administered)
Debtors.
/

NOTICE OF AUCTION AND SALE HEARING

 PLEASE TAKE NOTICE OF THE FOLLOWING:

1.       On June 15, 2018, Premier Exhibitions, Inc., a Florida corporation (“Premier”); Arts and Exhibitions International, LLC, a Florida limited liability company (“A&E”); Dinosaurs Unearthed Corp., a Delaware Corporation (“DU Corp.”); Premier Exhibitions International, LLC, a Delaware limited liability company (“PEI”); Premier Exhibition Management LLC, a Florida limited liability company (“PEM”); Premier Exhibitions NYC, Inc., a Nevada Corporation (“Premier NYC”); Premier Merchandising, LLC, a Delaware limited liability company (“Premier Merch”); and RMS Titanic, Inc., a Florida corporation (“RMST”), as debtors and debtors-in-possession (collectively, the “Debtors”), filed a motion [ECF No. ●] (the “Sale Motion”) for entry of an order (the “Bidding Procedures Order”), among other things, (a) approving the Bidding Procedures2 for a sale of the Transferred Assets (as defined in the Asset Purchase Agreement), on terms substantially similar to, and in no event less favorable to the Debtors than, the terms set forth in the Asset Purchase Agreement and as set forth in the Bidding Procedures; (b) selecting Premier Acquisition Holdings LLC as the stalking horse bidder in connection with such sale (the “Stalking Horse Purchaser”); (c) approving the form and manner of notices with respect to the auction for the Transferred Assets (the “Auction”) and the hearing to consider the sale of the Transferred Assets to the Stalking Horse Purchaser or Prevailing Bidder and rejection or assumption and assignment of related executory contracts and unexpired leases (the “Sale Hearing”); (d) approving the form of Asset Purchase Agreement; (e) approving a Break-Up Fee and Expense Reimbursement in favor of the Stalking Horse Purchaser; (f) scheduling the Auction and Sale Hearing; (g) authorizing the sale of the Transferred Assets free and clear of all liens, claims, encumbrances and interests;3 and (g) granting related relief (the “Sale Motion”).

___________________

1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: RMS Titanic, Inc. (3162); Premier Exhibitions, Inc. (4922); Premier Exhibitions Management, LLC (3101); Arts and Exhibitions International, LLC (3101); Premier Exhibitions International, LLC (5075); Premier Exhibitions NYC, Inc. (9246); Premier Merchandising, LLC (3867), and Dinosaurs Unearthed Corp. (7309). The Debtors’ service address is 3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071.

2 Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the motion to approve the Bidding Procedures or the Asset Purchase Agreement dated as of June 14, 2018 by and among (i) Premier, (ii) A&E, (iii) PEM, (iv) Premier NYC, (v) Premier Merch, (vi) PEI, (vii) DU Corp.; (vii) DinoKing Tech Inc. d/b/a Dinosaurs Unearthed, a company formed under the laws of British Columbia, (ix) RMST, solely for purposes of Article III, Article V, Article VII and Article VIII, and Premier Acquisition Holdings LLC, a Delaware limited liability company (as amended, modified, or supplemented, the “Asset Purchase Agreement”), as applicable.

2.                  On July [●1, 2018, the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”) entered the Bidding Procedures Order [ECF No. ●1. Pursuant to the Bidding Procedures Order, the Auction, if any, for the Transferred Assets shall take place on August 13, 2018, at 10:00 a.m. (prevailing Eastern Time) at the offices of Troutman Sanders LLP, located at 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308. Only parties that have submitted a Qualified Bid in accordance with the Bidding Procedures, attached to the Bidding Procedures Order as Exhibit 1, by no later than August 8, 2018, at 4:00 p.m. (prevailing Eastern Time) (the “Bid Deadline”) may participate at the Auction. Any party that wishes to take part in this process and submit a bid for the Transferred Assets must submit their competing bid before the Bid Deadline and in accordance with the Bidding Procedures. To participate in the bidding process and to receive access to the then current and reasonably available due diligence materials (the “Diligence Materials”), a party must submit an executed confidentiality agreement in accordance with Section III.A.4. of the Bidding Procedures, along with evidence satisfactory to the to the Debtors, demonstrating the party’s financial capability to consummate a Competing Transaction: to (i) the Debtors’ retained financial advisor, GlassRatner Advisory & Capital Group LLC, 3445 Peachtree Road, Suite 1225, Atlanta, GA 30326, attention: Marshall Glade, Tel: (404) 835-8844, Fax: (678) 904-1991 (email: mglade@glassratner.com), with a copy to (ii) the Official Committee of Unsecured Creditors’ (the “Creditors Committee”) and the Official Committee of Equity Security Holders’ (the “Equity Committee,” and together with the Creditors Committee, the “Committees”) retained financial advisors, Lincoln International, 44 Madison Avenue, Suite 300, New York, NY 1022, attention: Brent C. Williams, Tel: (212) 357-7750, Fax: (212) 277-8101 (email: BWilliams@lincolninternational.com). Potential bidders are instructed to contact only the retained financial advisors to the Debtors and not any other parties, including the Debtors or any Committee members. If no Qualified Bid, other than the Qualified Bid submitted by the Stalking Horse Purchaser, is received by the Bid Deadline, then the Auction will be canceled.

3.                  The Bankruptcy Court will conduct a hearing (the “Sale Hearing”) either (a) if no Auction occurs, on August 13, 2018, at 10:00 a.m. (prevailing Eastern Time), or (b) if an Auction occurs, August 15, 2018, at 10:00 a.m. (prevailing Eastern Time), before the Honorable Paul M. Glenn, United States Bankruptcy Judge, United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, Bryan Simpson United States Courthouse, 300 North Hogan Street, Courtroom 4A, Jacksonville, Florida 32202, or at such later date and time as may be scheduled by further Order of the Bankruptcy Court upon motion or application by the Debtors. The Sale Hearing may be continued from time to time without further notice to creditors or parties in interest other than by announcement of the continuance in open court on the date scheduled for the Sale Hearing.

___________________

3 Except that to the extent that any artifacts owned by RMST are subject to the jurisdiction of the United States District Court for the Eastern District of Virginia, in the civil action styled R.M.S. Titanic, Inv., Successor in Interest to Titanic Ventures Limited Partnership v. The Wrecked and Abandoned Vessel, Etc., Case No. 2:93-cv-902 (the “Admiralty Court”) and to the Revised Covenants and Conditions (the “Covenants and Conditions”) set forth in Exhibit A to the August 12, 2010 Opinion of the Admiralty Court, such artifacts shall continue to be subject to the Covenants and Conditions and to the jurisdiction of the Admiralty Court.

2

4.                  Objections, if any, to the Sale and/or the Assumption and Assignment of Transferred Contracts to the Stalking Horse Purchaser, including Proposed Cure Amounts contemplated by the Asset Purchase Agreement must: (a) be in writing; (b) comply with the Bankruptcy Rules and the Local Rules of the United States Bankruptcy Court for the Middle District of Florida; (c) be filed with the clerk of the United States Bankruptcy Court for the Middle District of Florida, United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, Bryan Simpson United States Courthouse, 300 North Hogan Street, Suite 3-150, Jacksonville, Florida 32202, (or filed electronically via CM/ECF), by 4:00 p.m. (prevailing Eastern Time) on August 8, 2018 (the “Sale Objection Deadline”); and (d) be served upon (i) counsel to the Debtors, Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308, attention: Harris B. Winsberg (harris.winsberg@troutman.com) and Matthew R. Brooks (matthew.brooks@troutman.com); (ii) counsel to the Creditors Committee, Storch Amini PC, 140 East 45th Street, 25th Floor, New York, NY 10017, attention: Jeffrey Chubak (jchubak@storchamini.com); (iii) counsel to the Equity Committee, Landau Gottfried & Berger LLP, 1801 Century Park East, Suite 700, Los Angeles, CA 90067, attention: Peter J. Gurfein (pgurfein@LGBFirm.com); (iv) counsel to the Stalking Horse Purchaser, Greenberg Traurig, P.A., 401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, FL 33301, attention: Scott M. Grossman (grossmansm@gtlaw.com) and Bracewell LLP, 1251 Avenue of the Americas, 49th Floor, New York NY 10020-1100, attention Jennifer Feldsher (jennifer.feldsher@bracewell.com); and (v) the Office of the United States Trustee, U.S. Department of Justice, George C. Young Federal Building, 400 West Washington Street, Suite 1100, Orlando, FL 32801, attention Miriam G. Suarez (Miriam.G.Suarez@usdoj.gov), in each case, so as to be actually received no later than 4:00 p.m. (prevailing Eastern Time) on August 8, 2018. Notwithstanding the foregoing, any objection to the conduct of the Auction (including the Debtors’ determination of the Prevailing Bidder) may be raised for the first time at the Sale Hearing. Any other Sale Objections not filed and served before the Sale Objection Deadline will be waived. Responses to Sale Objections shall be filed and served by not later than 4:00 p.m. one day before the Sale Hearing.

5.                  This Notice and the Sale Hearing are subject to the fuller terms and conditions of the Sale Motion, the Asset Purchase Agreement, the Bidding Procedures Order and the Bidding Procedures, which shall control in the event of any conflict. Accordingly, the Debtors encourage parties in interest to review these documents in their entirety.

6.                  Copies of the Sale Motion, the Asset Purchase Agreement (including exhibits thereto), the Bidding Procedures, and the Bidding Procedures Order, may be obtained by request in writing, by telephone, or via email from counsel to the Debtors, Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308, attention: Harris B. Winsberg (harris.winsberg@troutman.com), Telephone: 404.885.3348 and Matthew R. Brooks (matthew.brooks@troutman.com), Telephone: 404.885.2618. In addition, copies of the aforementioned will be available for review on the website maintained by the Committees, http://www.jndla.com/cases/premiercommittee, and may be found on the PACER website, http://ecf.flmb.uscourts.gov.

Dated: July [●], 2018	NELSON MULLINS RILEY
& SCARBOROUGH LLP

3

By	/s/ Daniel F. Blanks
Daniel F. Blanks (FL Bar No. 88957)
Lee D. Wedekind, III (FL Bar No. 670588)
50 N. Laura Street, Suite 4100
Jacksonville, FL 32202
(904) 665-3656 (direct)
(904) 665-3699 (fax)
daniel.blanks@nelsonmullins.com
lee.wedekind@nelsonmullins.com

and

TROUTMAN SANDERS LLP
Harris B. Winsberg (GA Bar No. 117751)
(Fla. Bar No. 0127190)
Matthew R. Brooks (GA Bar No. 378018)
600 Peachtree Street NE, Suite 3000
Atlanta, GA 30308
(404) 885-3000 (phone)
(404) 962-6990 (fax)
harris.winsberg@troutmansanders.com
matthew.brooks@troutmansanders.com

Counsel for the Debtors and Debtors in Possession

4

Exhibit 3

Cure Notice

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
JACKSONVILLE DIVISION

In re:		Case No. 3:16-bk-02230-PMG
Chapter 11
RMS TITANIC, INC., et al.,[1]
(Jointly Administered)
Debtors.
/

NOTICE TO COUNTERPARTIES TO POTENTIALLY
ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

PLEASE TAKE NOTICE that on June 15, 2018, Premier Exhibitions, Inc., Arts and Exhibitions International, LLC, Premier Exhibition Management LLC, Premier Exhibitions NYC, Inc., Premier Merchandising, LLC, Premier Exhibitions International, LLC, Dinosaurs Unearthed Corp., and RMS Titanic, Inc., (collectively, the “Debtors”) filed a motion (ECF No. ●) (the “Sale Motion”) with the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”) seeking approval of key dates, times and procedures related to the sale to Premier Acquisition Holdings LLC (the “Stalking Horse Purchaser”) pursuant to an the Asset Purchase Agreement dated as of June 14, 2018 among, on the one hand, the Stalking Horse Purchaser or its permitted assigns, as purchaser, and on the other hand, the Debtors and DinoKing Tech, Inc. d/b/a Dinosaurs Unearthed, a British Columbia company, as sellers (as amended, modified or supplemented, the “Asset Purchase Agreement”) of the assets set forth therein (the “Transferred Assets”).

On July [●1, 2018, the Bankruptcy Court entered an Order (ECF No. ●) (the “Bidding Procedures Order”) approving Bidding Procedures with respect to the Auction2 and Sale of the Transferred Assets. At a hearing before the Bankruptcy Court on August [●1, 2018, the Debtors intend to seek approval of, among other things, the sale of the Transferred Assets, including the assumption and assignment of certain executory contracts and unexpired leases. To the extent that there are any inconsistencies between the Bidding Procedures and the summary description of the terms and conditions contained in this Notice, the terms of the Bidding Procedures shall control.

YOU ARE RECEIVING THIS NOTICE BECAUSE YOU OR ONE OF YOUR AFFILIATES IS A COUNTERPARTY TO AN EXECUTORY CONTRACT OR UNEXPIRED LEASE WITH ONE OR MORE OF THE DEBTORS AS SET FORTH ON EXHIBIT A HERETO.3

___________________

1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: RMS Titanic, Inc. (3162); Premier Exhibitions, Inc. (4922); Premier Exhibitions Management, LLC (3101); Arts and Exhibitions International, LLC (3101); Premier Exhibitions International, LLC (5075); Premier Exhibitions NYC, Inc. (9246); Premier Merchandising, LLC (3867), and Dinosaurs Unearthed Corp. (7309). The Debtors’ service address is 3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071.

2 Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Bidding Procedures or the Order, as applicable

3 This Notice is being sent to counterparties to Executory Contracts and Unexpired Leases. This Notice is not an admission by the Debtors that such contract or lease is executory or unexpired.

PLEASE TAKE FURTHER NOTICE that pursuant to the Bidding Procedures, the Debtors may assume and assign to the Stalking Horse Purchaser or other Prevailing Bidder the executory contracts or unexpired leases listed on Exhibit A attached hereto (each, a “Scheduled Contract”) to which you are a counterparty. The Debtors have conducted a review of their books and records and have determined that the cure amount for unpaid monetary obligations under such Scheduled Contract is as set forth on Exhibit A attached hereto (the “Cure Amount”). If you disagree with the proposed Cure Amount, object to the proposed assignment to the Stalking Horse Purchaser of the Scheduled Contract(s) or object to the Stalking Horse Purchaser’s ability to provide adequate assurance of future performance with respect to any Scheduled Contracts, you must file an objection with the Bankruptcy Court by 4:00 p.m. (prevailing Eastern Time) on August 8, 2018 (the “Objection Deadline”), and serve such objection on (i) counsel to the Debtors, Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308, attention: Harris B. Winsberg (harris.winsberg@troutman.com) and Matthew R. Brooks (matthew.brooks@troutman.com); (ii) counsel to the Creditors Committee, Storch Amini PC, 140 East 45th Street, 25th Floor, New York, NY 10017, attention: Jeffrey Chubak (jchubak@storchamini.com); (iii) counsel to the Equity Committee, Landau Gottfried & Berger LLP, 1801 Century Park East, Suite 700, Los Angeles, CA 90067, attention: Peter J. Gurfein (pgurfein@LGBFirm.com); (iv) counsel to the Stalking Horse Purchaser, Greenberg Traurig, P.A., 401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, FL 33301, attention: Scott M. Grossman (grossmansm@gtlaw.com) and Bracewell LLP, 1251 Avenue of the Americas, 49th Floor, New York NY 10020-1100, attention Jennifer Feldsher (jennifer.feldsher@bracewell.com); and (v) the Office of the United States Trustee, U.S. Department of Justice, George C. Young Federal Building, 400 West Washington Street, Suite 1100, Orlando, FL 32801, attention Miriam G. Suarez (Miriam.G.Suarez@usdoj.gov), so that it is actually received no later than 4:00 p.m. (prevailing Eastern Time) on August 8, 2018.

PLEASE TAKE FURTHER NOTICE that if no objection to (a) the Cure Amount(s); (b) the proposed assignment of the Scheduled Contract(s) to the Stalking Horse Purchaser or (c) adequate assurance of the Stalking Horse Purchaser’s ability to perform, is filed by the Objection Deadline, you will be (i) deemed to have stipulated that the Cure Amount(s) as determined by the Debtors is correct, (ii) forever barred, estopped and enjoined from asserting any additional cure amount under the Scheduled Contract(s) and (iii) forever barred from objecting to the assignment of the Assumed Executory Contract(s) to the Stalking Horse Purchaser.

PLEASE TAKE FURTHER NOTICE that in the event the Stalking Horse Purchaser is not the Prevailing Bidder at the Auction, any counterparty to a Scheduled Contract shall have the right to object to the adequate assurance of the Prevailing Bidder’s ability to perform under such Scheduled Contract, at or before the Sale Hearing. The Sale Hearing will be held on either (a) if no Auction occurs, August 13, 2018 at 10:00 a.m. (prevailing Eastern Time), or (b) if an Auction occurs, August 15, 2018 at 10:00 a.m. (prevailing Eastern Time), before the Honorable Paul M. Glenn, United States Bankruptcy Judge, United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, Bryan Simpson United States Courthouse, 300 North Hogan Street, Courtroom 4A, Jacksonville, Florida 32202, or at such later date and time as may be scheduled by further Order of the Bankruptcy Court upon motion or application by the Debtors. The Sale Hearing may be continued from time to time without further notice to creditors or parties in interest other than by announcement of the continuance in open court on the date scheduled for the Sale Hearing. To the extent such counterparty does not object in accordance herewith, the Bankruptcy Court may enter an order forever barring such counterparty to a Scheduled Contract from objecting to the adequate assurance of the Prevailing Bidder’s ability to perform.

2

PLEASE TAKE FURTHER NOTICE that with respect to any Scheduled Contract assumed and assigned to the Prevailing Bidder (including the Stalking Horse Purchaser), all Cure Amounts shall be satisfied by payment of the Cure Amounts as soon as reasonably practicable after Bankruptcy Court approval of the sale of the Transferred Assets to the Prevailing Bidder (including the Stalking Horse Purchaser) or on such other terms as the parties to each such Scheduled Contract may otherwise agree without any further notice to or action, order or approval of the Bankruptcy Court. In addition, the assumption of each such Scheduled Contract may be conditioned upon the disposition of all issues with respect to such Scheduled Contract.

PLEASE TAKE FURTHER NOTICE that pursuant to the Bidding Procedures Order, in the event of a dispute regarding: (a) any Cure Amount with respect to any Scheduled Contract or; (b) the ability of the Prevailing Bidder (including the Stalking Horse Purchaser) to provide adequate assurance of future performance as required by section 365 of the Bankruptcy Code, if applicable, under such Scheduled Contract; or (c) any other matter pertaining to assumption and assignment, the Cure Amounts shall be paid as soon as reasonably practicable after the Closing and following the entry of a final order resolving the dispute and approving the assumption of such Scheduled Contract; provided, however, that the Debtors, with the consent of the Stalking Horse Purchaser or other Prevailing Bidder, as applicable are authorized to settle any dispute regarding the amount of any Cure Amount or assignment to the Prevailing Bidder (including the Stalking Horse Purchaser) without any further notice to or action, order or approval of the Court.

PLEASE TAKE FURTHER NOTICE THAT notwithstanding anything herein, this Notice shall not be deemed to be an assumption, adoption, rejection or termination of the Scheduled Contracts. Moreover, the Debtors explicitly reserve their rights to reject or assume each Scheduled Contract pursuant to section 365(a) of the Bankruptcy Code, and nothing herein (a) alters in any way the prepetition nature of the Scheduled Contracts or the validity, priority or amount of any claims of a counterparty to a Scheduled Contract against the Debtors that may arise under such Scheduled Contract; (b) creates a post-petition contract or agreement; or (c) elevates to administrative expense priority any claims of a counterparty to a Scheduled Contract against the Debtors that may arise under such Scheduled Contract.

PLEASE TAKE FURTHER NOTICE THAT this Notice is subject to the fuller terms and conditions of the Sale Motion, the Bidding Procedures Order, the Asset Purchase Agreement and the Bidding Procedures, which shall control in the event of any conflict, and the Debtors encourage parties in interest to review such documents in their entirety. Copies of the Sale Motion, the Asset Purchase Agreement (including exhibits thereto), the Bidding Procedures, and the Bidding Procedures Order, may be obtained by request in writing, by telephone, or via email from counsel to the Debtors, Harris B. Winsberg (harris.winsberg@troutman.com), Telephone: 404.885.3348 Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, GA 30308. In addition, copies of the aforementioned will be available for review on the website maintained by the Committees, http://www.jndla.com/cases/premiercommittee, and may be found on the PACER website, http://ecf.flmb.uscourts.gov.

3

Dated: [●], 2018	NELSON MULLINS RILEY & SCARBOROUGH LLP

By:
Daniel F. Blanks (FL Bar No. 88957)
Lee D. Wedekind, III (FL Bar No. 670588)
50 N. Laura Street, Suite 4100
Jacksonville, Florida 32202
(904) 665-3656 (direct)
(904) 665-3699 (fax)
daniel.blanks@nelsonmullins.com
lee.wedekind@nelsonmullins.com

Co-Counsel for the Debtors and Debtors in Possession

and

TROUTMAN SANDERS LLP
Harris B. Winsberg (GA Bar No. 117751)
Matthew R. Brooks (GA Bar No. 378018)
600 Peachtree Street NE, Suite 5200
Atlanta, GA 30308
(404) 885-3000 (phone)
(404) 962-6990 (fax)
harris.winsberg@troutmansanders.com
matthew.brooks@troutmansanders.com

Counsel for the Debtors and Debtors in Possession

4

EXHIBIT A

[Counterparty Name]	[Contract/Lease]	[Cure Amount]

Exhibit 4

Assumption Notice

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
JACKSONVILLE DIVISION

In re:		Case No. 3:16-bk-02230-PMG
Chapter 11
RMS TITANIC, INC., et al.,[1]
(Jointly Administered)
Debtors.
/

NOTICE OF ASSUMPTION AND ASSIGNMENT

OF EXECUTORY CONTRACT OR UNEXPIRED LEASE

PLEASE TAKE NOTICE that a hearing was held before the Honorable Paul M. Glenn, United States Bankruptcy Judge, United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, Bryan Simpson United States Courthouse, 300 North Hogan Street, Courtroom 4A, Jacksonville, Florida 32202 on August [●], 2018, at 10:00 a.m. (the “Sale Hearing”). At the Sale Hearing, the Bankruptcy Court2 entered an order (a) approving the sale of the Transferred Assets to [●] (the “Purchaser”) in accordance with the Asset Purchase Agreement, and (b) authorizing, among other things, the Debtors, pursuant to the terms of the Asset Purchase Agreement, to assume and assign certain executory contracts and unexpired leases to the Purchaser.

PLEASE TAKE FURTHER NOTICE that the Purchaser has elected to take assignment of the executory contracts and unexpired leases as set forth on Exhibit A hereto.

Dated: [●], 2018	NELSON MULLINS RILEY & SCARBOROUGH LLP

___________________

1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: RMS Titanic, Inc. (3162); Premier Exhibitions, Inc. (4922); Premier Exhibitions Management, LLC (3101); Arts and Exhibitions International, LLC (3101); Premier Exhibitions International, LLC (5075); Premier Exhibitions NYC, Inc. (9246); Premier Merchandising, LLC (3867), and Dinosaurs Unearthed Corp. (7309). The Debtors’ service address is 3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071.

2 Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Bidding Procedures or the Bidding Procedures Order, as applicable.

By:
Daniel F. Blanks (FL Bar No. 88957)
Lee D. Wedekind, III (FL Bar No. 670588)
50 N. Laura Street, Suite 4100
Jacksonville, Florida 32202
(904) 665-3656 (direct)
(904) 665-3699 (fax)
daniel.blanks@nelsonmullins.com
lee.wedekind@nelsonmullins.com

Co-Counsel for the Debtors and Debtors in Possession

and

TROUTMAN SANDERS LLP
Harris B. Winsberg (GA Bar No. 117751)
Matthew R. Brooks (GA Bar No. 378018)
600 Peachtree Street NE, Suite 5200
Atlanta, GA 30308
(404) 885-3000 (phone)
(404) 962-6990 (fax)
harris.winsberg@troutmansanders.com
matthew.brooks@troutmansanders.com

Counsel for the Debtors and Debtors in Possession

2

EXHIBIT A

[Counterparty Name]	[Contract/Lease]	[Cure Amount]

EXHIBIT B

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

PREMIER EXHIBITIONS, INC.,

OTHER SELLERS NAMED HEREIN,

RMS TITANIC, INC. (SOLELY FOR PURPOSES OF ARTICLE III, ARTICLE V, ARTICLE VII AND ARTICLE VIII)

and

PREMIER ACQUISITION HOLDINGS LLC

Dated as of June 14, 2018

TABLE OF CONTENTS

Page

ARTICLE I

Purchase and Sale of Assets; Assumption of Liabilities	2
1.1 Purchase and Sale	2
1.2 Purchase Price	5
1.3 Assignment of Contracts and Rights; Third Party Consents	5
1.4 Good Faith Deposit	6
1.5 Allocation of Purchase Price	7
1.6 Withholding	8
1.7 Election	8

ARTICLE II

Closing; Closing Deliveries	9
2.1 Closing	9
2.2 Closing Deliveries of Sellers and Purchaser	9
2.3 Closing Date Payment	11
2.4 Post-Closing Purchase Price Adjustments	11

ARTICLE III

Representations and Warranties of the Sellers	13
3.1 Organization, Good Standing and Qualification	13
3.2 Subsidiaries; Capitalization	14
3.3 Corporate Authority	15
3.4 Governmental Filings and Approvals; No Conflicts	15
3.5 Financial Statements	16
3.6 Absence of Certain Changes	16
3.7 Litigation	16
3.8 Compliance with Laws; Permits	16
3.9 Undisclosed Liabilities	17
3.10 Material Contracts	17
3.11 Labor and Employee Benefits	18
3.12 Real Property	20
3.13 Taxes	21
3.14 Intellectual Property	23
3.15 Sufficiency of Assets	25
3.16 Title to Transferred Assets	25
3.17 Revised Covenants and Conditions.	25
3.18 Insurance	26
3.19 Privacy Policy	26
3.20 Certain Payments; OFAC	26
3.21 Brokers and Finders	27

-i-

ARTICLE IV

Representations and Warranties of Purchaser	27
4.1 Organization, Good Standing and Qualification	27
4.2 Authority	28
4.3 Governmental Filings and Approvals; No Conflicts	28
4.4 Financing Capability	28
4.5 Adequate Assurance Regarding Executory Contracts	29
4.6 Brokers	29

ARTICLE V

Covenants	29
5.1 Interim Operations	29
5.2 Efforts	32
5.3 Access and Information	34
5.4 Publicity	35
5.5 Employee Matters	35
5.6 Indemnification, Exculpation and Advancements; Directors’ and Officers’ Insurance	37
5.7 Bankruptcy and Admiralty Court Matters	37
5.8 Insurance	39
5.9 Post-Closing Collection	40
5.10 Taxes	40
5.11 Name Change	41
5.12 Competing Transactions.	41
5.13 Release	42
5.14 Cooperation	43
5.15 Further Assurances	43
5.16 Title Insurance Policy; Survey.	43
5.17 RMST Matters.	44
5.18 DinoKing Proceedings	44
5.19 DinoKing Liabilities and Tax Matters.	45
5.20 AEG Notice.	45

ARTICLE VI

Conditions to Closing	45
6.1 Conditions to Each Party’s Obligations	45
6.2 Conditions to Sellers’ Obligations	45
6.3 Conditions to Purchaser’s Obligations	46

-ii-

ARTICLE VII

Termination	47
7.1 Termination by Mutual Consent	47
7.2 Termination by Either Purchaser or the Sellers	47
7.3 Termination by the Sellers	48
7.4 Termination by Purchaser	48
7.5 Effect of Termination	49

ARTICLE VIII

Miscellaneous and General	51
8.1 Survival	51
8.2 Modification or Amendment	51
8.3 Waiver	51
8.4 Notices	52
8.5 Definitions	53
8.6 Entire Agreement	63
8.7 Severability	63
8.8 Assignment	63
8.9 No Third Party Beneficiaries	63
8.10 Interpretation; Construction	63
8.11 Governing Law and Venue	64
8.12 Waiver of Jury Trial	65
8.13 Expenses	65
8.14 Specific Performance	65
8.15 No Recourse	66
8.16 Counterparts	66

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 14, 2018 (the “Execution Date”), is made by and among (i) Premier Exhibitions, Inc., a Florida corporation (“Premier”), (ii) Arts and Exhibitions International, LLC, a Florida limited liability company (“A&E”), (iii) Premier Exhibition Management LLC, a Florida limited liability company (“PEM”), (iv) Premier Exhibitions NYC, Inc., a Nevada corporation (“Premier NYC”), (v) Premier Merchandising, LLC, a Delaware limited liability company (“Premier Merch”), (vi) Premier Exhibitions International, LLC, a Delaware limited liability company (“PEI”), (vii) Dinosaurs Unearthed Corp., a Delaware corporation (“DU Corp.”) (collectively with Premier, A&E, PEM, Premier NYC, Premier Merch and PEI, the “Debtor Sellers”); (viii) DinoKing Tech Inc. d/b/a Dinosaurs Unearthed, a company formed under the laws of British Columbia (“DinoKing”), (ix) RMS Titanic, Inc., a Florida corporation (“RMST”), solely for purposes of Article III, Article V, Article VII and Article VIII, and Premier Acquisition Holdings LLC, a Delaware limited liability company (the “Purchaser”). The Debtor Sellers and DinoKing are collectively referred to herein as the “Sellers”. Certain capitalized terms used herein are defined in Section 8.5.

RECITALS

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the business operated by the Sellers, consisting of the business development and touring of permanent and traveling exhibitions of historic and educational artifacts (the “Business”);

WHEREAS, on June 14, 2016 (the “Petition Date”), the Debtor Sellers and RMST filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”), commencing cases jointly administered under Case No. 16-02230 (the “Bankruptcy Cases”);

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to acquire from the Sellers the Transferred Assets and to assume, discharge and perform the Assumed Liabilities, and Sellers desire to transfer and assign such Transferred Assets and Assumed Liabilities to Purchaser, in each case as more particularly set forth in this Agreement;

WHEREAS, assets to be purchased and the liabilities to be assumed pursuant to this Agreement are assets and liabilities of the Sellers which are to be sold and assumed pursuant to the Approval Order approving such sale pursuant to Section 363 of the Bankruptcy Code, free and clear of all Liens, Claims and Liabilities except Assumed Liabilities, which order will include the authorization for the assumption and assignment of certain Contracts, Real Property Leases and liabilities thereunder under Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth herein and in accordance with other applicable provisions of the Bankruptcy Code; and

WHEREAS, the Sellers and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the Parties agree as follows:

Article I

Purchase and Sale of Assets; Assumption of Liabilities

1.1              Purchase and Sale.

(a)                Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers agree to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees that it shall purchase, acquire and accept from Sellers, free and clear of all Liens and Claims, all of the right, title and interest of Sellers as of the Closing Date in and to the tangible and intangible assets, properties and rights and claims, to the extent used or otherwise related to, useful in or necessary for the conduct of, the Business, other than the Excluded Assets and any Consent Asset subject to Section 1.3. All of such assets, properties and rights (other than the Excluded Assets and Consent Assets subject to Section 1.3) are collectively referred to in this Agreement as the “Transferred Assets.” Without limitation of the foregoing, the Transferred Assets shall include Sellers’ rights, title and interest in and to the following assets and properties as of the Closing Date, except to the extent that any of the following are enumerated in Section 1.1(b) as being Excluded Assets:

(i)                 all accounts or notes receivable of the Business;

(ii)               all Artifacts and Exhibitry (provided, however, for the avoidance of doubt, that Purchaser shall obtain title to any Artifacts and Exhibitry owned by RMST through Purchaser’s acquisition of the RMST Shares);

(iii)             all Inventory related to or used in connection with the Business;

(iv)             all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees of the Business;

(v)               all of Sellers’ rights, title and interests in and to the Seller Intellectual Property;

(vi)             all rights existing under each Contract or arrangement set forth on Section 1.1(a)(vi) of the Seller Disclosure Letter, which such Section of the Seller Disclosure Letter Purchaser has a right to supplement, amend or modify following the date hereof and prior to the sale hearing in the Bankruptcy Cases in its sole discretion (the “Assumed Contracts”);

(vii)           all Books and Records, including files, invoices, personnel files for Transferred Employees, OSHA exposure and monitoring records, customer and supplier lists, sales and promotional literature, manuals and customer correspondence owned by the Sellers that are related to the Business and/or the Transferred Assets, to the extent not subject to claims of attorney-client privilege, and which are otherwise permitted to be transferred by applicable Law;

(viii)         all Permits, but only to the extent such Permits may be transferred under applicable Law;

(ix)            all Equipment and Machinery used in connection with the Business;

(x)              the Real Property Leases set forth on Section 1.1(a)(x) of the Seller Disclosure Letter, which such Section of the Seller Disclosure Letter Purchaser has a right to supplement, amend or modify following the date hereof and prior to the sale hearing in the Bankruptcy Cases in its sole discretion (the “Assumed Real Property Leases”), including any prepaid rent, security deposits, and options to renew in connection therewith;

(xi)             all goodwill associated with the Transferred Assets or the Business;

(xii)           the RMST Shares;

(xiii)          all rights of any Seller under non-disclosure or confidentiality, noncompete, or nonsolicitation agreements with current or former employees, directors, independent contractors and agents of any Seller or with third parties for the benefit of any Seller, in each case to the extent relating to the Business, the Transferred Assets and/or the Assumed Liabilities (or any portion thereof);

(xiv)          all telephone numbers, fax numbers, e-mail addresses, websites, URLs, Internet domain names (including all sub-domain names and extensions thereof and thereto), and social media accounts (including related usernames and other social identifiers) owned or licensed by any Seller;

(xv)           the amount of, and all rights to any, insurance proceeds received by any Seller in respect of (A) the loss, destruction or condemnation of any Transferred Assets occurring prior to, on or after the Closing or (B) any Assumed Liabilities;

(xvi)          any and all claims, causes of action, defenses, counterclaims, or settlement agreements of Sellers arising out of or relating to the Business, the Transferred Assets and/or Assumed Liabilities;

(xvii)          the Owned Real Property, as set forth or described in Section 3.12(a) of the Seller Disclosure Letter; and

(xviii)         the assets set forth on Section 1.1(a)(xviii) of the Seller Disclosure Letter.

(b)               Excluded Assets. Notwithstanding the foregoing, the following assets (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated in this Agreement and, as such, are not included in the Transferred Assets:

(i)                 Sellers’ rights under or pursuant to this Agreement and the documents, instruments and agreements executed in connection herewith and therewith;

(ii)               Sellers’ general ledgers, accounting records, minute books, statutory books, corporate seal and Tax Returns, provided that Sellers shall provide to Purchaser copies of the general ledgers, accounting records, minute books and statutory books of the Business, including Tax Returns, as such documents exist as of the Closing Date;

(iii)             any and all Tax refunds or credits to which the Sellers or their Affiliates are entitled;

(iv)             any and all insurance policies for all periods prior to the Closing;

(v)              all current and prior director and officer insurance policies of Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(vi)             any and all claims, causes of action, defenses, counterclaims, or settlement agreements of Sellers arising out of or relating to the Excluded Assets;

(vii)           any and all avoidance Claims or other Claims or causes of action of the Sellers under the Bankruptcy Code, including actions available to the Sellers under Chapter 5 of the Bankruptcy Code, of whatever kind or nature, and whether asserted or unasserted, except for (A) any claims against (i) High Nature Holdings Limited, (ii) the PacBridge Parties, (iii) Alta, (iv) Apollo, or any of their respective Affiliates and (B) claims, causes of action, defenses, counterclaims or settlement agreements set forth in Section 1.1(a)(xvi);

(viii)           Sellers’ personnel records and any other records that Sellers are required by law to retain in its possession, provided that Sellers shall provide to Purchaser copies of records relating to the Seller Employees;

(ix)             subject to Section 1.1(a)(xii), all equity securities of any Seller;

(x)              any right to receive mail and other communications addressed to Sellers (subject to Sellers’ obligations to forward to Purchaser any mail, communications or other notices relating to the Business, Transferred Assets or Assumed Liabilities);

(xi)             all rights existing under each Contract or Real Property Lease to which Sellers are a party or by which their assets are bound other than the Assumed Contracts and Assumed Real Property Leases (the “Excluded Contracts”);

(xii)           the sponsorship of and all assets maintained pursuant to or in connection with any Benefit Plan;

(xiii)         the personal property, equipment and furniture, if any, listed on Section 1.1(b)(xiii) of the Seller Disclosure Letter; and

(xiv)         the assets set forth on Section 1.1(b)(xiv) of the Seller Disclosure Letter.

(c)                Assumed Liabilities. Subject to the terms and conditions set forth herein, Sellers agree to assign to Purchaser, and Purchaser agrees to assume and agrees to pay, perform and discharge when due only the Assumed Liabilities after the Closing. For the avoidance of doubt, the Parties agree that the Purchaser shall not assume or otherwise become liable for any Liabilities of the Sellers or their respective Affiliates other than the Assumed Liabilities. For the purposes of this Agreement, “Assumed Liabilities” shall mean and include only the following:

(i)                all liabilities, obligations and duties solely arising after the Closing under any and all Assumed Contracts and Assumed Real Property Leases other than any liabilities arising out of any breach, default or failure to perform on or prior to the Closing Date under any Assumed Contract or Assumed Real Property Lease;

(ii)               all Cure Costs;

(iii)             all obligations and liabilities of the Sellers and RMST arising after the Closing with respect to the Revised Covenants and Conditions other than any liabilities arising out of any breach, default or failure to perform thereunder on or prior to the Closing Date; and

(iv)             the liabilities of DinoKing set forth in Section 1.1(c)(iv) of the Seller Disclosure Letter; provided that accounts payable and accrued liabilities shall not exceed CAD$270,000 in the aggregate (the “Assumed DinoKing Liabilities”).

1.2              Purchase Price. As consideration for the sale of the Transferred Assets, the Purchaser shall, in addition to assuming the Assumed Liabilities, pay to the Sellers in the manner described herein, the Purchase Price.

1.3              Assignment of Contracts and Rights; Third Party Consents.

(a)                Sellers shall use reasonable best efforts to assign the Assumed Contracts, Assumed Real Property Leases and other Transferred Assets to Purchaser, including using reasonable best efforts to facilitate any negotiations with the counterparties to such Assumed Contracts and Assumed Real Property Leases and to obtain an order (which shall be the Approval Order) containing a finding that the proposed assignment to and assumption of the Assumed Contracts and Assumed Real Property Leases by Purchaser satisfied all applicable requirements of Section 365 of the Bankruptcy Code.

(b)               At the Closing, (i) the Sellers shall, pursuant to the Approval Order and the Assignment and Assumption Agreement and the Real Property Lease Assignments, as applicable, assign to Purchaser (the consideration of which is included in the Purchase Price) each of the Assumed Contracts and Assumed Real Property Leases that is capable of being assigned and assumed by Purchaser pursuant to the terms of such Assumed Contract and Assumed Real Property Leases or the Approval Order and (ii) Purchaser shall pay all known Cure Costs in connection with such assumption and assignment.

(c)                Notwithstanding anything in this Agreement to the contrary, to the extent that any of the Sellers’ rights under any Assumed Contract and Assumed Real Property Lease may not be assigned to Purchaser without the consent, approval or waiver of another Person which consent, approval or waiver has not been obtained prior to Closing (each a “Consent Asset”), except as to Assumed Contracts and Assumed Real Property Leases assigned pursuant to Section 365 of the Bankruptcy Code or the Approval Order, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of any such Consent Asset if an attempted assignment would constitute a breach of an obligation thereunder or violate applicable Law, and any such Seller (or any successor thereto under a confirmed Chapter 11 plan) shall, for a period of six (6) months following the Closing, use its reasonable best efforts to obtain any such required consent(s), approval(s) or waiver(s). If any such consent shall not be obtained or such assignment is not attainable pursuant to Section 365 of the Bankruptcy Code or the Approval Order, or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Consent Asset in question so that Purchaser would not in effect acquire the benefit of such rights, such Seller, to the maximum extent permitted by Law and the Consent Asset (and subject to any approval of the Bankruptcy Court that may be required), shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Consent Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Purchaser shall reasonably cooperate with Sellers in order to enable Sellers to provide to Purchaser the benefits contemplated by this Section 1.3(c).

1.4              Good Faith Deposit.

(a)                Within three (3) Business Days of the execution of this Agreement, (i) Purchaser and Sellers shall execute the Escrow Agreement and (ii) Purchaser shall deposit with the Escrow Agent an amount in cash equal to $1,750,000 (the “Good Faith Deposit”), in immediately available funds by wire transfer to an account designated by the Escrow Agent, to be applied as provided in Section 1.4(b). The Good Faith Deposit shall be held in escrow by the Escrow Agent in an interest bearing bank account approved by Purchaser. All costs associated with the Escrow Agreement shall be borne by the Sellers. The Escrow Funds shall only constitute property of the Sellers’ bankruptcy estates in the event and to the extent that the Escrow Funds are required to be released to the Sellers in accordance with the terms of this Agreement.

(b)               Contemporaneously with the execution of the Escrow Agreement, Purchaser and Sellers shall execute a Joint Written Direction (as defined in the Escrow Agreement) irrevocably instructing the Escrow Agent to do the following:

(i)                 subject to the occurrence of the Closing, deliver the Good Faith Deposit and interest earned thereon to the Sellers at the Closing as a credit against the Purchase Price;

(ii)               if this Agreement is terminated pursuant to Section 7.3(b) in accordance with Section 7.5(b)(iii) (a “Purchaser Default Termination”), within one (1) Business Day after receiving notice of such Purchaser Default Termination, pay the Good Faith Deposit and interest earned thereon to the Sellers; and

(iii)             if this Agreement is terminated prior to Closing for any reason other than a Purchaser Default Termination, within one (1) Business Day after receiving notice of such other termination, return the Good Faith Deposit (including interest earned thereon) to the Purchaser.

(c)                Upon (i) the occurrence of the Closing, (ii) a Purchaser Default Termination or (iii) if this Agreement is terminated prior to Closing for any reason other than a Purchaser Default Termination, Purchaser and Sellers shall provide a joint written notice to the Escrow Agent instructing the Escrow Agent to take the applicable specified action in the Joint Written Direction.

1.5              Allocation of Purchase Price.

(a)                No later than sixty (60) days after Closing or within a reasonable time thereafter as agreed by Sellers and Purchaser, Purchaser shall prepare and deliver to Sellers a proposed allocation of the Purchase Price (plus the Assumed Liabilities and any other Liabilities deemed assumed by the Purchaser for U.S. federal income Tax purposes) among the Transferred Assets which shall be prepared in a manner consistent with Section 1060 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (the “Proposed Allocation Schedule”). After receipt of the Proposed Allocation Schedule from Purchaser, the Sellers shall have fifteen (15) days to review the Proposed Allocation Schedule. The Proposed Allocation Schedule will be considered final and binding on the Parties unless Sellers communicate to Purchaser objections to the Proposed Allocation Schedule (an “Allocation Dispute Notice”). Sellers and Purchaser shall, within ten (10) days (or such longer period as Sellers and Purchaser may agree in writing) following delivery of an Allocation Dispute Notice (the “Allocation Resolution Period”), attempt in good faith to resolve their differences and prepare a final allocation schedule that is acceptable to both Sellers and Purchaser. If Sellers and Purchaser are unable to completely resolve any such differences within such ten (10) day period, the unresolved issues (the “Allocation Dispute”) shall be resolved by the Accounting Firm in accordance with Section 1.5(b) (once so resolved, the “Final Allocation Schedule”), subject to approval by the Bankruptcy Court. Purchaser and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final Allocation Schedule and shall not take any position for Tax purposes (including on IRS Form 8594 or in any audit or other examination or proceeding relating to Taxes) inconsistent with this Section 1.5 unless required to do so by applicable Law.

(b)               If Purchaser and Sellers are unable to completely resolve any Allocation Dispute within the Allocation Resolution Period, the unresolved issues (and only such unresolved issues) (such unresolved issues collectively, the “Dispute”) shall be promptly submitted for resolution to the Accounting Firm. The Accounting Firm shall be instructed to resolve any outstanding Dispute; provided, that the Accounting Firm’s determination of any amount subject to the Dispute shall be no (i) less than the lesser of the amounts claimed by Purchaser and Sellers, respectively, or (ii) greater than the greater of the amounts claimed by Purchaser and Sellers, respectively. The Parties shall instruct the Accounting Firm to render its determination with respect to the entire Dispute within fourteen (14) days of the referral of the Dispute thereto, and the determination of the Accounting Firm shall be final and binding upon the Parties for all purposes of this Agreement. The fees and expenses of the Accounting Firm shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, in the same proportion that the dollar amount subject to the Dispute which is not resolved in favor of the Purchaser and the Sellers, as applicable, bears to the total dollar amount subject to the Dispute resolved by the Accounting Firm.

1.6              Withholding. Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Laws. To the extent that such amounts are so deducted and withheld by Purchaser, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to those recipients in respect of which such deduction and withholding was made by Purchaser.

1.7              Election.

(a)                Prior to the Closing, Purchaser shall use commercially reasonable efforts to register under the Excise Tax Act (Canada) and obtain a goods and services Tax (GST)/harmonized sales Tax (HST) registration number from the Canada Revenue Agency.

(b)               If, prior to the Closing, Purchaser is registered under the Excise Tax Act (Canada) and provides Sellers with evidence that it has been issued a GST/HST registration number from the Canada Revenue Agency, DinoKing and Purchaser will on or before the Closing jointly execute an election, in the prescribed form and containing the prescribed information, to have subsection 167(1.1) of the Excise Tax Act (Canada) apply to the sale and purchase of the Transferred Assets owned by DinoKing so that no Tax is payable in respect of such sale and purchase of such assets under Part IX of the Excise Tax Act (Canada).

(c)                If, on or prior to the Closing, Purchaser is not registered under the Excise Tax Act (Canada) and/or does not provide Sellers with evidence that it has been issued a GST/HST registration number from the Canada Revenue Agency, Purchaser shall pay to Sellers, and Sellers shall collect from Purchaser and remit to the appropriate taxing authority, GST/HST on the Transferred Assets of DinoKing.

Article II

Closing; Closing Deliveries

2.1              Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Eastern Time at the offices of Troutman Sanders, LLP located at 600 Peachtree St., Suite 3000, Atlanta, GA 30308 on the Business Day after all of the conditions to the obligations of the Sellers and Purchaser under Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or at such other time and place as agreed to in writing by the Parties (the “Closing Date”).

2.2              Closing Deliveries of Sellers and Purchaser.

(a)                Closing Deliveries of Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following:

(i)                a duly executed copy of a bill of sale, substantially in the form attached hereto as Exhibit A, providing for the transfer of tangible personal property included in the Transferred Assets (the “Bill of Sale”);

(ii)               a duly executed copy of an assignment and assumption agreement, substantially in the form attached hereto as Exhibit B, providing for the assignment of the Transferred Assets and the assumption of the Assumed Liabilities by the Purchaser (the “Assignment and Assumption Agreement”);

(iii)             duly executed assignment and assumption agreements, substantially in the form attached hereto as Exhibit C, with respect to each Assumed Real Property Lease (collectively, the “Real Property Lease Assignments”);

(iv)             duly executed instruments of assignment substantially in the form of Exhibit D attached hereto for any and all of the Seller Intellectual Property transferred or assigned hereby (collectively, the “Intellectual Property Assignments”);

(v)              duly executed copies of any other Ancillary Agreements;

(vi)             a certificate from each Seller establishing that the transfer of any Transferred Asset that is a United States real property interest within the meaning of Section 897(c) of the Code is exempt from withholding under Section 1445 of the Code, in a form reasonably acceptable to Purchaser (the “FIRPTA Certificate”);

(vii)           the certificate described in Section 6.3(d);

(viii)           a certified copy of the Approval Order;

(ix)             a certified copy of the Admiralty Court Order;

(x)              duly executed copies of the joint election referred to in Section 1.7;

(xi)           a Joint Written Direction (as defined in the Escrow Agreement) instructing the Escrow Agent to release the Good Faith Deposit to the Sellers, duly executed by the Sellers;

(xii)          stock powers duly executed in blank by Premier effectuating the transfer of the RMST Shares, free and clear of all Liens and Claims, to Purchaser;

(xiii)         counterparts of the Deeds, duly executed by Sellers, RMST or their relevant Affiliate;

(xiv)         the certificate required by Section 5.19(b); and

(xv)          such other deeds, bills of sale, assignments and other instruments of transfer or conveyance as Purchaser may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Purchaser and assumption of Assumed Liabilities by Purchaser.

(b)               Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers the following:

(i)                payment by wire transfer of immediately available funds of the Cash Payment as described in Section 2.3 to an account or accounts designated by the Sellers at least three (3) Business Days prior to the Closing Date;

(ii)               a duly executed copy of each of the Bill of Sale, Assignment and Assumption Agreement, the Real Property Lease Assignments, Intellectual Property Assignments and any other Ancillary Agreements;

(iii)             the certificate described in Section 6.2(c);

(iv)             a Joint Written Direction (as defined in the Escrow Agreement) instructing the Escrow Agent to release the Good Faith Deposit to the Sellers, duly executed by the Purchaser;

(v)              counterparts of the Deeds, duly executed by Purchaser, if required; and

(vi)             such other deeds, bills of sale, assignments and other instruments of transfer or conveyance as Sellers may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Purchaser and assumption of Assumed Liabilities by Purchaser.

2.3              Closing Date Payment.

(a)                On the terms and subject to the conditions contained herein, the total consideration to be paid to Sellers on the Closing Date for the Transferred Assets shall be (x) the assumption of the Assumed Liabilities and (y) a cash payment (the “Cash Payment”) equal to the sum of: (i) $17,500,000 (Seventeen Million Five Hundred Thousand Dollars) plus (ii) the amount, if any, by which the Estimated Current Assets exceeds the Target Current Assets minus (iii) the amount, if any, by which the Estimated Current Assets is less than the Target Current Assets minus (iv) the Good Faith Deposit delivered to Sellers at Closing minus (v) the Escrow Amount.

(b)               At the Closing, Purchaser shall deposit (or cause to be deposited) an amount equal to $500,000 (the “Escrow Amount”) with the Escrow Agent, pursuant to the terms of the Escrow Agreement, which Escrow Amount shall be held by the Escrow Agent as available funds to satisfy any Adjustment Shortfall Amount in accordance with Section 2.4 (all such funds, the “Escrow Funds”). The Escrow Funds shall only constitute property of the Sellers’ bankruptcy estates in the event and to the extent that the Escrow Funds are required to be released to the Sellers in accordance with the terms of this Agreement and the Escrow Agreement.

(c)                No later than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to Purchaser a statement (the “Estimated Current Asset Statement”) setting forth the Sellers’ good faith estimate of the Closing Date Current Assets (the “Estimated Current Assets”). The Estimated Current Asset Statement shall be prepared using commercially reasonable accounting methods, policies, categorizations, definitions, principles, practices, techniques and procedures that are mutually acceptable to the Parties, but shall not include any changes in assets or liabilities as a result of changes arising from or resulting as a consequence of the Closing. If Purchaser has any dispute regarding such calculation of Estimated Current Assets, Sellers and Purchaser shall in good faith attempt to resolve any such dispute prior to the Closing.

2.4              Post-Closing Purchase Price Adjustments.

(a)                As soon as reasonably practicable after the Closing Date, and in any event, within sixty (60) days thereof, Purchaser shall prepare and deliver to the Sellers a statement (the “Closing Date Current Asset Statement”) setting forth the calculation of the Closing Date Current Assets. The Closing Date Current Asset Statement shall be prepared in a manner consistent with the accounting methods, policies, categorizations, definitions, principles, practices, techniques and procedures utilized in the preparation of the Estimated Current Asset Statement, but shall not include any changes in assets or liabilities as a result of changes arising from or resulting as a consequence of the Closing. Upon receipt from Purchaser, Sellers shall have thirty (30) days to review the Closing Date Current Asset Statement (the “Review Period”). At Sellers’ request, Purchaser and its employees, accountants and representatives (i) shall cooperate and assist Sellers and its representatives in reviewing the Closing Date Current Asset Statement and the materials used in its preparation and (ii) shall provide Sellers and their representatives with any information reasonably requested by them in connection therewith. If Sellers disagree with Purchaser’s computation of Closing Date Current Assets, Sellers may, on or prior to the last day of the Review Period, deliver a written notice to Purchaser (the “Notice of Objection”), which sets forth in reasonable detail (i) those items or amounts with which Sellers disagree and (ii) Sellers’ calculation of Closing Date Current Assets based on such objections. To the extent not set forth in the Notice of Objection, Sellers shall be deemed to have agreed with Purchaser’s calculation of all other items and amounts contained in the Closing Date Current Asset Statement. Unless Sellers deliver the Notice of Objection to Purchaser on or prior to the last day of the Review Period, Sellers shall be deemed to have accepted Purchaser’s calculation of Closing Date Current Assets and the Closing Date Current Asset Statement shall be final, conclusive and binding.

(b)               If Sellers deliver the Notice of Objection to Purchaser within the Review Period, Purchaser and Sellers shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Date Current Assets. If, at the end of such period or any mutually agreed extension thereof, Purchaser and Sellers are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a single neutral arbitrator (the “Arbitrator”). The Purchaser and Sellers shall instruct the Arbitrator promptly to review this Section 2.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Date Current Assets set forth in the Closing Date Current Asset Statement requires adjustment. The Arbitrator shall base its determination solely on written submissions by Purchaser and Sellers regarding the items in dispute and consistent with the terms of this Agreement and not on an independent review. Purchaser and Sellers shall make available to the Arbitrator all relevant books and records and other items reasonably requested by the Arbitrator. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Arbitrator shall deliver to Purchaser and Sellers a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Date Current Assets; provided that such resolution with respect to each disputed item, must be within the range of values established for such item as determined by reference to the value assigned to such item by the Sellers in the Notice of Objection and by Purchaser in the Closing Date Current Asset Statement. The decision of the Arbitrator shall be final, conclusive and binding on Purchaser and Sellers. The costs and expenses of the Arbitrator shall be allocated between Purchaser and Sellers based upon the percentage which the portion of the contested amounts not awarded to each party bears to the amounts actually contested by such party, as determined by the Arbitrator.

(c)                For purposes of this Agreement, “Final Current Assets” means the Closing Date Current Assets: (i) as shown in the Closing Date Current Asset Statement delivered by Purchaser to Sellers pursuant to Section 2.4(a), if no Notice of Objection with respect thereto is timely delivered by Sellers to Purchaser pursuant to Section 2.4(a); or (ii) if a Notice of Objection is so delivered, (A) as agreed by Purchaser and Sellers pursuant to Section 2.4(b) or (B) in the absence of such agreement, as shown in the Arbitrator’s calculation delivered pursuant to Section 2.4(b).

(d)               If the Final Current Assets are less than the Estimated Current Assets, then the amount of such shortfall ( the “Adjustment Shortfall Amount”) shall be deducted from the Purchase Price on a dollar-for-dollar basis, and (A) the Adjustment Shortfall Amount shall be deducted from the Escrow Funds and paid to Purchaser and, if the Escrow Funds are insufficient to satisfy the Adjustment Shortfall Amount (if any), the amount of such insufficiency shall be paid by the Sellers to Purchaser on a joint and several basis by wire transfer of immediately available funds, and (B) after making such payment to Purchaser, the remaining portion (if any) of the Escrow Funds shall be paid to the Sellers in accordance with the terms of the Escrow Agreement. If the Final Current Assets are greater than the Estimated Current Assets, then the amount of such excess (the “Adjustment Excess Amount”) shall be added to the Purchase Price on a dollar-for-dollar basis and Purchaser shall pay to Sellers the Adjustment Excess Amount by wire transfer of immediately available funds. Any payment due to Purchaser or Sellers pursuant to the adjustments set forth in this Section 2.4(d) shall be paid within three (3) days of the determination of Final Current Assets in accordance with this Section 2.4. Purchaser and Sellers shall designate in writing the account(s) to which such payment is to be made at least one (1) day before the payment is due. Purchaser and Sellers shall deliver a joint written instruction to the Escrow Agent instructing it to disburse to Purchaser and the Sellers the applicable portions of the Escrow Funds payable to such Party under this Section 2.4(d) by wire transfer of immediately available funds.

Article III

Representations and Warranties of the Sellers

Except as set forth in corresponding sections or subsections of the disclosure letter delivered to Purchaser by the Sellers prior to entering into this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the Sellers and RMST hereby represent and warrant to Purchaser that:

3.1              Organization, Good Standing and Qualification.

(a)                Each Seller and RMST is a legal entity duly organized, validly existing and (to the extent such concept exists in the jurisdiction where such entity is organized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted. Each Seller and RMST is duly authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business requires such qualification, except for failures to be so authorized or be in such good standing, as would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(b)               The Sellers have made available to Purchaser complete and correct copies of the Sellers’ and RMST’s certificates of incorporation and bylaws or comparable organizational documents, each as amended to the date of this Agreement, and each as so made available is in effect on the date of this Agreement. The Sellers and RMST are not in violation of any provision of their respective organizational documents.

3.2              Subsidiaries; Capitalization.

(a)                Premier has no direct or indirect Subsidiaries except as set forth on Section 3.2(a) of the Seller Disclosure Letter, which sets forth the name and jurisdiction of each such Subsidiary. No Seller owns any equity interest in any Person other than the Subsidiaries set forth on Section 3.2(a) of the Seller Disclosure Letter.

(b)               Premier owns beneficially and of record 100% of the issued and outstanding capital stock of RMST (the “RMST Shares”) free and clear of all Liens (other than Liens provided under the DIP Agreement, which shall be released on or prior to the Closing). The RMST Shares owned by Premier constitute all of the issued and outstanding equity interests of RMST and no other Person owns or has the right to acquire any RMST Shares. Upon delivery and payment for the RMST Shares at Closing, Purchaser shall acquire good and valid title to all RMST Shares free and clear of all Liens and Claims.

(c)                All the outstanding RMST Shares have been duly authorized and validly issued, fully paid and are nonassessable. Except as set forth in Section 3.2(c) of the Seller Disclosure Letter, there are no outstanding (i) securities of RMST convertible into or exercisable or exchangeable for shares of capital stock of RMST; (ii) options, warrants, subscriptions or other rights (including any preemptive, exchange, conversion or other rights) or agreements, stock appreciation rights or features, anti-dilution rights or features, puts, calls, commitments or understandings of any kind to acquire from RMST, or other obligations of Sellers or RMST to issue, transfer, settle or sell, any shares of capital stock of RMST or (iii) rights of first refusal, rights of first offer, voting trusts, proxies, registration rights agreements, equity holder agreements or other similar agreements or understandings with respect to the sale or voting (if applicable) of any capital stock of RMST (the items in clauses (i), (ii) and (iii) being referred to collectively as the “RMST Securities”). Except as set forth in Section 3.2(c) of the Seller Disclosure Letter, there are no outstanding rights or obligations of any Person to repurchase, redeem, or otherwise acquire any RMST Securities. There are no outstanding bonds, debentures, notes or other indebtedness of RMST having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of equity securities of RMST may vote.

(d)               Except as set forth on Section 3.2(d) of the Seller Disclosure Letter, none of (i) 1032403 B.C. Ltd., a company formed under the laws of British Columbia, (ii) DinoKing International, Inc., a company formed under the laws of British Columbia, (iii) PRXI International Holdings CV, a company formed under the laws of the Netherlands, or (iv) Premier Hollywood Pictures LLC, a Nevada limited liability company (collectively, the “Non-Seller Subsidiaries”) has any assets, operations or employees and is not a party to or bound by any Contract related to the Business.

3.3              Corporate Authority. The Sellers have all requisite corporate or similar power and authority and have taken all corporate or similar action necessary in order to execute and deliver this Agreement and the Ancillary Agreements and, subject to the entry of the Bankruptcy Court Orders (as defined herein) and the Admiralty Court Order, to perform their obligations under this Agreement and to consummate the sale of the Business and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Sellers and, upon their execution and delivery in accordance with the terms of this Agreement, each of the Ancillary Agreements to which any Seller is a party will have been duly and validly executed and delivered by each such Seller, as applicable. Assuming the due authorization, execution and delivery hereof and thereof by Purchaser, and subject to the Bankruptcy Court’s entry of the Bankruptcy Court Orders and the Admiralty Court’s entry of the Admiralty Court Order, this Agreement constitutes and the Ancillary Agreements will constitute a valid and binding agreement of the Sellers enforceable against the Sellers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

3.4              Governmental Filings and Approvals; No Conflicts.

(a)                The execution and delivery of this Agreement and the Ancillary Agreements by the Sellers do not, and the performance by the Sellers and consummation of the sale of the Business and the other transactions contemplated by this Agreement will not, require any consent, approval or authorization of, or filing with or notification to any Governmental Entity other than (i) the entry of the Bankruptcy Court Orders and the Bankruptcy Court Orders becoming Final Orders, (ii) the entry of the Admiralty Court Order, and no Person having appealed the Admiralty Court Order within sixty (60) days of the Admiralty Court Order Entry Date, (iii) filings required under, and in compliance with other applicable requirements of any Antitrust Laws, and (iv) the consents or notices set forth in Section 3.4(a) of the Seller Disclosure Letter.

(b)               Assuming that all consents, approvals and authorizations described in Section 3.4(a) have been obtained and all filings and notifications described in Section 3.4(a) have been made, the execution and delivery of this Agreement and the Ancillary Agreements by the Sellers and the performance by the Sellers and consummation of the sale of the Business and the other transactions contemplated by this Agreement will not: (i) conflict with or violate the certificate of incorporation or bylaws or other equivalent organizational documents of the Sellers or RMST, (ii) constitute a violation of any Law binding upon or applicable to the Sellers or RMST or any of their respective properties or assets, (iii) except as set forth in Section 3.4(b) of the Seller Disclosure Letter, require any consent of or other action by any Person under, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any material Contract to which any of the Sellers or RMST is a party or by which any of their respective properties are bound except for breaches and defaults referred to in Section 365(b)(2) of the Bankruptcy Code or (iv) result in the creation of any Lien or Claim on any of the properties or assets of the Sellers or RMST.

3.5              Financial Statements. Section 3.5 of the Seller Disclosure Letter sets forth true, correct and complete copies of the financial statements of Premier and its Subsidiaries as of and for the periods ending December 31, 2016 and December 31, 2017 and April 2018 (collectively, the “Financial Statements”), which Financial Statements were relied upon by Purchaser in connection with its determination of the Purchase Price. The Financial Statements were prepared from the Books and Records of Premier and its Subsidiaries and present fairly, in all material respects, the financial position of Premier and its consolidated Subsidiaries as of the dates referred to therein and the results of their operations and their cash flows for the periods referred to therein.

3.6              Absence of Certain Changes. Since December 31, 2017, except in connection with this Agreement and the transactions contemplated hereby or as set forth on Section 3.6 of the Seller Disclosure Letter, (a) the Business has been conducted in the ordinary course consistent with past practice and (b) there has been no change, event or development that, individually or in the aggregate, has had, or is reasonably likely to have, a Seller Material Adverse Effect.

3.7              Litigation. Except as set forth in Section 3.7 of the Seller Disclosure Letter and the Bankruptcy Cases, there are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Sellers’ Knowledge, threatened against any of the Sellers or RMST with respect to the Business or any of the Transferred Assets. None of the Sellers or RMST (nor any of their respective properties or assets) is party or subject to any judgment, order, writ, injunction, decree or award of any Governmental Entity.

3.8              Compliance with Laws; Permits.

(a)                Except as set forth on Section 3.8(a) of the Seller Disclosure Letter, the Sellers and RMST are, and since December 31, 2015 have been, in compliance in all material respects with all Laws applicable to the Business. None of the Sellers or RMST are under investigation with respect to any violation of any applicable Laws.

(b)               The Sellers and RMST have obtained and are, and since December 31, 2015 have been, in compliance in all material respects with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary for the Sellers and RMST to own, lease and operate their respective properties and assets, and to carry on and operate the Business as currently conducted (the “Permits”), and all such Permits are in full force and effect. Section 3.8(b) of the Seller Disclosure Letter sets forth a complete and accurate list of all Permits. No suspension or cancellation of any Permits is pending or, to the Sellers’ Knowledge, threatened in writing and no such suspension or cancellation will result from the transactions contemplated by this Agreement.

3.9              Undisclosed Liabilities. None of the Sellers has any material Liabilities, except for: (i) Liabilities accrued or reserved for in the Financial Statements (including any related notes); (ii) Liabilities incurred in the ordinary course of business since May 31, 2018 and which would not reasonably be expected to be material to the Business or the Transferred Assets, in each case, taken as a whole; and (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement or the Bankruptcy Cases.

3.10          Material Contracts. Section 3.10 of the Seller Disclosure Letter includes a true and complete list of the following Contracts (including any amendment, supplement, or modification thereof) to which a Seller or RMST is a party with respect to the Business, the Transferred Assets or the Assumed Liabilities as of the date hereof (each such Contract, a “Material Contract”):

(i)                 each Contract that involves performance of services or delivery of goods or materials by a Seller or RMST of an amount or value in excess of $50,000;

(ii)               each Contract that involves performance of services or delivery of goods or materials to a Seller or RMST of an amount or value in excess of $50,000;

(iii)             each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or material personal property;

(iv)             any Contract that is a collective bargaining or other agreement with a labor union;

(v)              any licenses of material Intellectual Property to or from any Person (other than licenses for Off-the-Shelf Software);

(vi)             any employment Contracts (other than offer letters), and all Contracts as to which an employee is entitled to severance in excess of any severance required by applicable Law and any independent contractor or consulting agreements;

(vii)           any Contract (A) containing covenants that restrict the business activity of a Seller or RMST (other than non-disclosure agreements entered into in the ordinary course of business) or (B) limiting the freedom of a Seller or RMST to engage in any line of business or to compete with any Person;

(viii)          any Contracts relating to any (A) Indebtedness for money borrowed and (B) any other material Indebtedness;

(ix)             any Contracts that create or govern a partnership, joint venture, strategic alliance or similar arrangement;

(x)              any Contracts with any Affiliate, other than Contracts relating to employment; and

(xi)             each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by a Seller or RMST other than in the ordinary course of business.

Except as set forth in Section 3.10 of the Seller Disclosure Letter, each Material Contract is valid, binding and enforceable against each such Seller or RMST, as applicable, and, to the Sellers’ Knowledge, the other parties thereto, in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect. Except as set forth in Section 3.10 of the Seller Disclosure Letter and other than as a result of the filing and pendency of the Bankruptcy Cases, neither any Seller nor RMST is in material breach of or material default under any Material Contract to which it is a party, and, to Sellers’ Knowledge, no other Person is in material breach of or material default under any Material Contract.

3.11          Labor and Employee Benefits.

(a)                Premier has made available to Purchaser prior to the date hereof a true, correct and complete list of the following information for each Seller Employee, including any Seller Employee on leave of absence or layoff as of the date hereof: name; job title; employer; work location; date of hire; the current year’s base compensation and, separately, any promised or targeted bonus compensation; exempt or non-exempt status; visa status if not a United States citizen; the amount of vacation pay to which each employee is entitled on the date hereof; and, if on leave, date of expected return. Except as set forth in Section 3.11(a) of the Seller Disclosure Letter, all Seller Employees are “employees at will,” and their employment may be terminated at any time. Since December 31, 2015, RMST has not had any employees.

(b)               Except as set forth in Section 3.11(b) of the Seller Disclosure Letter, (i) none of the Sellers or RMST is a party to or is otherwise bound by any collective bargaining or other Contract with a labor union, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any Seller Employees; (ii) there is no pending or, to the Knowledge of Sellers, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity involving, or any organizing campaign with respect to, any Seller Employees and no such activity has occurred since December 31, 2015; (iii) the Sellers and RMST are in compliance in all material respects with all applicable Laws respecting labor and employment, including without limitation, Laws concerning fair employment practices, terms and conditions of employment, collective bargaining, employee classification (as exempt or non-exempt, and as employee or independent contractor), wages and hours, occupational health and safety, workers’ compensation and immigration; and (iv) since December 31, 2015, none of the Sellers or RMST has engaged in any “mass layoff” or “plant closing,” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar state or local legislation (collectively, “WARN”), and none of the Sellers has any outstanding WARN Liabilities.

(c)                Section 3.11(c) of the Seller Disclosure Letter sets forth an accurate and complete list of each Benefit Plan. For purposes of this Agreement, “Benefit Plan” means all benefit and compensation plans, Contracts, policies or arrangements (whether or not in writing) covering any current or former director, officer, employee or individual independent contractor of the Sellers or RMST (each, a “Service Provider”) maintained, sponsored or contributed to by the Sellers or RMST or under which any of the Sellers or RMST has any Liability (contingent or otherwise), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, termination, stock option, stock purchase, stock appreciation rights, stock-based, incentive, retention, change in control, retirement, profit sharing, fringe benefit and welfare plans, Contracts, policies or arrangements. Except as set forth in Section 3.11(c) of the Seller Disclosure Letter, since December 31, 2015, RMST has not sponsored or maintained any Benefit Plan. True and complete copies of all Benefit Plans listed on Section 3.11(c) of the Seller Disclosure Letter, including any amendments thereto, have been made available to Purchaser, together with (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Benefit Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) any summary plan descriptions; (iv) any related trust agreements, insurance Contracts, insurance policies or other documents of any funding arrangements; and (v) any material correspondence to or from any Governmental Entity with respect to any such Benefit Plan.

(d)               (i) Each of the Benefit Plans has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan; (iii) no material Liability under Title IV of ERISA has been incurred by the Sellers or RMST that has not been satisfied in full when due, and, to the Sellers’ Knowledge, no condition exists that could be reasonably expected to result in any material Liability under Title IV of ERISA; (iv) no Benefit Plan subject to the minimum funding requirements of Section 302 of ERISA or any trust established thereunder has failed to meet such minimum funding standards (as described in Section 302 of ERISA), whether or not waived, as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date of this Agreement; and (v) all contributions required to be made to any Benefit Plan by applicable Law and the terms of such Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the Closing, have been timely made or paid in full, or, to the extent not required to be made or paid on or before the Closing, have been fully reflected in line items on the applicable financial statements of the Sellers or RMST.

(e)                Neither any Seller nor RMST maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, a Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or otherwise subject to Title IV of ERISA or any multiemployer plan (as defined in Section 3(37) of ERISA) and neither any Seller nor RMST has incurred or has any reason to believe it has incurred or will incur any withdrawal Liability under Title IV of ERISA.

(f)                Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, on which it can currently rely, as to its qualification and, to the Sellers’ Knowledge, no event has occurred that could reasonably be expected to result in disqualification of such Benefit Plan.

(g)               Except as set forth in Section 3.11(g) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Service Provider to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, director, officer or independent contractor, (iii) directly or indirectly cause the Sellers or RMST to transfer or set aside any assets to fund any benefits under any Benefit Plan, (iv) otherwise give rise to any Liability under any Benefit Plan, or (v) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Plan on or following the Closing.

(h)               There are no Liabilities, breaches, violations or defaults under any Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by Sellers or any of their Affiliates which could subject the Transferred Assets, Purchaser, Purchaser’s Affiliates or any of Purchaser’s or Purchaser’s Affiliates’ employee benefit plans to any Taxes, penalties or other Liabilities, including any “controlled group liability.” As used in the preceding sentence, the term “controlled group liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Sections 302, 303, and 4068(a) of ERISA, (iii) under Section 412, 430 or 4971 of the Code, and (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

3.12          Real Property.

(a)                Each of the Sellers and RMST has (i) good, marketable and indefeasible fee title to all real property (including all buildings, improvements, fixtures and other structures which constitute real property under the laws of the jurisdiction in which they are located) owned by such Seller or RMST related to the ownership or operation of the Business (“Owned Real Property”) and (ii) a valid leasehold interest in the leases, subleases, licenses or other occupancies or use agreements to which each such Seller and RMST is a party as tenant for real property related to the ownership or operation of the Business (the “Real Property Leases” ; the Real Property Leases, together with the Owned Real Property, collectively, the “Real Property”), in each case, free and clear of all Liens, except for Permitted Liens and mortgages set forth on Schedule 3.12(a) of the Seller Disclosure Letter. Schedule 3.12(a) of the Seller Disclosure Letter sets forth a complete and correct list, as of the date hereof, of the Real Property.

(b)               Except in connection with the Bankruptcy Cases, and after giving effect to Section 365(c) of the Bankruptcy Code, and except as set forth on Schedule 3.12(b) of the Seller Disclosure Letter, (i) each Real Property Lease is valid, binding and in full force and effect and (ii) there is not under any Real Property Lease (x) any default by any Seller or RMST or, to the Sellers’ Knowledge, any other party thereto or (y) to the Sellers’ Knowledge, any condition or event which, with notice or lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, in each case after giving effect to Section 365(c) of the Bankruptcy Code.

(c)                True and complete copies of all deeds, leases, easement agreements, shared facilities agreements, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title commitments, surveys and similar documents, and all amendments thereof, with respect to the Real Property and in the possession of Sellers or RMST have been made available to Purchaser prior to the date hereof.

3.13          Taxes.

(a)                Except as set forth in Section 3.13(a) of the Seller Disclosure Letter, the Sellers and RMST (i) have prepared and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with respect to the Transferred Assets or the Business, and all such filed Tax Returns are complete and accurate and have been prepared in compliance with applicable Laws; (ii) have paid all Taxes (whether or not shown as due on such filed Tax Returns) required to have been paid with respect to the Transferred Assets or the Business; and (iii) have not waived any statute of limitations with respect to any amount of Taxes with respect to the Transferred Assets or the Business or agreed to any extension of time with respect to any amount of Tax assessment or deficiency with respect to the Transferred Assets or the Business, in each case that is still outstanding. There are no Liens for Taxes upon the Transferred Assets other than Permitted Liens.

(b)               The Sellers and RMST have withheld and paid over all Taxes required to have been withheld and paid over to the appropriate Governmental Entity in connection with amounts paid or owing to any Seller Employees, independent contractor, shareholder, creditor, or other third party and all Forms W-2 and 1099 (or other informational reports) required with respect thereto have been properly completed and timely filed.

(c)                No audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes with respect to the Transferred Assets or the Business or Tax matters to which any of the Sellers or RMST is a party are currently pending to the extent involving Taxes with respect to the Transferred Assets or the Business. All deficiencies asserted or assessments for Taxes made as a result of any audits or examinations by any Governmental Entity with respect to the Transferred Assets or the Business have been fully paid.

(d)               No written claim has ever been made by a Governmental Entity in a jurisdiction where the Sellers or RMST do not file Tax Returns that the Sellers or RMST are or may be subject to Tax, or required to file Tax Returns, in that jurisdiction.

(e)                None of the Sellers or RMST has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local or foreign Tax Law) in the past two years.

(f)                None of the Sellers or RMST has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)               None of the Sellers or RMST is a party to, nor does it have any obligation under, any Tax indemnity or Tax-sharing agreement, or similar contract or arrangement. The Sellers and RMST (i) have never been a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than a group the common parent of which is Premier) and (ii) have no liability for any unpaid Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h)               The aggregate unpaid Taxes of RMST (a) did not, as of the most recent date of the Financial Statements, exceed the reserve for Tax liability of RMST (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements and (b) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of RMST in accruing for Tax liabilities.

(i)                 RMST will not be required to include any item of income in, or exclude any deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a Taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any adjustment under Section 481 of the Code); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid or deposit amount received on or prior to the Closing Date; (vi) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date; (vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax law) made on or prior to the Closing Date; or (viii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.

(j)                 Since December 31, 2014, RMST has not made or changed any Tax election, adopted, changed or requested permission to change any Tax accounting period or Tax method or practice, filed any amended Tax Return, consented to or entered into any closing agreement, or similar agreement with any taxing authority, or consented to or settled or compromised any Tax claim or assessment.

(k)               DinoKing has complied with all registration and reporting requirements in respect of any Taxes and has duly and timely collected all amounts on account of Taxes, including goods and services Tax (GST)/harmonized sales Tax (HST) and provincial or territorial sales Taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Government Entity any such amounts required by applicable Law to be remitted by it.

(l)                DinoKing is registered under Part IX of the Excise Tax Act (Canada) with registration number 83495 5122 RT0001.

(m)              DinoKing is not a non- resident of Canada or within the meaning of section 116 of the Income Tax Act (Canada).

3.14          Intellectual Property.

(a)                Section 3.14(a) of the Seller Disclosure Letter sets forth a list of all (i) Patents included in the Seller and RMST Intellectual Property, (ii) Trademarks included in the Seller and RMST Intellectual Property, (iii) Copyrights included in the Seller and RMST Intellectual Property, in each case, that are the subject of a registration or a pending application for registration (collectively, the “Registered Intellectual Property”), and (iv) Domain Names and Social Media Accounts included in the Seller and RMST Intellectual Property. Section 3.14(a) of the Seller Disclosure Letter also identifies (i) the jurisdictions in which each such item of the Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made, and the relevant application or registration number and (ii) each material license agreement or other similar arrangement that relates to the Seller and RMST Intellectual Property. The Seller and RMST Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting the Sellers’ or RMST’s use thereof or rights thereto. The Sellers or RMST own the Seller and RMST Intellectual Property, free and clear of all Liens other than Permitted Liens. There are no filing or other deadlines within ninety (90) days of the Execution Date with respect to any Seller and RMST Intellectual Property.

(b)               Except as set forth on Section 3.14(b) of the Seller Disclosure Letter, to the Sellers’ Knowledge, since January 1, 2017, (i) the conduct of the Business as presently conducted by the Sellers and RMST has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party, and (ii) no Person is infringing, misappropriating, or otherwise violating any Seller and RMST Intellectual Property rights. Sellers and RMST have not received any communication regarding possible infringement by the Seller and RMST Intellectual Property of the rights of third parties. Sellers or RMST have not made any communication with any third party alleging infringement of any portion of the Seller and RMST Intellectual Property.

(c)                The Sellers and RMST have taken commercially reasonable measures to protect the confidentiality of the trade secrets and other material confidential information included in the Seller and RMST Intellectual Property and such trade secrets have not been disclosed to any Person except pursuant to written non-disclosure agreements.

(d)               The Sellers and RMST have not transferred ownership of any Seller and RMST Intellectual Property to any Person, or knowingly permitted the Sellers’ or RMST’s rights in any Seller and RMST Intellectual Property to enter the public domain or, with respect to any Seller and RMST Intellectual Property for which the Sellers or RMST have submitted an application or obtained a registration, lapse (other than through the expiration of registered Seller and RMST Intellectual Property at the end of its maximum statutory term). Neither the execution and delivery of this Agreement nor the performance of the Sellers’ or RMST’s obligations under this Agreement will cause the forfeiture, abandonment, expiration or termination of, or give rise to a right of forfeiture or termination of any Seller and RMST Intellectual Property, or impair in any material respect the right of the Purchaser to use, possess, sell or license any Seller and RMST Intellectual Property. All Seller and RMST Intellectual Property will be fully transferable, alienable or licensable by Purchaser without restriction and without need for payment of any kind to any third party.

(e)                The software of the Sellers and RMST that is used or sold in the Business, (i) is fully operational, functional and substantially free of material bugs, defects, errors, viruses and other contaminants, and (ii) does not use or incorporate and is not derived from any shareware, freeware or software subject to an “open source,” “copyleft” or other similar license that requires the licensing, offer or provision of source code owned by the Sellers or RMST to others if the applicable software is licensed, made available, distributed or conveyed to others. Except as set forth on Section 3.14(e) of the Seller Disclosure Letter, there are no licenses or Contracts granting any Person exclusive rights to or under any Seller and RMST Intellectual Property or granting any Person the right to sublicense any Seller and RMST Intellectual Property.

3.15          Sufficiency of Assets. Section 3.15 of the Seller Disclosure Letter sets forth a true, correct and complete list of all material tangible and intangible assets, properties and rights to the extent used or otherwise related to, useful in or necessary for the conduct of the Business, as of the date reflected on each such list of tangible and intangible assets. The Transferred Assets to be sold to the Purchaser hereunder are sufficient for the continued conduct of the Business from and after the Closing Date in substantially the same manner as the Business is currently conducted assuming all Assumed Contracts and Assumed Real Property Leases shall have been assigned to the Purchaser without modification, except to the extent that Purchaser’s ability to operate the Business from and after the Closing Date may be affected as a result of actions or orders of the Bankruptcy Court.

3.16          Title to Transferred Assets. Except as set forth in Section 3.16 of the Seller Disclosure Letter, Sellers have good and valid title to, or, in the case of leased assets, have good and valid leasehold interests in, the Transferred Assets, free and clear of all Liens (except for Permitted Liens). RMST has good and valid title to, or, in the case of leased assets, has good and valid leasehold interests in, the RMST Assets, free and clear of all Liens (except for Permitted Liens). At the Closing, Sellers will convey, subject to the Approval Order and Admiralty Court Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, good and valid title to, or valid leasehold interests in, all of the Transferred Assets, free and clear of all Liens and Claims, to the fullest extent permissible under section 363(f) of the Bankruptcy Code.

3.17          Revised Covenants and Conditions.

(a)                RMST is in compliance in all respects with the Revised Covenants and Conditions, including the obligation to fund the reserve account on a quarterly basis in the amount of $25,000.

(b)               RMST is the Trustee (as defined in the Revised Covenants and Conditions) and a Qualified Institution (as defined in the Revised Covenants and Conditions) of the Subject Titanic Artifact Collection (as defined in the Revised Covenants and Conditions) and has the authority, privilege and right to act as Trustee and a Qualified Institution under the Revised Covenants and Conditions.

(c)                This Agreement and the consummation of the transactions contemplated hereunder will not change, modify, amend or impair RMST’s status as Trustee or Qualified Institution of the Subject Titanic Artifact Collection and all rights, interests and privileges of RMST in the Revised Covenants and Conditions shall remain in full force and effect following the Closing.

(d)               Except as set forth on Section 3.17(d) of the Seller Disclosure Letter, RMST has no Liabilities.

(e)               Except as set forth on Section 3.17(e) of the Seller Disclosure Letter and except for the rights, benefits and obligations pursuant to the Revised Covenants and Conditions and the Artifacts and Exhibitry solely to the extent relating to the RMS Titanic or “Titanic: The Artifact Exhibition”, RMST does not have any assets, operations or employees and is not a party to or bound by any Contract related to the Business.

(f)                Section 3.17(f) sets forth any Contract or arrangement to which RMST is a party or by which RMST’s assets are bound with any Affiliate of the Sellers (“RMST Intercompany Arrangements”).

3.18          Insurance. Section 3.18 of the Seller Disclosure Letter contains a true and complete list, as of the date hereof, of all Insurance Policies. All of the Insurance Policies are in full force and effect and no notice of cancellation or termination has been received by Sellers or RMST with respect to any of such Insurance Policies. All premiums due and payable by Sellers or their Affiliates (including RMST) under the Insurance Policies prior to the date hereof have been duly paid. There is no material claim pending under any of the Insurance Policies, and no material claim thereunder made between December 31, 2015 and the date hereof has been denied.

3.19          Privacy Policy.  Sellers and RMST have all complied in all material respects, and currently comply in all material respects, with (i) the publicly posted privacy policy applicable to the Seller or RMST websites (“Privacy Policies”) and (ii) all Laws and contractual obligations relating to data privacy, data protection and data security (“Privacy Laws”), including Laws related to the collection, storage, transmission, transfer (including, without limitation, cross-border transfers), disclosure, destruction and use of Personally Identifiable Information.  Sellers and RMST have taken commercially reasonable measures to protect Personally Identifiable Information in their possession against loss, damage, and unauthorized access or use. Since December 31, 2015, no actions, suits, claims, hearings, arbitrations, or other proceedings have existed or, to Sellers’ Knowledge, has been threatened regarding and, to Sellers’ Knowledge there has not existed any, (x) violation of such Privacy Policies or any implementation of the Privacy Policies by a Seller or RMST, or (y) violation of any Privacy Laws by a Seller or RMST. To Sellers’ Knowledge, neither any Seller nor RMST has been served with an information or enforcement notice (including, without limitation, pursuant to section 40 of the Data Protection Act 1998) by any data protection regulatory authority.

3.20          Certain Payments; OFAC.

(a)                Since December 31, 2015, no director, officer, agent or employee of any Seller or RMST or any other Person acting for or on behalf of any Seller or RMST, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller or RMST, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the Books and Records of any Seller or RMST.

(b)               Since December 31, 2015, neither any Seller nor RMST has been a party to any Contract with, and has not conducted business or participated in any transaction involving, (i) any Person identified on the Office of Foreign Assets Control’s (“OFAC”) list of Specially Designated Nationals and Blocked Persons or targeted by an OFAC Sanctions Program; (ii) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country with respect to which the United States or any jurisdiction in which any Seller or RMST is operating or located administers or imposes economic or trade sanctions or embargoes; (iii) any Person acting, directly or indirectly, on behalf of, or an entity that is owned or controlled by, a Specially Designated National and Blocked Person or by a government or Person identified in clause (ii) above, or (iv) a Person on any other similar export control, terrorism, money laundering or drug trafficking related list administered by any Governmental Entity either within or outside the United States with whom it is illegal to conduct business pursuant to applicable Law in each case, in violation of any applicable Law.

3.21          Brokers and Finders. No broker, finder or investment banker (other than GlassRatner Advisory & Capital Group, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates could have any Liability. The fees and commissions of GlassRatner Advisory & Capital Group, LLC shall be borne solely by the Sellers.

Article IV

Representations and Warranties of Purchaser

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Sellers by Purchaser prior to entering into this Agreement (the “Purchaser Disclosure Letter” and, together with the Seller Disclosure Letter, the “Disclosure Letters”) (it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Purchaser hereby represents and warrants to the Sellers that:

4.1              Organization, Good Standing and Qualification. Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited liability company or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted. Purchaser has made available to the Sellers a complete and correct copy of the certificate of incorporation and bylaws of Purchaser or comparable organizational documents, each as in effect on the date of this Agreement. Purchaser is not in violation of any provision of its organizational documents, except for any violation that would not, individually or in the aggregate, prevent, materially delay or impair, or be reasonably likely to prevent, materially delay or impair, the ability of Purchaser to consummate the purchase of the Transferred Assets, the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement.

4.2              Authority.

(a)                Purchaser has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute and deliver this Agreement and the Ancillary Agreements, and subject to entry of the Bankruptcy Court Orders and the Admiralty Court Order to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, upon their execution and delivery in accordance with the terms of this Agreement, each of the Ancillary Agreements to which it is a party will have been duly and validly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery hereof by the Sellers and, subject to the Bankruptcy Court’s entry of the Bankruptcy Court Orders and the Admiralty Court’s entry of the Admiralty Court Order, this Agreement constitutes and the Ancillary Agreements will constitute a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3              Governmental Filings and Approvals; No Conflicts.

(a)                The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser do not, and the performance by Purchaser and consummation of the transactions contemplated by this Agreement will not, require any consent, approval or authorization of, or filing with or notification to any Governmental Entity other than (i) the entry of the Bankruptcy Court Orders and the Bankruptcy Court Orders becoming Final Orders, (ii) the entry of the Admiralty Court Order, and no Person having appealed the Admiralty Court Order within sixty (60) days of the Admiralty Court Order Entry Date, (iii) filings required under, and in compliance with other applicable requirements of any Antitrust Laws; (iv) the consents or notices set forth in Section 4.3(a) of the Purchaser Disclosure Letter, and (v) other immaterial consents, approvals, authorizations, filings or notifications.

(b)               Assuming that all consents, approvals and authorizations described in Section 4.3(a) have been obtained and all filings and notifications described in Section 4.3(a) have been made, the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser does not, and the performance by Purchaser and consummation of the transactions contemplated by this Agreement will not: (i) conflict with or violate the certificate of incorporation or bylaws or other equivalent organizational documents of Purchaser, (ii) constitute a violation of any Law binding upon or applicable to Purchaser or any of its properties or assets; (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any material Contract to which Purchaser is a party or by which any of its properties are bound or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Purchaser.

4.4              Financing Capability. As of the date of this Agreement, Purchaser has obtained commitments from its equityholders (with Premier, on behalf of the Sellers, being a third party beneficiary) to provide sufficient funds to enable the Purchaser to pay, at the Closing, the Purchase Price and the DinoKing Insolvency Proceeding Cost. As of the Closing, Purchaser will have, cash on hand, or other sources of immediately available funds, to pay the Purchase Price and any other expenses and payments incurred by Purchaser in connection with the transactions contemplated by this Agreement and to perform its obligations hereunder.

4.5              Adequate Assurance Regarding Executory Contracts. Purchaser as of the date of this Agreement and as of the Closing will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts and Assumed Real Property Leases.

4.6              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Subsidiaries for which the Sellers or any of their Affiliates could have any Liability.

Article V

Covenants

5.1              Interim Operations.

(a)                The Sellers and RMST agree that, from the date hereof until the earlier of the Closing and the date this Agreement is validly terminated (the “Interim Period”), except (i) as set forth in Section 5.1(a) of the Seller Disclosure Letter, (ii) as may be required by the Bankruptcy Court, (iii) as may be required by applicable Law (including with respect to the Bankruptcy Cases) or Governmental Entity, (iv) as may be permitted by this Agreement (including pursuant to the Bidding Procedures Order) or (v) as may be approved by Purchaser in writing, the Sellers and RMST shall, and shall cause their Affiliates to, conduct the Business in the ordinary course of business consistent with past practice (including with respect to ordering and purchasing Inventory, maintaining the Artifacts and Exhibitry and making capital, sales and marketing expenditures). Without limiting the foregoing, during the Interim Period, Sellers and RMST shall, and shall cause their Affiliates to, use commercially reasonable efforts to (i) conduct the Business in compliance with all applicable Laws, (ii) preserve their current relationships with any Persons having business dealings with the Business (including employees, suppliers, vendors, customers, clients, and contractors), (iii) maintain the assets, properties, business records and facilities relating to the Transferred Assets or the Business in their current working order, (iv) perform on a current basis all obligations under the Assumed Contracts and Assumed Real Property Leases and (v) pay all Liabilities of DinoKing in the ordinary course of business consistent with past practice.

(b)               In furtherance of the foregoing, during the Interim Period, except (i) as set forth in Section 5.1(b) of the Seller Disclosure Letter, (ii) as may be required by the Bankruptcy Court, (iii) as may be required by applicable Law (including with respect to the Bankruptcy Cases) or Governmental Entity, (iv) as may be permitted by this Agreement (including pursuant to the Bidding Procedures Order) or (v) as may be approved by Purchaser in writing, the Sellers and RMST will not, and will cause their Affiliates not to:

(i)                 amend or otherwise change their certificate of incorporation or bylaws or other applicable organizational documents;

(ii)               issue, sell or dispose of any equity securities of any Seller or RMST or redeem or repurchase any equity securities or equity-based award of any Seller or RMST, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than by a wholly-owned Subsidiary of any such Seller to such Seller or another wholly-owned Subsidiary of such Seller;

(iii)             with respect to the Business sell, lease, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any Transferred Assets or RMST Assets, in each case other than dispositions of Inventory and other assets in the ordinary course of business or pursuant to existing Contracts in an amount not exceeding $50,000 in the aggregate;

(iv)             with respect to the Business acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case other than purchases of Inventory and other assets in the ordinary course of business or pursuant to existing Contracts in an amount not exceeding $50,000 in the aggregate;

(v)               incur, assume, refinance or guarantee any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person, except for borrowings and guarantees in the ordinary course of business under the DIP Agreement and consistent with the terms of the Cash Budget;

(vi)             cancel, compromise, waive or release any right with respect to any Transferred Asset;

(vii)           make any loans, advances or capital contributions to, or investments in, any other Person (other than to any wholly-owned Subsidiary of any such Seller);

(viii)         make or authorize any capital expenditures in excess of $50,000 in the aggregate for all projects of the Sellers and RMST;

(ix)             enter into or amend, modify, supplement, restate or renew in any respect or cancel or terminate or waive any rights under or with respect to any Material Contract, Real Property Lease or Permit;

(x)              increase any payments required to be paid under or pursuant to any Assumed Contract or Material Contract, Assumed Real Property Lease or Permit (whether or not in connection with obtaining any Consents) by Purchaser after the Closing, or increase, or take any action not required by the terms thereof that would result in any increase in, any operating expenses of any Assumed Real Property Lease;

(xi)             fail to maintain in full force and effect the existing insurance policies maintained by the Sellers or RMST with respect to the Business or the Transferred Assets (“Insurance Policies”) or to replace such Insurance Policies with comparable insurance policies covering the Sellers or RMST with respect to the Business and Transferred Assets, and the Sellers and RMST and their respective properties, assets and businesses;

(xii)           other than as required pursuant to the terms of any Benefit Plan in effect on the date hereof or as required by applicable Law: (A) increase the salaries, wages or benefits of Seller Employees, (B) enter into any severance, change-in-control, retention, employment or other agreement with any director or independent contractor of the Sellers or RMST or any Seller Employee, (C) establish, adopt, terminate or amend any Benefit Plan or any plan, program, arrangement, practice or agreement that would be a Benefit Plan if it were in existence on the date hereof; (D) take any action to fund the payment of compensation or benefits under any Benefit Plan; (E) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Benefit Plan or (F) extend an offer of employment to any natural Person who, if so employed as of the date hereof, would be a Seller Employee, other than in the ordinary course of business for employees who are not officers;

(xiii)         settle or compromise any litigation, claim or proceeding for an amount that exceeds $50,000 in the aggregate or that imposes any injunction, equitable relief, limitation or Lien against the Transferred Assets or RMST Assets or commence any litigation, claim or proceeding;

(xiv)         declare, set aside, make or pay any dividend or other distribution of any assets to any Affiliate or other Person holding direct or indirect equity interests in any Seller or RMST;

(xv)          grant, assign, license, let lapse, abandon, cancel, or otherwise dispose of any Seller and RMST Intellectual Property, other than Excluded Assets or pursuant to non-exclusive licenses of such Intellectual Property granted in the ordinary course of business;

(xvi)          enter into any agreement with any labor union or labor organization, including but not limited to any collective bargaining agreement;

(xvii)         make, change or revoke any election related to Taxes, settle or compromise any claim related to Taxes, enter into any agreement related to Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or change any taxable period or any Tax accounting method;

(xviii)        make any change in the reserving or accounting policies, practices or principles in effect on the date hereof, other than any change required by applicable Law or GAAP;

(xix)          permit or allow any Transferred Asset or RMST Asset to become subject to a Lien;

(xx)           change in any respect the cash management practices, policies or procedures of Sellers or RMST with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, payment of accounts payable, purchases, prepayment of expenses or deferral of revenue, from Sellers’ or RMST’s practices, policies and procedures with respect thereto as of the date hereof, including taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any accounts payable to post-Closing periods that would otherwise be expected to be paid in pre-Closing periods;

(xxi)         make any intercompany transfers of funds or Liabilities including any transfers between any of the Sellers and RMST;

(xxii)        introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services sold in the Business;

(xxiii)      deviate from past practice in the ordinary course of business with respect to ordering or maintenance of Inventory and the Artifacts & Exhibitry;

(xxiv)      file any motion to pay any pre-Petition Date claims of any Person;

(xxv)       prepay any expenses unless expressly set forth in the Cash Budget; or

(xxvi)      agree, authorize or commit to do any of the foregoing.

(c)                Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or the operations of the Sellers or RMST prior to the Closing, and nothing contained in this Agreement is intended to give the Sellers, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations. Prior to the Closing, each of Purchaser and the Sellers and RMST shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2              Efforts.

(a)                Subject to the terms and conditions set forth in this Agreement, each Party shall use its reasonable best efforts, and shall cause their Affiliates to use reasonable best efforts, to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the purchase and the sale of the Transferred Assets and the other transactions contemplated by this Agreement, including (i) obtaining entry of the Bankruptcy Court Orders, (ii) obtaining entry of the Admiralty Court Order, (iii) the obtaining of all necessary actions or non-actions, waivers, consents, clearances, approvals, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iv) subject to Section 1.3, the obtaining of all necessary consents, approvals or waivers from third parties and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)               Subject to the terms and conditions of this Agreement, each of the parties shall use its respective reasonable best efforts to make promptly any required submissions and filings under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement, promptly furnish information required in connection with such submissions and filing under such Antitrust Laws and, keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and, (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing: (i) the Purchaser, the Sellers and RMST agree to (A) make, or cause to be made, appropriate filings pursuant to any Antitrust Laws with respect to the transactions contemplated by this Agreement as soon as practicable, (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law, and (C) use their reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.2(b) necessary to cause the expiration or termination of the applicable waiting periods under any Antitrust Law (including any extensions thereof) as soon as practicable and (ii) each party agrees to (A) supply as soon as practicable any additional information and documentary material that may be required or requested by any Governmental Entity and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.2(b) as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Entity as soon as practicable. The Purchaser shall be responsible for all filing fees under the Antitrust Laws and any other Laws applicable to the transaction.

(c)                Each of Purchaser, RMST and Sellers shall: (i) promptly notify the other parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, investigation, or inquiry concerning the transactions contemplated by this Agreement and (iii) not independently participate in any meeting or discussions with a Governmental Entity in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement without giving the other Party prior notice of such meeting or discussions and, unless prohibited by such Governmental Entity, the opportunity to attend or participate; provided that, (A) each of the Purchaser and the Sellers and RMST may designate any non-public information provided to any Governmental Entity as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the non-public information, and (B) materials may be redacted (x) to remove references concerning the valuation of the Business, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)               Notwithstanding anything herein to the contrary and subject to clause (ii) of the following sentence, the Parties understand and agree that reasonable best efforts of Purchaser hereto shall not be deemed to include: (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or defending against or initiating any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby, or (B) proposing, negotiating, agreeing to or offering to commit to any sale, divestiture, license, disposition or separation (including by establishing a trust or otherwise) of, or any limitation on any operation or business of, any of its or any Purchaser Related Party’s businesses, assets or properties. In furtherance, and not in limitation, of the foregoing in this Section 5.2(d), (i) Sellers and RMST shall not, and shall cause their Affiliates not to, propose, negotiate, agree to or offer to commit to any sale, divestiture, license, disposition or separation of any Transferred Asset or RMST Asset, without the prior written consent of Purchaser, and (ii) Purchaser shall not be required to agree to any divestiture, sale or other disposition of any of the Transferred Assets or RMST Assets or any assets of Purchaser or any Purchaser Related Party or agree to any limitation on any operation or business of the Purchaser or any Purchaser Related Party.

5.3              Access and Information.

(a)                Subject to applicable Law, upon reasonable notice, the Sellers and RMST shall, and shall cause their Affiliates to, afford Purchaser’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to their employees, properties, books, Contracts and records relating to the Business and, during such period, the Sellers and RMST shall, and shall cause their Affiliates to, furnish promptly to Purchaser all information concerning their businesses, properties and personnel as may reasonably be requested; provided that nothing herein shall require a Seller or RMST to disclose any information to Purchaser if such disclosure would violate applicable Law or constitute a waiver of the attorney-client privilege. All requests for access or information made pursuant to this Section 5.3 shall be directed to the executive officers of Premier or other Person designated by Premier.

(b)               Until the later of (x) the closing of the Bankruptcy Cases, and (y) the liquidation and winding down of the Sellers’ estates (but in no event later than six (6) years after the Closing Date, unless a shorter period is otherwise required in connection with the Bankruptcy Cases):

(i)                 Purchaser will preserve and keep any of the business records and files (including accounting records) contained in the Transferred Assets or the assets otherwise relating to the Business (the “Books and Records”).

(ii)               The Purchaser shall allow the Sellers and any of their Representatives access to all Books and Records of the Transferred Assets and Assumed Liabilities and the Transferred Employees during normal business hours and upon reasonable notice at the Purchaser’s principal place of business or at any location where such records are stored and personnel is located to the extent such access is necessary (A) for the Sellers to comply with reporting, disclosure, filing, auditing or other requirements imposed on the Sellers by a Governmental Entity; (B) in order for the Sellers to effect the winding down of their estates, including reconciling and objecting to claims in the Bankruptcy Cases; and (C) in preparation for any existing legal, judicial, regulatory, administrative or other proceeding involving the Sellers, and the Sellers’ Representatives shall have the right, at their expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Purchaser’s business or operations and any such access is subject to a customary confidentiality agreement.

5.4              Publicity. All press releases and other public announcements with respect to the purchase and sale of the Business and the other transactions contemplated by this Agreement must be in a form and substance acceptable to Purchaser. Purchaser acknowledges and agrees that Sellers and RMST may, solely in accordance with the Bidding Procedures, provide copies of this Agreement to parties in interest in the Bankruptcy Cases and to those parties to whom Sellers and RMST determine it is necessary to provide copies in connection with soliciting Competing Transactions (as defined in the Bidding Procedures). Sellers and RMST shall also be entitled to file copies with the Bankruptcy Court or as otherwise required by Law and shall be entitled to publish notice of the transactions contemplated by this Agreement in any newspaper selected by Sellers and RMST, in accordance with the Bidding Procedures.

5.5              Employee Matters.

(a)                As of the Closing Date, Purchaser shall, or shall cause one of Purchaser’s Affiliates to, offer employment to each Seller Employee identified in Section 5.5(a) of the Seller Disclosure Letter, which Purchaser will deliver to Sellers prior to Closing (those who accept such offer of employment and commence employment with Purchaser or its Affiliate, the “Transferred Employees”), on the terms described in this Section 5.5. Such employment offers may be conditioned upon (i) the Closing and (ii) the employment offer recipient completing Purchaser’s pre-employment screening process to Purchaser’s satisfaction prior to employment commencement. Sellers shall bear responsibility for all Liabilities arising out of, relating to, or with respect to the employment or termination of employment with the Sellers and their Affiliates of the Transferred Employees, including any compensation and employee benefits relating thereto, arising on or prior to such Transferred Employee’s commencement of employment with Purchaser or its Affiliate and shall pay such Liabilities in the ordinary course of business. Additionally, Sellers shall bear responsibility for all Liabilities arising out of, relating to, or with respect to the employment or termination of employment with the Sellers and their Affiliates of the Seller Employees who are not Transferred Employees, including any compensation and employee benefits relating thereto, and shall pay such Liabilities in the ordinary course of business. For the avoidance of doubt, (i) Sellers shall bear responsibility for any severance liabilities for which any Seller Employee becomes entitled in connection with the transactions contemplated under this Agreement, and (ii) Purchaser shall bear responsibility for all Liabilities arising out of, relating to, or with respect to the employment or termination of employment with Purchaser of each of the Transferred Employees, including any compensation and employee benefits relating thereto, on or after such Transferred Employee’s commencement of employment with Purchaser or its Affiliate.

(b)               Sellers and RMST shall, and shall cause their Affiliates to, provide reasonable cooperation and information to Purchaser or its relevant Representative as reasonably requested by Purchaser or such Representative with respect to its determination of appropriate terms and conditions of employment for any Seller Employee, including, a list of all Seller Employees, and with respect to each Seller Employee, (A) date of hire, (B) position, (C) annual base salary (or wages) (including any portion of his or her annual salary that the Seller Employee may have elected with the Seller or RMST to defer in exchange for equity compensation of the Sellers or RMST), (D) 2017 annual incentive opportunity (and 2017 annual incentive paid), (E) the entity for whom such Seller Employee performs services, (F) the location where such Seller Employee performs services for the applicable Seller or RMST, and (G) status as full-time or part-time.

(c)                Following the date of this Agreement, (i) Sellers and RMST shall, and shall cause their Affiliates to, allow Purchaser or any of its Representatives reasonable access upon reasonable advance notice to meet with and interview the Seller Employees during normal business hours; provided, however, that such access shall not unduly interfere with the operation of the Business prior to the Closing; and (ii) Sellers shall not, nor shall any Seller authorize or direct or give express permission to any Affiliate, officer, director or employee of any Seller or any Affiliate, to (A) interfere with Purchaser’s or its Representatives rights under Section 5.5 to make offers to Seller Employees, or (B) solicit or encourage any Seller Employee who received an offer pursuant to Section 5.5 not to accept, or to reject, any such offer of employment.

(d)               The provisions of this Section 5.5 are solely for the benefit of the Parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan or other benefit plan, agreement or arrangement, (ii) limit the right of Purchaser, the Sellers or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan or other benefit plan, agreement or arrangement following the Closing, (iii) create any third-party beneficiary or other right (including, but not limited to, a right to employment) in any Person, including any current or former employee of a Seller or RMST, any participant in any Benefit Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (iv) guarantee employment for any period of time for, or preclude the ability of Purchaser, the Sellers, RMST or any of their respective Subsidiaries to terminate any Transferred Employee for any reason.

5.6              Indemnification, Exculpation and Advancements; Directors’ and Officers’ Insurance.

(a)                Prior to the Closing, Premier shall, effective as of the Closing, obtain and fully pay the premium for the non-cancellable, irrevocable extension of (i) the directors’ and officers’ liability coverage of the Sellers’ and RMST’s existing directors’ and officers’ insurance policies, and (ii) the Sellers’ and RMST’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six (6) years from and after the Closing from one or more insurance carriers with the same or better credit rating as the Sellers’ and RMST’s insurance carriers as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Sellers’ and RMST’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of any of the Sellers or RMST by reason of him or her serving in such capacity at or prior to the Closing (including in connection with this Agreement or the sale of the Business and the other transactions or actions contemplated by this Agreement).

(b)               If following the Closing any of the Sellers or any of their respective successors or permitted assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and permitted assigns of any such Seller shall assume all of the obligations set forth in this Section 5.6.

5.7              Bankruptcy and Admiralty Court Matters.

(a)                Within one (1) Business Day of the Execution Date, the Debtor Sellers and RMST shall file with the Bankruptcy Court a motion in form and substance reasonably satisfactory to Purchaser (the “Approval Motion”) for:

(i)                 entry of an order substantially in the form of Exhibit E, as amended, modified or supplemented with the prior written consent of Purchaser, authorizing and approving, inter alia, the sale of the Transferred Assets to Purchaser on the terms and conditions set forth herein, free and clear of all Liens and Claims (to the extent set forth therein), and the assignment and assumption by Purchaser of each Assumed Contract (the “Approval Order”); and

(ii)               entry of an order substantially in the form of Exhibit F, as amended, modified or supplemented with the prior written consent of Purchaser (the “Bidding Procedures Order”, together with the Approval Order, the “Bankruptcy Court Orders”), among other things, (A) establishing bidding procedures governing the sale of the Transferred Assets, as amended, modified or supplemented with the prior written consent of Purchaser (the “Bidding Procedures”), (B) approving payment of the Break-Up Fee and the Expense Reimbursement, to the extent payable by the terms of this Agreement or the Bidding Procedures Order, and (C) providing that the Break-Up Fee and the Expense Reimbursement shall constitute administrative expenses of the Sellers and RMST with priority over any and all administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code until paid other than superpriority claims granted pursuant to the DIP Financing Order to the DIP Lender who has provided the debtor-in-possession financing. The Bankruptcy Court must enter the Bidding Procedures Order by not later than July 20, 2018.

(b)               The Sellers and RMST shall each use their reasonable best efforts, and shall cooperate, assist and consult with Purchaser, to secure the entry of the Bankruptcy Court Orders, including without limitation in seeking and obtaining findings by the Bankruptcy Court in the Approval Order that the Purchaser is a good faith purchaser under Section 363(m) of the Bankruptcy Code and that the Purchase Price was not controlled by an agreement among potential bidders at such sale, under Section 363(n) of the Bankruptcy Code.

(c)                The Sellers and RMST shall each use their reasonable best efforts, and shall cooperate, assist and consult with Purchaser, to secure the entry of the Admiralty Court Order.

(d)               If the Bankruptcy Court Orders or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby or the Admiralty Court Order shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacatur, stay, rehearing or reargument shall be filed with respect to the Approval Order, Bidding Procedures Order or other such order), and this Agreement has not otherwise been terminated pursuant to Article VII, the Sellers and RMST shall use their reasonable best efforts to diligently defend such appeal, petition or motion and shall use its reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

(e)                Except to the extent filings must be made on an emergency basis in the reasonable judgment of the Sellers and RMST, and to the extent reasonably practicable, Sellers and RMST shall provide Purchaser with a draft of any motions, orders or other pleadings that Sellers or RMST propose to file with the Bankruptcy Court or Admiralty Court relating to this Transaction or the Business, including the motion to approve the Approval Order, no later than three Business Days prior to the filing thereof with the Bankruptcy Court, and all such motions, orders or other pleadings must be in a form mutually acceptable to Purchaser and Sellers and RMST.

(f)                The Sellers and RMST shall consult with Purchaser regarding pleadings that any of them intends to file with the Bankruptcy Court or Admiralty Court in connection with the Transaction, or which might reasonably affect the Bankruptcy Court’s or Admiralty Court’s approval of the Transaction, the Bidding Procedures and Approval Order and Admiralty Court Order, as applicable. Each Seller and RMST shall promptly provide Purchaser and its counsel with copies of all notices, filings and orders of the Bankruptcy Court and Admiralty Court that such Seller or RMST has in its possession (or receives) pertaining to the Transaction, the Approval Order, and Admiralty Court Order (as applicable), or any other order related to any of the transactions contemplated by this Agreement, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or Admiralty Court or otherwise made available to Purchaser and its counsel. No Seller or RMST shall seek any modification to the Bidding Procedures, Approval Order or the Admiralty Court Order by the Bankruptcy Court or Admiralty Court (as applicable) or any other Governmental Entity of competent jurisdiction to which a decision relating to the Bankruptcy Cases has been appealed, in each case, without the prior written consent of Purchaser.

(g)               Each Seller and RMST shall use its reasonable best efforts to cause the Approval Order to provide that Purchaser will have standing in the Bankruptcy Cases to object to the amount of any Claim to the extent it would constitute an Assumed Liability and that the Bankruptcy Court will retain the right to hear and determine such objections.

(h)               Upon and simultaneous with the Closing, in full satisfaction of the respective claims of the PacBridge Parties, (x) the Secured Creditors will receive in consideration of their Secured Claims, (i) a $1 million cash payment, plus (ii) allowed general unsecured claims against the Debtors in the total aggregate amount of $2,000,000, to be allocated $666,666.67 to Feng, $666,666.67 to Jhang, and $666,666.66 to Zou, and (y) PacBridge will have an allowed general unsecured claim against the Debtors in the amount of $1,195,350.39 (the “PacBridge Parties Settlement”). The Approval Motion will include a request under Bankruptcy Rule 9019 Bankruptcy Court for approval of the PacBridge Parties Settlement, and the Approval Order must include Bankruptcy Court approval of the PacBridge Parties Settlement.

(i)                 Upon and simultaneous with the Closing, all outstanding Liabilities pursuant to the DIP Agreement shall be paid and satisfied in full.

5.8              Insurance. From and after the Closing Date, with respect to events or circumstances relating to the Business that occurred or existed prior to the Closing Date that are covered by third party liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs sponsored by the Sellers and/or their Affiliates, Purchaser or its Affiliates may make claims under such policies and programs and the Sellers and their Affiliates shall use reasonable best efforts to assist Purchaser and its Affiliates in those efforts and to the extent required, make claims and collect such amounts on Purchaser’s or its Affiliates’ behalf and remit such amounts upon receipt to Purchaser and/or its assignee.

5.9              Post-Closing Collection. Each Seller agrees to hold any cash receipts or proceeds derived from the Business or Transferred Assets that come into its possession or control following the Closing in trust for the sole benefit of Purchaser and will, as soon as administratively feasible and subject to the Bankruptcy Court Orders, deliver such cash receipts or proceeds to Purchaser. Purchaser agrees to hold any cash receipts or proceeds received by the Purchaser or any of its Subsidiaries derived from the Excluded Assets that come into its possession or control following the Closing in trust for the sole benefit of Sellers and will, as soon as administratively feasible, deliver such cash receipts or proceeds to Premier.

5.10          Taxes.

(a)                Purchaser shall file or cause to be filed with the appropriate taxing authorities the applicable Tax Returns for all Taxes that are required to be filed with respect to the Transferred Assets and the Business after the Closing Date.

(b)               All transfer, documentary, sales, or similar Taxes payable solely as a result of the sale and transfer of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (“Transfer Taxes”) shall (to the extent not subject to an exemption under the Bankruptcy Code) be borne by the Sellers when due.

(c)                Until the later of (x) the closing of the Bankruptcy Cases, and (y) the liquidation and winding down of the Sellers’ estates (but in no event later than six (6) years after the Closing Date, unless a shorter period is otherwise required in connection with the Bankruptcy Cases), Purchaser and the Sellers agree to furnish or cause to be furnished to each other, as promptly as practicable and at the requesting Party’s expense, such information and assistance relating to the Transferred Assets and the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters. The Sellers agrees to retain possession of, and provide Purchaser access to, all accounting, business, financial and Tax records and information (i) relating to the Transferred Assets and the Business in existence on the Closing Date transferred to Purchaser hereunder and (ii) coming into existence after the Closing Date which relate to the Transferred Assets and the Business prior to or on the Closing Date, for the period not to exceed the applicable statute of limitations for such Taxes. Such access shall include without limitation access to any computerized information retrieval systems relating to the Transferred Assets or the Business.

(d)               At Purchaser's option, the Sellers and RMST shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the stock of RMST hereunder (collectively, a “Section 338(h)(10) Election”). Purchaser and Sellers shall comply fully with all filing and other requirements necessary to effectuate the Section 338(h)(10) Election on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338(h)(10) Election, including the exchange of information and the joint preparation and filing of IRS Form 8023 and IRS Form 8883 (and all supplements thereto).

5.11          Name Change. Neither Sellers nor any of their Affiliates shall use, license or permit any third party to use, or file any motion to change the caption of the Bankruptcy Cases to, any name, slogan, logo or Trademark which is similar or confusingly or deceptively similar to any of the names or Trademarks included in the Seller Intellectual Property or included in the Transferred Assets, and within thirty (30) days following the Closing Date, each Seller shall (a) change its corporate name to a name which (i) does not use any name, slogan, logo or Trademark that is included in the Seller Intellectual Property or included in the Transferred Assets or any other name that references or reflects any of the foregoing in any manner whatsoever or is similar or confusingly or deceptively similar thereto, (ii) is otherwise substantially dissimilar to its present name and (iii) is approved in writing by Purchaser and (b) use its reasonable best efforts to change the caption of the Bankruptcy Cases to names that are not similar to any of the foregoing names.

5.12          Competing Transactions.

(a)                Sellers and RMST agree that (i) between the date of this Agreement and the date the Bidding Procedures Order is entered by the Bankruptcy Court and (ii) from and after the date that the auction is declared closed by Sellers and RMST, Sellers and RMST will not, and will not permit their Affiliates or their respective Representatives to, directly or indirectly, (A) initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person with respect to a Competing Transaction or otherwise facilitate any effort or attempt to make a proposal or offer with respect to a Competing Transaction or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Competing Transaction; provided, however, that with respect to Section 5.12(a)(i) above, third parties may continue to conduct due diligence and Sellers and RMST shall be permitted to provide access to their online data room and negotiate customary confidentiality agreements with other interested buyers for purposes of being competing bidders for the Transferred Assets. Until the entry of the Bidding Procedures Order, Sellers and RMST shall promptly (and, in any event, within forty-eight (48) hours) notify Purchaser if any written proposals or offers with respect to a Competing Transaction, are received by it or any of their Affiliates or its or their respective Representatives indicating, in connection with such notice, the material terms and conditions of any such proposals or offers but not the name of the offeror (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, in each case with the name of such offeror and other identifying details redacted) and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any material amendments thereto).

(b)               Other than to the extent expressly permitted by and in accordance with the Bidding Procedures, from and after the date the Bidding Procedures Order is entered by the Bankruptcy Court until the date that the auction is declared closed by Sellers and RMST, Sellers and RMST will not, and will not permit their Affiliates or their respective Representatives to, directly or indirectly, (i) initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person with respect to a Competing Transaction or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Competing Transaction. For the avoidance of doubt, Sellers and RMST will not, and will not permit their Affiliates to, pursue or agree to any Competing Transaction other than as expressly permitted by and in accordance with the Bidding Procedures.

5.13          Release Effective upon the Closing, Sellers, on behalf of themselves and their respective past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, attorneys, successors and assigns, all solely in their capacities as such (collectively, the “Seller Releasing Parties”), hereby release, remise, acquit and forever discharge (i) the Purchaser and its past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, attorneys, successors and assigns, and each of its and their respective directors, managers, officers, employees, shareholders, members, agents, representatives, attorneys, contractors, subcontractors, independent contractors, owners and partners, all solely in their capacities as such (collectively, the “Purchaser Released Parties”), from any and all claims, Contracts, demands, causes of action, disputes, controversies, suits, cross-claims, torts, losses, attorneys’ fees and expenses, obligations, agreements, covenants, damages, Liabilities, costs and expenses arising on or prior to the Closing Date, whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether damage has resulted or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description, including, without limitation as to any of the foregoing, any claim by way of indemnity or contribution, which any Seller Releasing Party has, may have had or may hereafter assert against any Purchaser Released Party related to the Bankruptcy Cases, the Sellers or RMST, the Business or the transactions contemplated hereby and (ii) any claim, right or interest of Sellers or RMST (whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description) in the Transferred Assets. In addition, if the Debtors file a chapter 11 plan, such plan shall be consistent with this Agreement in all respects and will include Purchaser releases and exculpation provisions in favor of Purchaser, its Affiliates and Representatives, and other customary related parties to the maximum extent permitted by law. For the avoidance of doubt, nothing in this Section 5.13 shall constitute a release of any of the Purchaser Released Parties’ obligations under this Agreement or the Ancillary Agreements.

5.14          Cooperation. Each of the Parties shall cooperate with each other, and shall use their reasonable best efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Transferred Assets and Assumed Liabilities from Sellers to Purchaser and to minimize the disruption to the Business resulting from the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, to the extent requested in writing by Purchaser, the Sellers shall cause the Non-Seller Subsidiaries to take all actions to transfer their right, title and interest in any of their tangible and intangible assets, properties and rights and claims to the applicable Seller so that such assets, properties and right and claims become Transferred Assets.

5.15          Further Assurances.

(a)                In case at any time from and after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement, subject to the terms and conditions of this Agreement and the terms and conditions of the Approval Order or Admiralty Court Order, at any Party’s request and sole cost and expense, each Party shall take such further action, including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information, as another Party may reasonably request as shall be necessary to transfer, convey and assign to Purchaser all of the Transferred Assets, RMST Assets and Assumed Liabilities and to confirm and effect Sellers’ retention of the Excluded Assets and Excluded Liabilities.

(b)               If any Seller or any of their respective Subsidiaries following the Closing shall have in its possession any Transferred Asset or RMST Asset, such party shall promptly deliver or cause to be delivered such Transferred Asset or RMST Asset or right to Purchaser.  If Purchaser or any of its Subsidiaries following the Closing shall have in its possession any Excluded Assets, Purchaser shall or shall cause its applicable Subsidiary to promptly deliver such Excluded Asset to Sellers.

(c)                If any Seller, Purchaser or any of their respective Subsidiaries, from time to time, identifies any Assumed Liability that was not transferred to Purchaser, or any Excluded Liability that was transferred to Purchaser, Sellers and Purchaser shall use their reasonable best efforts to transfer those Liabilities to the correct party as promptly as reasonably practicable after Closing.

5.16          Title Insurance Policy; Survey.

(a)                If, in connection with its purchase of the Transferred Assets (including any financing thereof), Purchaser elects to obtain, or its financing sources require, a policy(ies) of title insurance covering all or any portion of the Real Property, as well as any endorsements thereto that Purchaser may elect or be required to obtain (the “Title Insurance Policy”), Sellers and RMST agree to execute owner’s affidavits and, with respect to sites where the Title Company has agreed to rely on existing, recent ALTA or equivalent surveys obtained by Seller or RMST prior to the date of this Agreement, rather than new ALTA or equivalent surveys obtained by Purchaser pursuant to Section 5.16(b) below, survey affidavits as may be reasonably required by the Title Company and provide such other customary documents or information as may be reasonably requested by the Title Company, in each case, to issue the Title Insurance Policy.

(b)               Prior to the Closing Date, Sellers, RMST and their respective Affiliates shall cooperate reasonably with Purchaser and its Representatives, including by providing reasonable access to the Real Property, in connection with Purchaser’s efforts to procure an ALTA survey of each parcel of Real Property prepared by a surveyor licensed in the jurisdiction in which the relevant Real Property is located.

5.17          RMST Matters.

(a)                Prior to the Closing, Sellers and their Affiliates shall, effective upon, and subject to, the consummation of the Closing, terminate and cancel all RMST Intercompany Arrangements listed on Section 5.17(a) of the Seller Disclosure Letter, which such Section of the Seller Disclosure Letter Purchaser has a right to supplement, amend or modify following the date hereof and prior to the sale hearing in the Bankruptcy Cases in its sole discretion.

(b)               As promptly as practicable after the date hereof and in any event prior to the Bidding Procedures hearing, Sellers and RMST will file and prosecute objections to wrong debtor claims filed against RMST in the RMST Bankruptcy Case or claims otherwise subject to disallowance under applicable law.

5.18          DinoKing Proceedings.

(a)                Sellers are required to transfer, assign, convey and deliver all Transferred Assets of DinoKing free and clear of all Liens and Claims, other than the Assumed DinoKing Liabilities.

(b)               Sellers shall serve copies of the Sale Notice on all of DinoKing’s known creditors, regulatory authorities and other parties in interest that could assert Liens or Claims against the Transferred Assets, in accordance with Bankruptcy Rules 2002, 6004, and 9014 (as if DinoKing were a debtor in the Bankruptcy Cases).

(c)                If Sellers are unable to comply with the requirements of Section 5.18(a) by July 6, 2018, then Sellers shall, by not later than three Business Days before the Bankruptcy Court hearing to consider approval of the Bidding Procedures, commence, or cause DinoKing to commence, one or more insolvency proceedings (a “DinoKing Insolvency Proceeding”) unless Purchaser waives this requirement in writing.

(d)               If (x) a DinoKing Insolvency Proceeding is commenced pursuant to Section 5.18(c) and (y) (A) this Agreement is terminated or (B) the Closing occurs, then Purchaser shall be liable for the actual reasonable, documented legal fees and expenses incurred in connection with preparing, filing and administering such DinoKing Insolvency Proceeding, up to a maximum of USD$150,000 (“DinoKing Insolvency Proceeding Cost”), which shall be paid to Sellers, in the case of a termination in clause (y)(A), one (1) Business Day following such termination or, in the case the Closing occurs, at the Closing.

5.19          DinoKing Liabilities and Tax Matters.

(a)                Sellers shall deliver to Purchaser at least five Business Days prior to Closing a true, correct and complete list of the Assumed DinoKing Liabilities.

(b)               Sellers shall deliver to Purchaser, at least five Business Days in advance of Closing, a certificate issued by the Ministry of Finance of British Columbia pursuant to section 187 of the Provincial Sales Tax Act (British Columbia) which indicates that DinoKing has paid all Taxes collectable or payable under the Provincial Sales Tax Act (British Columbia) up to and including the Closing Date or has entered into an arrangement satisfactory to such Minister for the payment of such Taxes.

5.20          AEG Notice. As promptly as reasonably practicable following the date hereof and in any event no later than five Business Days after the date hereof, Sellers shall provide notice of the Approval Motion to Anschutz Entertainment Group.

Article VI

Conditions to Closing

6.1              Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)                No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of transactions contemplated hereby.

(b)               All waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under any Antitrust Law shall have been terminated or shall have expired, and all necessary approvals required under any Antitrust Law shall have been obtained.

6.2              Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a different date or time, in which case such representation and warranty shall have been true and correct as of such different date or time).

(b)               Purchaser shall have performed in all respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)                Purchaser shall have delivered to the Sellers a certificate signed on behalf of Purchaser by a senior executive officer of Purchaser and dated as of the Closing Date to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)               All of the deliverables required pursuant to Section 2.2(b) shall have been satisfied.

6.3              Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                The representations and warranties of the Sellers and RMST set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Seller Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a different date or time, in which case such representation and warranty shall have been true and correct as of such different date or time).

(b)               The Sellers and RMST shall have performed in all respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c)                All consents, approvals and other authorizations of any Governmental Entity required to consummate the transactions contemplated by this Agreement shall have been obtained.

(d)               Each Seller shall have delivered to Purchaser a certificate signed on behalf of each such Seller by a senior executive officer of such Seller and dated as of the Closing Date to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(i) have been satisfied.

(e)                The terms of the Luxor Lease shall not have been terminated, shall have been renegotiated on terms satisfactory to Purchaser (in its sole discretion) and shall be in full force and effect.

(f)                Upon and simultaneously with the Closing, all outstanding Liabilities pursuant to the DIP Agreement shall have been paid and satisfied in full.

(g)               (i) (A) The Bankruptcy Court shall have entered the Bankruptcy Court Orders in form and substance satisfactory to the Purchaser (in its sole discretion) and (B) no order staying or reversing or modifying or amending, in a manner which is adverse to the Purchaser, the Bankruptcy Court Orders shall be in effect on the Closing Date; and (ii) the Bankruptcy Court Orders, as entered by the Bankruptcy Court, shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in such a manner as to result in a diminution in the benefits of this Agreement to the Purchaser.

(h)               (i) (A) The Admiralty Court shall have entered the Admiralty Court Order in form and substance satisfactory to Purchaser (in its sole discretion) and (B) no order staying or reversing or modifying or amending, in a manner which is adverse to the Purchaser, the Admiralty Court Order shall be in effect on the Closing Date; (ii) the Admiralty Court Order, as entered by the Admiralty Court, shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in such manner as to result in a diminution in the benefits of this Agreement to Purchaser and (iii) no Person shall have appealed the Admiralty Court Order within sixty (60) days of the Admiralty Court Order Entry Date.

(i)                 There shall not have occurred a Seller Material Adverse Effect.

(j)                 All consents, waivers, authorizations and approvals from and all notices to, any third Person under the Contracts listed on Section 6.3(j) of the Seller Disclosure Letter shall have been obtained or made and shall be in full force and effect.

(k)               All of the deliverables required pursuant to Section 2.2(a) shall have been satisfied.

Article VII

Termination

7.1              Termination by Mutual Consent. This Agreement may be terminated and the purchase and sale of the Transferred Assets and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by mutual written consent of the Sellers and Purchaser.

7.2              Termination by Either Purchaser or the Sellers. This Agreement may be terminated and the purchase and sale of the Transferred Assets and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by either Purchaser or the Sellers by written notice to the other Party, if any Law permanently restraining, enjoining or otherwise prohibiting consummation of the purchase and sale of the Transferred Assets (or a material portion thereof) or the other transactions contemplated hereunder shall be in effect; provided that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any Party whose breach of any representation, warranty, covenant or agreement under this Agreement shall have resulted in such Law being in effect.

7.3              Termination by the Sellers. This Agreement may be terminated and the purchase and sale of the Transferred Assets and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by the Sellers by written notice to Purchaser:

(a)                if Sellers accept a Qualified Bid as the Prevailing Bid (each as defined in the Bidding Procedures) from a Person other than Purchaser, so long as Sellers and RMST have complied with the Bidding Procedures and Section 5.12; or

(b)               if there has been a breach of or inaccuracy in any representation or warranty made by Purchaser in this Agreement or Purchaser has failed to perform any of its covenants or agreements in this Agreement, which breach, inaccuracy or failure to perform (i) gives rise to a failure of the conditions set forth in Section 6.2(a) or 6.2(b) to be satisfied and (ii) (A) is not capable of being cured by the Outside Date or (B) if capable of being cured by the Outside Date, is not cured by the earlier of the Outside Date and fifteen (15) calendar days following delivery by any of the Sellers of written notice to Purchaser of such breach; provided that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if any of the Sellers or RMST is then in breach of this Agreement so as to cause any of the conditions set forth in Article VI not to be capable of being satisfied.

7.4              Termination by Purchaser. This Agreement may be terminated and the purchase and sale of the Transferred Assets and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by Purchaser by written notice to Sellers if:

(a)                there has been a breach of or inaccuracy in any representation or warranty made by the Sellers or RMST in this Agreement or any of the Sellers or RMST has failed to perform any of its covenants or agreements in this Agreement, which breach, inaccuracy or failure to perform (i) gives rise to a failure of the conditions set forth in Section 6.3(a) or 6.3(b) to be satisfied and (ii) (A) is not capable of being cured by the Outside Date or (B) if capable of being cured by the Outside Date, is not cured by the earlier of the Outside Date and fifteen (15) calendar days following Purchaser’s delivery of written notice to the Sellers of such breach; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.4(a) if Purchaser is then in breach of this Agreement so as to cause any of the conditions set forth in Article VI not to be capable of being satisfied;

(b)               (i) the Approval Motion has not been filed with the Bankruptcy Court prior to 9:00 p.m. (Eastern Time) on the Business Day following the Execution Date, (ii) the Bankruptcy Court has not approved and entered the Bidding Procedures Order prior to 9:00 p.m. (Eastern Time) on July 20, 2018, (iii) the Bankruptcy Court has not approved and entered the Approval Order prior to 9:00 p.m. (Eastern Time) on August 15, 2018, (iv) the Admiralty Court has not approved and entered the Admiralty Court Order prior to 9:00 p.m. (Eastern Time) on September 7, 2018, (v) following entry of the Approval Order, the Admiralty Court Order or the Bidding Procedures Order, any of the Approval Order, Admiralty Court Order or the Bidding Procedures Order is stayed, reversed, modified, vacated or amended in any material respect without the prior written consent of Purchaser (such consent not to be unreasonably withheld), and such stay, reversal, modification, vacation or amendment is not eliminated within fourteen (14) days of any such stay, reversal, modification, vacation or amendment; or (vi) a Person shall have appealed the Admiralty Court Order within sixty (60) days of the Admiralty Court Order Entry Date;

(c)                (i) the Sellers accept a Qualified Bid as the Prevailing Bid (each as defined in the Bidding Procedures) from a Person other than Purchaser or (ii) the Sellers enter into a definitive agreement relating to a Competing Transaction (as defined in the Bidding Procedures) with another Person (other than Purchaser) and the Bankruptcy Court enters an order approving such definitive agreement;

(d)               one or more of the Bankruptcy Cases are dismissed by the Bankruptcy Court or converted into a case under Chapter 7 of the Bankruptcy Code;

(e)                a Chapter 11 trustee or examiner under the Bankruptcy Code with expanded powers is appointed for one or more of the Debtor Sellers or RMST;

(f)                the Bankruptcy Court approves a disclosure statement with respect to a Chapter 11 plan filed by any Person other than the Debtor Sellers or RMST, provided, however, that if the Bankruptcy Court sua sponte issues an order conditionally approving any such disclosure statement (a “Conditional Approval Order”), Purchaser will not have the right to terminate this Agreement under this section 7.4(f) as long as (a) the Debtors move, within one Business Day of the entry of a Conditional Approval Order, to vacate such Conditional Approval Order, and (b) the Bankruptcy Court vacates such Conditional Approval Order within 14 days of its entry;

(g)               any of the Sellers or RMST file a Chapter 11 plan without the consent of the Purchaser;

(h)               the DIP Agreement matures or is in default unless otherwise extended or waived by the DIP Lender;

(i)                the Luxor Lease is terminated or expires or is modified or amended without Purchaser’s consent;

(j)                the Closing shall not have occurred on or prior to the date that is seventy (70) calendar days after the Admiralty Court Order Entry Date (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.4(j) shall not be available to Purchaser if Purchaser’s breach of any representation, warranty, covenant or agreement under this Agreement shall have caused the failure of the Closing to have occurred by the Outside Date; or

(k)               Sellers fail to comply with Section 5.18 in any respect.

7.5              Effect of Termination.

(a)               In the event of the termination of this Agreement by either the Sellers or Purchaser pursuant to this Article VII, this Agreement shall become null and void and there shall be no Liability to any Person on the part of any Party (or any Seller Related Party or Purchaser Related Party), except (i) this Section 7.5 and Article VIII shall survive such termination in accordance with their terms and conditions, and (ii) no such termination shall relieve Sellers or RMST from Liability for damages to Purchaser resulting from any Seller’s or RMST’s willful and material breach of any of its covenants or agreements set forth in this Agreement. For purposes of this Section 7.5, “willful and material breach” means a material breach of (or material failure to perform under) this Agreement that is the consequence of an act or omission by a Seller or RMST with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

(b)               In the event that this Agreement is terminated:

(i)                 by (A) Purchaser pursuant to Section 7.4(a), Section 7.4(b), Section 7.4(d), Section 7.4(e), Section 7.4(f), Section 7.4(g), Section 7.4(h), Section 7.4(i), Section 7.4(j) or Section 7.4(k), then in any such case the Expense Reimbursement shall immediately become earned and due from Sellers and RMST to Purchaser and the Expense Reimbursement together with the Good Faith Deposit and interest thereon shall be paid by wire transfer of immediately available funds to an account designated by Purchaser within one (1) Business Day of any such termination.

(ii)               by (A) Sellers pursuant to Section 7.3(a) or (B) Purchaser pursuant to Section 7.4(c), then in either of such cases, (y) an amount equal to the greater of $500,000 or three percent (3%) of the Purchase Price (the “Break-Up Fee”) and the Expense Reimbursement shall become earned and due from Sellers and RMST to Purchaser, which such Break-Up Fee and Expense Reimbursement may be paid from the proceeds of such Competing Transaction, provided, however, that the total amount of the Break-Up Fee and Expense Reimbursement shall be limited to $1,000,000, and (z) the Good Faith Deposit and interest thereon shall be paid by wire transfer of immediately available funds to an account designated by Purchaser within one (1) Business Day of any such termination; and

(iii)             by the Sellers pursuant to Section 7.3(b), then the Good Faith Deposit and interest earned thereon shall be retained by the Sellers and RMST for their own account as their sole and exclusive remedy against the Purchaser.

(c)                In the event that the Break-Up Fee and Expense Reimbursement are earned by Purchaser pursuant to Section 7.5(b)(ii), the Prevailing Bidder (as defined in the Bidding Procedures) shall pay the Break-Up Fee and Expense Reimbursement directly to Purchaser by wire transfer of immediately available funds to an account specified by Purchaser at the closing of such Competing Transaction. If for any reason such Prevailing Bidder fails to pay the Break-Up Fee and Expense Reimbursement directly to Purchaser, Sellers and RMST are authorized and directed to pay the Break-Up Fee and Expense Reimbursement to Purchaser from the gross cash proceeds of such Competing Transaction without further order of the Bankruptcy Court. In the event the definitive agreement for any such Competing Transaction is terminated, the Break-Up Fee and Expense Reimbursement shall be paid by Sellers and RMST to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser within one (1) Business Day of any such termination.

(d)               The Parties acknowledge and agree that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, in the event that the Purchaser or any Seller, as the case may be, is required to commence litigation to seek all or a portion of the amounts payable to such Party under this Section 7.5, and it prevails in such litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 7.5, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder, together with interest on such amount or portion thereof at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made through the payment was actually received.

(e)                Notwithstanding anything to the contrary in this Agreement, if Purchaser shall default under or breach any of its obligations in this Agreement, the Good Faith Deposit (together with interest earned thereon) shall constitute the Sellers’ and RMST’s full and complete liquidated damages and sole and exclusive remedy available to Sellers and RMST and their Affiliates against Purchaser and its Affiliates with respect to this Agreement and the termination hereof and the transactions contemplated hereunder.

Article VIII

Miscellaneous and General

8.1              Survival. None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for any covenant or agreement contained herein to the extent its terms apply or are to be performed after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms and conditions.

8.2              Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Closing, the Sellers and Purchaser may modify or amend this Agreement, solely by a written agreement executed and delivered by duly authorized officers of the respective Parties.

8.3              Waiver. At any time prior to the Closing, the Sellers or Purchaser may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other Party; (b) extend the time for the performance of any of the obligations or acts of any other Party; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Sellers or Purchaser in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

8.4              Notices. All notices, requests, instructions or other documents to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, email or overnight courier:

If to Purchaser:

Premier Acquisition Holdings LLC

777 Third Avenue Suite 19A

New York, NY 10017

Attention: Gilbert Li
Email: gli@altafundamental.com
Fax: 212-319-1778

Unit 1401, 14th Floor, The Chinese Bank Building,

61-65 Des Voeux Road, Central Hong Kong
Attention: Giovanni Wong

Email: wongg@pacbridgepartners.com

9 West 57th Street, 37th Floor

NY, NY 10019

Attention: Joe Glatt

with a copy to:

Greenberg Traurig, P.A.
401 East Las Olas Blvd., Suite 2000
Fort Lauderdale, Florida 33301
Attention: Scott M. Grossman, Esq.
Email: grossmansm@gtlaw.com
Fax: 954-765-1477

and a copy to:

Bracewell LLP

1251 Avenue of the Americas, 49th Floor

New York, New York 10020

Attention: Jennifer Feldsher, Esq.

Elena Rubinov, Esq.

Email: jennifer.feldsher@bracewell.com

elena.rubinov@bracewell.com

Fax: 212-938-3837

If to the Sellers:

Premier Exhibitions, Inc.

3045 Kingston Court, Suite I

Peachtree Corners, Georgia 30071
Attention: Daoping Bao

Email: daoping@prxi.com

with a copy to:

Troutman Sanders, LLP
600 Peachtree Street, NE Suite 3000

Atlanta, Georgia 30308

Attention: Harris B. Winsberg, Esq.

Email: harris.winsberg@troutmansanders.com

Fax: 404-885-3900

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by email (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

8.5              Definitions. For purposes of this Agreement the following terms shall have the following meanings:

“Admiralty Court” means the United States District Court for the Eastern District of Virginia, in Case No. 2:93-cv-902.

“Admiralty Court Order” means an Order entered by the Admiralty Court approving the transactions contemplated by this Agreement.

“Admiralty Court Order Entry Date” means the date on which the Admiralty Court enters the Admiralty Court Order.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

“Alta” means Alta Fundamental Advisers LLC and any of its Affiliates.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Apollo” means Apollo Global Management, LLC.

“Ancillary Agreements” means the Deeds, Bill of Sale, the Assignment and Assumption Agreement, the stock power(s) transferring the RMST Shares, the Intellectual Property Assignment Agreement, the Real Property Lease Assignment, the Escrow Agreement, the FIRPTA Certificate and any other instrument, certificate, document or agreement necessary or required to transfer the Transferred Assets pursuant to this Agreement.

“Artifacts and Exhibitry” means (i) the artifacts recovered from the RMS Titanic, along with the photos, videos, digital archives, sonar maps and other tangible and intangible property related thereto together with the exclusive salvage rights to recover additional artifacts from the RMS Titanic, and (ii) furniture, exhibitry, artifacts, specimens, skeletons, costumes, displays, models, and any fixtures and improvements thereof, including all tangible and intangible property related to, useful or necessary for “Titanic: The Artifact Exhibition ”, “Bodies: The Exhibition & Bodies Revealed”, “Dinosaurs Unearthed, Extreme Dinosaurs & Dinosaurs Alive”, “The Discovery of King Tut”, “SNL (Saturday Night Live): The Exhibition”, “Xtreme Bugs!”, and “Creatures of the Deep”.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law or executive order to be closed in New York City.

“Cash Budget” means the “Budget” as defined in and under the DIP Financing, a copy of which initial Budget is attached to the DIP Order.

“Claim” means a claim as defined in Section 101 of the Bankruptcy Code.

“Closing Date Current Assets” means the Current Assets calculated as of 12:01 a.m. on the Closing Date.

“Contract” means any binding lease, commitment, note, bond, mortgage, indenture, loan, contract or other agreement.

“Cure Costs” means the Liabilities and obligations of the Sellers that must be paid or otherwise satisfied to cure all of the Sellers’ defaults, if any, under the Assumed Contracts and Assumed Real Property Leases necessary for the assumption thereof and assignment to Purchaser as provided herein and in the Approval Order.

“Current Assets” means (i) trade accounts or notes receivable, (ii) unbilled revenue receivables, (iii) accrued receivables, (iv) credit card receivables, (v) travel and other advances receivables, (vi) deferred contract costs and install costs in progress, (vii) prepaid insurance, excluding director and officer insurance, (viii) prepaid license fees, (ix) prepaid expenses – G&A, (x) prepaid expenses – other, and (xi) security and other deposits, of Sellers and RMST of a particular date; provided that Current Assets shall not include any of the foregoing or any cash deposits received by Sellers or RMST to the extent arising out of or resulting from any Contract entered into or amendment or renewal of any existing Contract by Sellers, RMST or any of their Affiliates after the date hereof if the Sellers, RMST or any of their Affiliates have not commenced performance of such Contract prior to the Closing Date; and provided further that Current Assets shall exclude the $375,000 account receivable of Sellers as it relates to the third city under the Exhibition Agreement between PEM and JVS Group dated October 28, 2016.

“Deed” means, with respect to each parcel of Owned Real Property, the instrument of conveyance customary to the applicable jurisdiction to be executed by the appropriate Sellers, RMST or their relevant Affiliate at the Closing in order to convey to Purchaser such entity’s interest in such parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens, in form sufficient for recording in the appropriate real property records and substantially in the form to be mutually agreed by the Parties.

“DIP Agreement” means that certain Senior Secured Debtor-In-Possession Loan Agreement dated as of May 18, 2017, (including all exhibits and schedules attached thereto (including any budget)) entered into between the Debtor Sellers, RMST and the DIP Lender.

“DIP Financing Order” means the final order entered by the Bankruptcy Court on July 12, 2017 approving the DIP Agreement.

“DIP Lender” means Bay Point Capital Partners, LP.

“Equipment and Machinery” means (i) all items of tangible property, including equipment, machinery, furniture, computers, fixtures and improvements, spare parts, supplies and vehicles (other than Artifacts and Exhibitry) owned or leased by the Sellers, and (ii) any rights of the Sellers to the warranties (to the extent assignable) and licenses received from manufacturers and the sellers of the aforesaid items.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the Escrow Agreement by and among the Escrow Agent, the Sellers, RMST and the Purchaser, substantially in the form attached hereto as Exhibit G, to be executed within three (3) Business Days of the execution of this Agreement.

“Excluded Liabilities” means all Liabilities of the Sellers and their Affiliates other than the Assumed Liabilities.

“Expense Reimbursement” means the amount equal to the aggregate documented, actual, out-of-pocket costs and expenses (including, without limitation, expenses of outside legal counsel and other outside consultants and legal expenses related to the transactions contemplated hereby, preparing and negotiating this Agreement and documents related hereto, and investigating Sellers, RMST or the Transferred Assets) incurred by Purchaser in connection with its due diligence investigation of Sellers and RMST and the negotiation and execution of this Agreement and the transactions contemplated hereby.

“Feng” means Lange Feng.

“Final Order” means an order entered by the Bankruptcy Court or the Admiralty Court, the implementation, operation, or effect of which has not been stayed and as to which order (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing or writ of certiorari has expired and as to which no appeal or petition for review or rehearing or certiorari has been taken and is pending; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Indebtedness” means with respect to any Person, all Liabilities, indebtedness, or obligations of any kind or nature, contingent or otherwise, related to (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) any other indebtedness that is evidenced by a note, bond, debenture, letter of credit or similar instrument or facility; (iii) obligations under financing and operating leases or capital leases; (iv) all conditional sale obligations and all obligations under any title retention agreement; (v) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement; (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (vii) all accrued interest, prepayment premiums, penalties and other amounts related to any of the foregoing; and (viii) all accrued and unpaid Taxes.

“Intellectual Property” means all (A) trademarks, service marks, trade names, trade dress, and other indicia of source or origin (including common law trademarks), any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) patents (including utility and design patents) and the applications for the same, including any divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions and extensions thereof (collectively, “Patents”); (C) trade secrets, know-how, inventions and other proprietary confidential information; (D) copyrights, including copyrights in all published and unpublished works of authorship, rights in software and any registrations and applications, and renewals, extensions, restorations and reversions thereof together with all translations, adaptations, derivations, and combinations thereof, and any such material assigned from any third party (“Copyrights”); and (E) Internet domain names (including all sub-domain names and extensions thereof and thereto) and social media accounts (including related usernames and other social identifiers) ( collectively, “Domain Names and Social Media Accounts”).

“Inventory” means all inventory (including raw materials, products-in-process, and finished products) owned by any of the Sellers, whether in transit to or from the Sellers, and whether in the Sellers’ warehouse and distribution facilities or held by a third party.

“Laws” means any federal, state, provincial, territorial, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Lien” means any mortgage, deed of trust, hypothecation, contractual restriction, pledge, lien, encumbrance, interest, charge, security interest, put, call, other option, right of first refusal, right of first offer, servitude, right of way, easement, conditional sale or installment Contract, finance lease involving substantially the same effect, security agreement or other encumbrance or restriction on the use, transfer or ownership of any property of any type, including real property, tangible property and intangible property and including any “Lien” as defined in the Bankruptcy Code.

“Liability” means any liability, debt, claim, demand, loss, commitment, damage, deficiency, Tax, obligation or action of any kind, character or description, whether asserted or notasserted, disputed or undisputed, known or unknown, joint or several, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, contingent, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including all costs and expenses related thereto.

“Luxor Lease” means the lease at the Luxor Hotel in Las Vegas, Nevada, by and between Ramparts, LLC and Premier, dated as of March 12, 2008, as amended.

“PacBridge” means PacBridge Capital Partners (HK) Ltd.

“PacBridge Parties” means PacBridge together with the Secured Creditors.

“Party” means Purchaser, Sellers and RMST.

“Permitted Liens” means (i) statutory Liens for Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable, (ii) landlords’, warehousemens’, mechanics’, materialmens’, repairmans’, carriers’ or similar Liens that relate to obligations not due and payable and arise in the ordinary course of business and which are not material, (iii) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations, (iv) zoning, building, entitlement and other land use regulations promulgated by Governmental Entities that do not interfere with the use of real property, and (v) easements, rights of way and other imperfections of title or encumbrances that do not interfere with the present use of, or detract from the value of, the property related thereto.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personally Identifiable Information” means information that alone or in combination with other information held by any Seller or their respective Subsidiaries can be used to specifically identify an individual Person and any individually identifiable health information, including any of the following information that specifically identifies any employee, independent contractor, individual consumer or other third party who has provided such information to a Seller or RMST in connection with the conduct of the Business: (a) addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification; and (b) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual Person and a financial institution, and/or related to a financial transaction by such individual Person with a financial institution.

“Petition Date” means June 14, 2016, the date on which the Debtors commenced the Bankruptcy Case.

“Purchase Price” means $17,500,000, as adjusted pursuant to Section 2.3(a)(ii) or 2.3(a)(iii) and Section 2.4.

“Purchaser Related Party” means Purchaser and any of its former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future Affiliate, officer, director, manager, employee, shareholder, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Revised Covenants and Conditions” means the Revised Covenants and Conditions set forth in Exhibit A to the August 12, 2010 Opinion of the Admiralty Court.

“RMST Assets” means the tangible and intangible assets, properties, rights and claims of RMST.

“RMST Bankruptcy Case” means In re RMS Titanic, Inc., Case No. 3:16-bk-2230-PMG (Bankr. M.D. Fla.) chapter 11 case.

“Secured Creditors” means collectively, Zou, Zhang and Feng.

“Seller Employee” means any officer or employee of any Seller or RMST.

“Seller Intellectual Property” means all Intellectual Property (a) owned by or licensed to the Sellers or (b) included in the Transferred Assets.

“Seller and RMST Intellectual Property” means all Intellectual Property (a) owned by or licensed to the Sellers or RMST or (b) included in the Transferred Assets.

“Seller Material Adverse Effect” means any change, event, state of facts or development that has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, assets or continuing results of operations of the Business or Transferred Assets or (ii) the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that no change, event, state of facts or development resulting from any of the following shall be deemed to be or taken into account in determining whether there has been or will be, a “Seller Material Adverse Effect”: (a) the entry into or the announcement of this Agreement or the transactions contemplated hereby solely to the extent resulting from the identity of Purchaser, (b) any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or exchange rates, or any changes therein, in the United States or other countries in which the Sellers and RMST conduct operations or any change, event or development generally affecting the industries in which the Sellers and RMST operate, (c) the suspension of trading in securities generally on any securities exchanges, (d) any change in any applicable Law or GAAP, (e) the failure of the Sellers and RMST to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results (provided, however, that the exception in this clause (e) shall not prevent the underlying facts giving rise or contributing to such failure from being taken into account in determining whether a Seller Material Adverse Effect has occurred); (f) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, (g) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity or (h) the filing of the Bankruptcy Case, including its effect on Sellers’ and RMST’s relationships with its customers, suppliers and employees; provided, that with respect to clauses (b), (c), (d), (f), and (g), such changes, events, state of facts or developments shall be taken into account to the extent they disproportionately adversely affect the Sellers and RMST, taken as a whole, or the Business compared to other companies operating in the same industries in which the Sellers and RMST operate. A “Seller Material Adverse Effect” shall be deemed to have occurred if the Luxor Lease is terminated or the Luxor Lease is not renewed on terms and conditions satisfactory to Purchaser in its sole discretion.

“Seller Related Party” means the Sellers and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future Affiliate, officer, director, manager, employee, shareholder, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Sellers’ Knowledge” means the actual or constructive knowledge (after due inquiry) of those persons set forth in Section 8.5(b) of the Seller Disclosure Letter.

“Subsidiary” of any Person means another Person at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of the Subsidiaries of such first Person or of which such first Person and/or one of Subsidiaries of such first Person serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

“Target Current Assets” means US$2,461,000.

“Tax” means (i) any federal, state, provincial, local or foreign tax, assessment, fee, levy or other charge of any kind whatsoever whether or not disputed (including, without limitation, any income, franchise, branch profits, gross receipts, license, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, profits, unemployment, disability, registration, value added, alternative or add-on minimum, estimated, capital, capital gains, value-added, sales, goods and services, harmonized sales, use, real property, personal property transfer, payroll, contributions, social security (or similar, including FICA), unclaimed property, escheat or withholding tax), (ii) any fine, penalty, interest, or addition to any items described in clause (i), whether or not disputed and (iii) any Liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor Liability, operation of Law or otherwise, whether or not disputed.

“Tax Return” means all returns and reports (including elections, statements, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes (including amendments or attachments thereto).

“Title Company” means First American Title Insurance Company (Attn: Larry Cantor and Jeff Carusone) or such other title insurance company selected by Purchaser.

“Zhang” means Jihe Zhang.

“Zou” means Haiping Zou.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Adjustment Excess Amount	2.4(d)
Adjustment Shortfall Amount	2.4(d)
Agreement	Preamble
Allocation Dispute	1.5(a)
Allocation Dispute Notice	1.5(a)
Allocation Resolution Period	1.5(a)
Approval Motion	5.7(a)
Approval Order	5.7(a)(i)
Arbitrator	2.4(b)
Assignment and Assumption Agreement	1.3(b)
Assumed Contracts	1.1(a)(vi)
Assumed Liabilities	1.1(c)
Assumed Real Property Leases	1.1(a)(x)

Bankruptcy and Equity Exception	3.3
Bankruptcy Cases	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Court Orders	5.7(a)(ii)
Benefit Plan	3.11I
Bidding Procedures	5.7(a)(ii)
Bidding Procedures Order	5.7(a)(ii)
Bill of Sale	2.2(a)(i)
Books and Records	5.3(b)(i)
Break-Up Fee	7.5(b)(ii)
Business	Recitals
Closing	2.1
Closing Date	2.1
Code	1.5(a)
Consent Asset	1.3(c)
Conditional Approval Order	7.4(f)
D&O Insurance	5.6(a)
DinoKing Assumed Liabilities	1.1(c)(iv)
DinoKing Insolvency Proceeding Cost	5.18(d)
DinoKing Proceeding	5.18
Disclosure Letters	Introduction to Article IV
Dispute	1.5(b)
Escrow Amount	2.3(b)
Escrow Funds	2.3(b)
Estimated Current Assets	2.3(b)
Estimated Current Asset Statement	2.3(b)
ERISA	3.11(c)
Excluded Assets	1.1(b)
Excluded Contracts	Recitals
Final Allocation Schedule	1.5(a)
Final Current Assets	2.4(c)
Financial Statements	3.5(a)
Good Faith Deposit	1.4(a)
Insurance Policies	5.1(b)(xi)
Interim Period	5.1(a)
Material Contract	3.10
Notice of Objection	2.4(a)
Owned Real Property	3.12(a)
Outside Date	7.4(j)
PacBridge Parties Settlement	5.7(h)
Permits	3.8(b)
Proposed Allocation Schedule	1.5(a)
Purchaser	Preamble
Purchaser Default Termination	1.4(b)(ii)
Purchaser Disclosure Letter	Introduction to Article IV

Real Property	3.12(a)
Real Property Lease Assignments	2.2(a)(iii)
Real Property Leases	3.12(a)
Registered Intellectual Property	3.14(a)
Review Period	2.4(a)
RMST Shares	3.2(b)
RMST Securities	3.2(c)
Section 338(h)(10) Election	5.10(d)
Seller Disclosure Letter	Introduction to Article III
Seller Employees	5.5(b)
Sellers	Preamble
Service Provider	3.11(c)
Title Insurance Policy	5.16(a)
Transferred Employees	5.5(a)

8.6              Entire Agreement. This Agreement (including the Exhibits hereto, the Disclosure Letters and the other documents delivered pursuant hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede and cancel all contemporaneous and prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

8.7              Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

8.8              Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, however, that Purchaser shall be permitted to assign any of its rights hereunder to one or more of its Affiliates (which, for the avoidance of doubt, shall include the right to establish one or more entities which will purchase, acquire and accept the Transferred Assets, assume the Assumed Liabilities and otherwise effect the transactions contemplated hereby) or to any funds or accounts managed by any of its Affiliates, as designated by Purchaser in writing to Sellers; and provided, further, Purchaser shall remain liable for all of its obligations under this Agreement after any such assignment.

8.9              No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.10          Interpretation; Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. General words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

8.11          Governing Law and Venue.

(a)                This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable federal Law.

(b)               To the fullest extent permitted by applicable Law, each of the Parties irrevocably agrees that any action, suit or proceeding arising out of or relating to this Agreement or the purchase and sale of the Business or the other transactions contemplated by this Agreement brought by any other Party or its successors or permitted assigns shall be brought and determined exclusively in (i) for so long as Sellers and RMST are subject to the jurisdiction of the Bankruptcy Court, the Bankruptcy Court, and (ii) after Sellers and RMST are no longer subject to the jurisdiction of the Bankruptcy Court, the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit or proceeding arising out of or relating to this Agreement or the purchase and sale of the Business or the other transactions contemplated by this Agreement.

(c)                To the fullest extent permitted by applicable Law, each of the Parties agrees not to commence any action, suit or proceeding arising out of or relating to this Agreement or the purchase and sale of the Business or the other transactions contemplated by this Agreement except in the courts described in Section 8.11(b)(i) and (ii) (as applicable), other than an action, suit or proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. To the fullest extent permitted by applicable Law, each of the Parties further irrevocably consents to service of process in the manner provided for notices in Section 8.4 and agrees that service made in such manner shall have the same force and effect as if served on such Party personally in New York or pursuant to the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure and further irrevocably waives any argument that such service is insufficient. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action, suit or proceeding arising out of or relating to this Agreement or the purchase and sale of the Business or the other transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason other than the failure to serve in accordance with Section 8.4, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or (iii) that (x) the action, suit or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such action, suit or proceeding is improper or (z) this Agreement, the subject matter hereof or the purchase and sale of the Business and the other transactions contemplated by this Agreement, may not be enforced in or by such courts.

8.12          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PURCHASE AND SALE OF THE BUSINESS OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.12.

8.13          Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

8.14          Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, by the Sellers or RMST in accordance with their specific terms or were otherwise breached, for which no adequate remedy at Law would exist and damages would be difficult to determine. Accordingly, the Parties acknowledge and agree that the Purchaser shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement by the Sellers and RMST and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Purchaser is entitled at law or in equity. The Sellers and RMST agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Purchaser has an adequate remedy at law or that any award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity, such defense being expressly waived by the Sellers and RMST. The Purchaser, in seeking an injunction or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction, the requirement therefor being expressly waived by the Sellers and RMST.

8.15          No Recourse(a). Each Seller and RMST agrees, on behalf of itself and the Seller Related Parties, and Purchaser agrees, on behalf of itself and the Purchaser Related Parties, that all actions, claims, Liabilities or causes of action (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), or the purchase and sale of the Business and the other transactions contemplated by this Agreement (or any failure of such transactions to be consummated), in each case, may be made only against the Persons that are expressly identified as the Parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement.

8.16          Counterparts. This Agreement may be executed (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile transmission, “.pdf” or other electronic transmission) to the other Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SELLERS:

PREMIER EXHIBITIONS, INC. By: __/s/ Daoping Bao_____________ Name: Daoping Bao Title: President & CEO	PREMIER EXHIBITION MANAGEMENT, LLC, by Premier Exhibitions, Inc., its Managing Member By: __/s/ Daoping Bao_____________ Name: Daoping Bao Title: President & CEO

ARTS AND EXHIBITIONS INTERNATIONAL, LLC

By: Premier Exhibition Management, LLC, its Managing Member

By: Premier Exhibitions, Inc., its Managing Member

By: __/s/ Daoping Bao_____________

Name: Daoping Bao

Title: President & CEO

PREMIER EXHIBITIONS INTERNATIONAL, LLC, by Premier Exhibitions, Inc., its Sole Member By: __/s/ Daoping Bao_____________ Name: Daoping Bao Title: President & CEO
PREMIER EXHIBITIONS NYC, INC. By: __/s/ Daoping Bao_____________ Name: Daoping Bao Title: President	PREMIER MERCHANDISING, LLC, by Premier Exhibitions, Inc., its Managing Member By: __/s/ Daoping Bao_____________ Name: Daoping Bao Title: President & CEO
DINOKING TECH, INC. By: __/s/ Daoping Bao_____________ Name: Daoping Bao Title: President	DINOSAURS UNEARTHED CORP. By: __/s/ Daoping Bao_____________ Name: Daoping Bao Title: President

[Signature Page to Asset Purchase Agreement]

RMST:

RMS TITANIC, INC., solely for purposes of Article III, Article V, Article VII and Article VIII

By: __/s/ Daoping Bao_____________

Name: Daoping Bao

Title: President

PURCHASER:

PREMIER ACQUISITION HOLDINGS LLC

By:___/s/ Gilbert Li_________________

Name: Gilbert Li

Title: Authorized Person

[Signature Page to Asset Purchase Agreement]

Exhibit A

Bill of Sale

Ex. A-1

Exhibit B

Form of Assignment and Assumption Agreement

Ex. B-1

Exhibit C

Form of Real Property Lease Assignments

Ex. C-1

Exhibit D

Form of Intellectual Property Assignment

Ex. D-1

Exhibit E

Form of Approval Order

Ex. E-1

Exhibit F

Form of Bidding Procedures Order

Ex. F-1

Exhibit G

Escrow Agreement

Ex. G-1

The Seller Disclosure Letter contains the following relevant schedules:

Section 1.1(a)(vi) – Assumed Contracts

Section 1.1(a)(x) – Assumed Real Property Leases

Section 1.1(a)(xviii) – Other Assumed Assets

Section 1.1(b)(xiii) – Excluded Personal Property

Section 1.1(b)(xiv) – Other Excluded Assets

Section 1.1(c)(iv) – Assumed DinoKing Liabilities

Section 3.2(a) – Subsidiaries

Section 3.2(c) – RMST Securities

Section 3.2(d) – Non-Seller Subsidiaries

Section 3.4(a) – Governmental Filings and Approvals

Section 3.4(b) – No Conflicts

Section 3.5 – Financial Statements

Section 3.6 – Absence of Certain Changes

Section 3.7 – Litigation

Section 3.8(a) – Compliance with Laws

Section 3.8(b) – Permits

Section 3.10 – Material Contracts

Section 3.11(a) – Seller Employees

Section 3.11(b) – Collective Bargaining Agreements and Other Employee Matters

Section 3.11(c) – Benefit Plans

Section 3.11(g) – Severance and Other Liabilities

Section 3.12(a) – Real Property

Section 3.12(b) – Real Property Leases

Section 3.13(a) – Taxes

Section 3.14(a) – Registered Intellectual Property; License Agreements

Section 3.14(b) – Infringement

Section 3.14(e) – Licensed Intellectual Property - Exclusive Licenses

Section 3.15 – Sufficiency of Assets

Section 3.16 – Title to Transferred Assets

Section 3.17(d) – RMST Liabilities

Section 3.17(e) – Revised Covenants and Conditions

Section 3.17(f) – RMST Intercompany Arrangements

Section 3.18 – Insurance

Section 5.1(a) – Interim Period – Non-Ordinary Course Activities

Section 5.1(b) – Interim Period – Certain Actions

Section 5.5 – Transferred Employees

Section 5.17 – Terminated RMST Intercompany Arrangements

Section 6.3(j) – Required Third Party Consents

Section 8.5 – Sellers’ Knowledge

EXHIBIT C

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
JACKSONVILLE DIVISION

In re:		Case No. 3:16-bk-02230-PMG
Chapter 11
RMS TITANIC, INC., et al.,[1]
(Jointly Administered)
Debtors.
/

ORDER (A) APPROVING ASSET PURCHASE AGREEMENT; (B) AUTHORIZING
SALE OF THE TRANSFERRED ASSETS FREE AND CLEAR OF ALL
LIENS, CLAIMS, ENCUMBRANCES AND INTERESTS; (C) AUTHORIZING THE
ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND
LEASES IN CONNECTION THEREWITH; (D) APPROVING SETTLEMENT
WITH THE PACBRIDGE PARTIES; AND (E) GRANTING RELATED RELIEF

___________________

1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: RMS Titanic, Inc. (3162); Premier Exhibitions, Inc. (4922); Premier Exhibition Management, LLC (3101); Arts and Exhibitions International, LLC (3101); Premier Exhibitions International, LLC (5075); Premier Exhibitions NYC, Inc. (9246); Premier Merchandising, LLC (3867), and Dinosaurs Unearthed Corp. (7309). The Debtors’ service address is 3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071.

THIS CAUSE came before the Court for hearing on July [●], 2018, [● __.m.] (the “Sale Hearing”) in Jacksonville, Florida upon the Motion for Entry of Order (A) Approving Competitive Bidding and Sale Procedures; (B) Approving Form and Manner of Notices; (C) Approving Form of Asset Purchase Agreement; (D) Approving Break-Up Fee and Expense Reimbursement; (E) Scheduling Auction and Hearing to Consider Final Approval of Sale, Including Rejection or Assumption and Assignment of Related Executory Contracts and Unexpired Leases; (F) Authorizing Sale of the Transferred Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; (G) Approving Settlement with the PacBridge Parties; and (H) Granting Related Relief (the “Motion”)2 (ECF No. ___) filed by debtors and debtors-in-possession RMS Titanic, Inc.; Premier Exhibitions, Inc.; Premier Exhibitions Management, LLC; Arts and Exhibitions International, LLC; Premier Exhibitions International, LLC; Premier Exhibitions NYC, Inc.; Premier Merchandising, LLC; and Dinosaurs Unearthed Corp. (collectively, the “Debtors” and together with Premier’s indirect wholly-owned subsidiary DinoKing, the “Sellers”),3 seeking, among other things, entry of an order (this “Sale Order”), pursuant to sections 105, 363 and 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) and Rules 2002, 6004, 6006, 9007, 9014, and 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), authorizing and approving the sale of the Transferred Assets free and clear of Claims to the maximum extent permitted by applicable law, the assumption and assignment of certain executory contracts and unexpired leases of the Debtors, and a settlement of certain claims and claim objections in connection therewith.

___________________

2 Capitalized terms used but not defined herein shall have the meanings set forth in the motion to approve these Bidding Procedures or the Asset Purchase Agreement dated as of June [●], 2018 by and among (i) Premier, (ii) A&E, (iii) PEM, (iv) Premier NYC, (v) Premier Merch, (vi) PEI, (vii) DU Corp.) (collectively with Premier, A&E, PEM, Premier NYC, Premier Merch and PEI, the “Debtor Sellers”); (viii) DinoKing Tech Inc. d/b/a Dinosaurs Unearthed, a company formed under the laws of British Columbia (“DinoKing”), (ix) RMST, solely for purposes of Article III, Article V, Article VII and Article VIII, and Premier Acquisition Holdings LLC, a Delaware limited liability company (the “Purchaser”) (as amended, modified or supplemented, the “Asset Purchase Agreement”), as applicable.

3In the event that DinoKing becomes a debtor, all references to the Debtors herein shall refer to the Debtors including DinoKing.

2

On July [●], 2018, the Court entered its Bidding Procedures Order, approving competitive bidding procedures for the sale of the Transferred Assets (the “Bidding Procedures”) and granting certain related relief. In accordance with the Bidding Procedures and the Bidding Procedures Order, and pursuant to the Bidding Procedures, the Debtors have determined that [●] (the “Purchaser”) submitted the highest and best bid for the Transferred Assets, as reflected in the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit A.

The Court has considered (i) the Sale Motion and the exhibits thereto, (ii) the Asset Purchase Agreement, whereby the Sellers have agreed, among other things, to sell the Transferred Assets to the Purchaser, including the Assumed Contracts and Assumed Real Property Leases that will be assumed and assigned to the Purchaser, on the terms and conditions set forth in the Asset Purchase Agreement (collectively, the “Sale Transaction”); (iii) the Bidding Procedures Order and the record of the hearing before the Court on July [●], 2018, at which the Bidding Procedures Order was approved; (iv) the [Objections] by [Objecting Parties] (collectively, the “Objections”); (v) the written response[s] thereto; (vi) the evidence presented by the Debtors and admitted by the Court without objection in support of the relief sought in the Sale Motion, including [declarations by] [proffers of testimony on behalf of] [live testimony of] [●]; and (vii) the arguments and representations of counsel made, and any other evidence proffered and adduced, at the Sale Hearing. All interested parties were afforded an opportunity to appear and be heard with respect to the Sale Motion. All responses and objections to the Sale Motion have been duly noted in the record. Due notice of the Sale Motion, the Asset Purchase Agreement, the Bidding Procedures Order, and the form of this order (the “Proposed Sale Order”) has been provided in accordance with the Bidding Procedures Order. All Objections have been withdrawn, were resolved or are overruled as provided in this Order.

3

Upon consideration of the foregoing, along with the record of the Sale Hearing and the record in these chapter 11 cases, the Court determines that the relief requested in the Sale Motion and granted herein is in the best interests of the Sellers, the Debtors’ estates, creditors, stakeholders, and all other parties in interest in these chapter 11 cases. Accordingly,

IT IS HEREBY FOUND AND DETERMINED THAT:

A.                Fed. R. Bankr. P. 7052. The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such. The Court’s findings shall also include any oral findings of fact and conclusions of law made by the Court during or at the conclusion of the Sale Hearing.

B.                 Jurisdiction and Venue. This Court has jurisdiction to decide the Sale Motion and over the Sale Transaction and the property of the Debtors’ estates, including the Transferred Assets, pursuant to 28 U.S.C. §§ 157(a)-(b) and 1334(b). This matter is a core proceeding pursuant to 28 U. S.C. § 157(b)(2). Venue of these chapter 11 cases and the Sale Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409.

4

C.                Statutory and Rule Predicates. The statutory and other legal predicates for the relief sought in the Sale Motion are sections 105(a), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, 9007, 9014, and 9019.

D.                Notice and Opportunity to Object. Actual written notice of, and a fair and reasonable opportunity to object to and to be heard with respect to the Sale Motion, the Sale Transaction, the sale of the Transferred Assets free and clear of any Claims (as defined below), the assumption and assignment of the Assumed Contracts and Assumed Real Property Leases, the Auction, the Bidding Procedures and the relief requested in the Sale Motion, has been given, as required by the Bankruptcy Code and the Bankruptcy Rules, to all Persons entitled to notice, including, but not limited to, the following: (a) all creditors or their counsel known by the Debtors to assert a lien (including any security interest), claim, right, interest or encumbrance of record against all or any portion of the Transferred Assets; (b) the Office of the United States Trustee; (c) the Securities and Exchange Commission; (d) all applicable federal, state and local taxing and regulatory authorities of the Debtors or recording offices or any other governmental authorities that, as a result of the sale of the Transferred Assets, may have claims, contingent or otherwise, in connection with the Debtors’ ownership of the Transferred Assets or have any known interest in the relief requested by the Motion; (e) the state and local environmental agencies in the jurisdictions where the Debtors own or lease real property; (f) the United States Attorney’s office for the Middle District of Florida; (g) the National Oceanic and Atmospheric Administration; (h) all parties in interest who have requested notice pursuant to Bankruptcy Rule 2002 as of the date of entry of this Bidding Procedures Order; (i) counsel to the Official Committee of Unsecured Creditors; (j) counsel to the Official Committee of Equity Security Holders; (k) all parties to any litigation involving the Debtors; (l) all counterparties to any executory contract or unexpired lease of the Debtors; (m) all of DinoKing’s known creditors, regulatory authorities, and other parties in interest that could assert Claims against the Transferred Assets; and (n) all other known creditors and interest holders of the Debtors.

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E.                 Final Order. This Sale Order constitutes a final order within the meaning of 28 U.S.C. § 158(a).

F.                 Sound Business Purpose. The Debtors have demonstrated good, sufficient, and sound business purposes and justifications for approval of the Sale Motion, the Asset Purchase Agreement, and the Sale Transaction, and in entering into the Asset Purchase Agreement and the related Bill of Sale, Assignment and Assumption Agreement, Real Property Lease Assignments, Intellectual Property Assignments and Escrow Agreement (the “Related Agreements”). The Debtors’ entry into and performance under the Asset Purchase Agreement and Related Agreements (i) is a result of due deliberation by the Debtors and constitutes a sound and reasonable exercise of the Debtors’ business judgment consistent with their fiduciary duties, (ii) provides value to and is beneficial to the Debtors’ estates, and is in the best interests of the Debtors and their stakeholders, and (iii) is reasonable and appropriate under the circumstances. Business justifications for the Sale Transaction include, but are not limited to, the following: (i) the Asset Purchase Agreement constitutes the highest and best offer received for the Transferred Assets; (ii) the Asset Purchase Agreement presents the best opportunity to maximize the value of the Transferred Assets on a going concern basis and avoid decline and devaluation of the Transferred Assets; (iii) unless the Sale Transaction and all of the other transactions contemplated by the Asset Purchase Agreement are concluded expeditiously, as provided for pursuant to the Asset Purchase Agreement, recoveries to creditors may be materially diminished; (iv) the value of the Debtors’ estates will be maximized through the sale of the Transferred Assets pursuant to the Asset Purchase Agreement; and (v) the Purchaser will have sufficient capitalization to adequately provide for the present and future disposition, care, conservation, and management of the Subject Titanic Artifact Collection (as defined in the Revised Covenants and Conditions) and ensure that RMST remains a Qualified Institution (as defined in the Revised Covenants and Conditions) as Trustee of the Subject Titanic Artifact Collection.

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G.                Compliance with Bidding Procedures. The Bidding Procedures were substantively and procedurally fair to all parties and were the result of arms’ length negotiations. The Sellers, the Purchaser, and their respective counsel and other advisors have complied with the Bidding Procedures and Bidding Procedures Order in all respects. The Purchaser was the Prevailing Bidder for the Transferred Assets in accordance with the Bidding Procedures and Bidding Procedures Order.

H.                Highest and Best Value. (i) The Debtors and their advisors, including GlassRatner Advisory & Capital Group LLC, engaged in a robust and extensive marketing and sale process over a period of over approximately one year, both prior to and pursuant to the Bidding Procedures Order and the Bidding Procedures, (ii) the Debtors conducted a fair and open sale process, (iii) the sale process, the Bidding Procedures and the Auction were non-collusive, duly noticed and provided a full, fair and reasonable opportunity for any entity to make an offer to purchase the Transferred Assets, and (iv) the process conducted by the Debtors pursuant to the Bidding Procedures obtained the highest and best value for the Transferred Assets for the Debtors and their estates, and any other transaction would not have yielded as favorable an economic result.

I.                   Reasonably Equivalent Value. The consideration to be paid by the Purchaser under the Asset Purchase Agreement (i) constitutes fair and reasonable consideration for the Transferred Assets, (ii) is the highest and best offer for the Transferred Assets, (iii) will provide a greater recovery for the Debtors’ estates, creditors and stakeholders than would be provided by any other practically available alternative, and (iv) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and other laws of the United States, any state, territory, possession or District of Columbia or any other applicable jurisdiction with laws substantially similar to the foregoing.

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J.                  No Successor or Other Derivative Liability. The sale and transfer of the Transferred Assets to the Purchaser, including the assumption by the Debtors and assignment, transfer or sale to the Purchaser of the Assumed Contracts and Assumed Real Property Leases, will not subject the Purchaser to any liability (including any successor liability) with respect to the operation of the Sellers’ business on or prior to the Closing or by reason of such transfer, except that, following the Closing, the Purchaser shall become liable solely for the Assumed Liabilities. The Purchaser (i) is not, and shall not be considered a successor to the Sellers; (ii) has not, de facto or otherwise, merged with or into the Sellers; (iii) is not a continuation or substantial continuation, and is not holding itself out as a mere continuation, of the Sellers or the Debtors’ estates, businesses or operations, or any enterprise of the Sellers, and (iv) does not have a common identity of incorporators, directors or controlling shareholders with the Sellers.

K.                Good Faith; No Collusion. The Sellers and the Purchaser, and their respective counsel and advisors, have negotiated, proposed and entered into the Asset Purchase Agreement and each of the transactions contemplated in good faith, without collusion and from arm’s-length bargaining positions. The Purchaser is a “good faith purchaser” and is acting in good faith within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to all the protections afforded thereby. The Purchaser has proceeded in good faith in all respects in that, among other things, (i) the Purchaser recognized that the Sellers were free to deal with any other party interested in acquiring the Transferred Assets, (ii) the Purchaser complied with the provisions of the Bidding Procedures Order, (iii) the Purchaser’s bid was subjected to an open marketing process and competitive Bidding Procedures as set forth in the Bidding Procedures Order, and (iv) all payments to be made by the Purchaser and all other material agreements or arrangements entered into by the Purchaser and the Sellers in connection with the Sale Transaction have been disclosed and are appropriate. The sale price in respect of the Transferred Assets was not controlled by any agreement among potential bidders and neither the Sellers nor the Purchaser has engaged in collusion or any conduct that would cause or permit the Asset Purchase Agreement to be avoided or costs and damages to be imposed under section 363(n) of the Bankruptcy Code. Accordingly, neither the Asset Purchase Agreement nor the Sale Transaction may be avoided and no party shall be entitled to damages or other recovery pursuant to section 363(n) of the Bankruptcy Code. Although the ultimate equity holders (or affiliates thereof) of the Purchaser hold a total of 3,752,805 shares of Premier’s common stock (representing collectively approximately 40% of the issued and outstanding shares of Premier on a fully diluted basis), neither the Purchaser nor any of the ultimate equity holders of the Purchaser, is an “insider” or “affiliate” of the Sellers, as those terms are defined in section 101 of the Bankruptcy Code, and no common identity of incorporators, directors, or controlling stockholders exists between the Purchaser and the Sellers.

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L.       Notice. As evidenced by the certificates of service filed with the Court: (i) due, proper, timely, adequate and sufficient notice of the Sale Motion, the Bidding Procedures (including the bidding process and the deadline for submitting bids and the Auction), the Sale Hearing, the Sale Transaction, the Proposed Sale Order and the other relief requested in the Sale Motion was provided by the Debtors; (ii) such notice was good, sufficient and appropriate under the particular circumstances and complied with the Bidding Procedures Order; and (iii) no other or further notice of the Sale Motion, the Sale Transaction, the Bidding Procedures, the Sale Hearing, the Proposed Sale Order or any of the relief requested in the Sale Motion is required.

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M.               Cure Notice. As evidenced by the certificates of service filed with the Court, and in accordance with the provisions of the Bidding Procedures Order, the Debtors have served the Cure Notice, which provided notice of the Debtors’ intent to assume and assign the Assumed Contracts and Assumed Real Property Leases and the related proposed Cure Amounts upon each non-debtor counterparty to the Assumed Contracts and Assumed Real Property Leases. The service of the Cure Notice was good, sufficient and appropriate under the circumstances and no further notice need be given with respect to the Cure Amounts for the assumption and assignment of the Assumed Contracts and Assumed Real Property Leases. All non-debtor parties to the Assumed Contracts and Assumed Real Property Leases have had a reasonable opportunity to object to the Cure Amounts listed on the Cure Notice, the Purchaser’s proposed adequate assurance of future performance under the Assumed Contracts and Assumed Real Property Leases, and to the assumption and assignment of the Assumed Contracts and Assumed Real Property Leases to the Purchaser. No defaults exist in the Debtors’ performance under the Assumed Contracts and Assumed Real Property Leases as of the date of this Sale Order other than the failure to pay the Cure Amounts or defaults that are not required to be cured.

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N.                Satisfaction of Section 363(f) Standards. The Debtors may sell the Debtors’ interests in the Transferred Assets free and clear of all liens, claims (including those that constitute a “claim” as defined in section 101(5) of the Bankruptcy Code), rights, liabilities, encumbrances and other interests of any kind or nature whatsoever against the Debtors or the Transferred Assets, including, without limitation, any debts arising under or out of, in connection with, or in any way relating to, any acts or omissions, obligations, demands, guaranties, rights, contractual commitments, restrictions, product liability claims, environmental liabilities, antitrust liabilities, employee pension or benefit plan claims, multiemployer benefit plan claims, retiree healthcare or life insurance claims or claims for Taxes of or against the Debtors, and any derivative, vicarious, transferee or successor liability claims, rights or causes of action (whether in law or in equity, under any law, statute, rule or regulation), whether arising prior to or subsequent to the commencement of these chapter 11 cases, whether known or unknown, and whether imposed by agreement, understanding, law, equity or otherwise arising under or out of, in connection with, or in any way related to the Debtors, the Transferred Assets, the operation of the Debtors’ businesses on or prior to the Closing pursuant to the Asset Purchase Agreement, or the transfer of the Transferred Assets to the Purchaser, and all Excluded Liabilities (collectively, excluding any Assumed Liabilities, the “Claims”), because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code have been satisfied; provided, however, that, nothing herein shall be deemed, or construed as, a ruling or determination by this Court that the Assumed Liabilities encumber the Transferred Assets. Without limiting the generality of the foregoing, “Claims” shall include any and all liabilities or obligations whatsoever arising under or out of, in connection with, or in any way relating to: (1) any of the employee benefit plans, including any Claims related to unpaid contributions or current or potential withdrawal or termination liability; (2) any of the Debtors’ collective bargaining agreements; (3) the Worker Adjustment and Retraining Notification Act of 1988; or (4) any of the Debtors’ current and former employees. Those holders of Claims who did not object (or who ultimately withdrew their objections, if any) to the Sale Transaction or the Sale Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code. Those holders of Claims who did object that have an interest in the Transferred Assets could be compelled in a legal or equitable proceeding to accept money satisfaction of such Claim pursuant to section 363(f)(5) or fall within one or more of the other subsections of section 363(f) of the Bankruptcy Code and are therefore adequately protected by having their Claims that constitute interests in the Transferred Assets, if any, attach solely to the proceeds of the Sale Transaction ultimately attributable to the property in which they have an interest, in the same order of priority and with the same validity, force and effect that such holders had prior to the Sale Transaction, subject to any defenses of the Debtors. All Persons having Claims of any kind or nature whatsoever against the Debtors or the Transferred Assets shall be forever barred, estopped and permanently enjoined from pursuing or asserting such Claims against the Purchaser or any of its assets, property, Purchaser Related Parties, successors, assigns, or the Transferred Assets. For the avoidance of doubt, in the event DinoKing does not become a Debtor, the assets of DinoKing shall only be transferred free and clear of Claims to the maximum extent permitted by applicable law.

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O.       The Purchaser would not have entered into the Asset Purchase Agreement and would not consummate the transactions contemplated thereby if the sale of the Transferred Assets was not free and clear of all Claims, or if the Purchaser would, or in the future could, be liable for any such Claims, including, as applicable, liabilities related to the Business that are Excluded Liabilities, as described in the Asset Purchase Agreement. A sale of the Transferred Assets other than one free and clear of all Claims would adversely impact the Sellers, the Debtors’ estates and creditors, and would yield substantially less value for the Debtors’ estates, with less certainty than the Sale Transaction.

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P.                  The total consideration to be provided under the Asset Purchase Agreement reflects the Purchaser’s reliance on this Order to provide it, pursuant to sections 105(a) and 363(f) of the Bankruptcy Code and, with respect to DinoKing, to the maximum extent permitted by law, with title to and possession of the Transferred Assets free and clear of all Claims (including, without limitation, any potential derivative, vicarious, transferee or successor liability claims).

Q.                Assumption and Assignment of Assumed Contracts and Assumed Real Property Leases. The assumption and assignment of the Assumed Contracts and Assumed Real Property Leases are integral to the Asset Purchase Agreement, are in the best interests of the Debtors and their estates, and represent the valid and reasonable exercise of the Debtors’ sound business judgment. Specifically, the assumption and assignment of the Assumed Contracts and Assumed Real Property Leases (i) is necessary to sell the Transferred Assets to the Purchaser, (ii) allows the Sellers to sell their business to the Purchaser as a going concern, (iii) limits the losses suffered by counterparties to the Assumed Contracts and Assumed Real Property Leases, and (iv) maximizes the recoveries to other creditors of the Debtors by limiting the amount of claims against the Debtors’ estates by avoiding the rejection of the Assumed Contracts and Assumed Real Property Leases.

R.                 The Debtors and Purchaser have, to the extent necessary, satisfied the requirements of section 365(b) of the Bankruptcy Code, including sections 365(b)(1)(A), (B), and (f) in connection with the sale and assumption and assignment of the Assumed Contracts and Assumed Real Property Leases. Accordingly, the Assumed Contracts and Assumed Real Property Leases may be assumed by the Debtors and assigned to the Purchaser as provided for in the Asset Purchase Agreement. The assumption and assignment of each Assumed Contract and Assumed Real Property Lease is approved notwithstanding any provision in such Assumed Contract or Assumed Real Property Lease or other restrictions prohibiting its assignment or transfer. The Purchaser shall have the sole responsibility for paying all Cure Costs required to assume and assign the Assumed Contracts and Assumed Real Property Leases. The Cure Notice provided by the Debtors was sufficient to advise the non-debtor counterparties to the Assumed Contracts and Assumed Real Property Leases that, pursuant to the Asset Purchase Agreement, the Purchaser’s decision on which executory contracts and unexpired leases will be assumed and assigned may not be made until immediately prior to the Sale Hearing.

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S.                  Validity of the Transfer. As of the Closing, the transfer of the Transferred Assets to the Purchaser will be a legal, valid and effective transfer of the Transferred Assets, and will vest the Purchaser with all right, title and interest of the Debtors in and to the Transferred Assets, free and clear of all Claims to the maximum extent permitted by law. The consummation of the Sale Transaction is legal, valid and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f), 363(m), 365(b) and 365(f) of the Bankruptcy Code and all of the applicable requirements of such sections have been complied with in respect of the Sale Transaction.

T.                 The Sellers (i) have full corporate power and authority to execute the Asset Purchase Agreement and all other documents contemplated thereby, and the Sale Transaction has been duly and validly authorized by all necessary corporate action of the Sellers, (ii) have all of the corporate power and authority necessary to consummate the transactions contemplated by the Asset Purchase Agreement, and (iii) upon entry of this Sale Order, other than (a) Admiralty Court approval and (b) any consents identified in the Asset Purchase Agreement, need no consent or approval from any other Person to consummate the Sale Transaction.

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U.                The Transferred Debtor Assets constitute property of the Debtors’ estates and good title is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code. The Sellers are the sole and rightful owner of the Transferred Assets with all right, title and interest to transfer and convey the Transferred Assets to the Purchaser, and no other Person has any ownership right, title, or interests therein.

V.                The Asset Purchase Agreement is a valid and binding contract between the Sellers and the Purchaser and shall be enforceable pursuant to its terms. The Asset Purchase Agreement was not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code or under any other laws of the United States, any state, territory, possession or the District of Columbia, or any other applicable foreign jurisdiction. The Asset Purchase Agreement and the Sale Transaction itself, and the consummation thereof shall be specifically enforceable against and binding upon (without posting any bond) the Sellers, any chapter 7 or chapter 11 trustee appointed in these chapter 11 cases, and shall not be subject to rejection or avoidance by the foregoing parties or any other Person.

W.               Other than the claims arising under the Asset Purchase Agreement, the Sellers and the Debtors’ estates agree and acknowledge that they have no claims against the Purchaser.

X.                The Sale Transaction does not constitute a de facto plan of reorganization or liquidation as it does not propose to (i) impair or restructure existing debt of, or equity interests in, the Debtors, (ii) impair or circumvent voting rights with respect to any plan proposed by the Debtors, (iii) circumvent chapter 11 safeguards, such as those set forth in sections 1125 and 1129 of the Bankruptcy Code, or (iv) classify claims or equity interests or extend debt maturities.

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Y.                [DinoKing.4 Non-debtor Seller DinoKing is an indirect wholly-owned subsidiary of Premier. Premier’s use and voting of its equity interests in DinoKing to cause its entry into and performance under the Asset Purchase Agreement and Related Agreements is a sound and reasonable exercise of Premier’s business judgment consistent with its fiduciary duties.]

Z.                 RMST. The Transferred Assets include 100% of the stock of RMST. Upon the Closing, and subject to the conditions set forth in the Asset Purchase Agreement, cause will exist for dismissal of the In re RMS Titanic, Inc., Case No. 3:16-bk-2230-PMG (Bankr. M.D. Fla.) chapter 11 case. For the avoidance of doubt, the jointly administered cases of Premier Exhibitions, Inc.; Premier Exhibition Management, LLC; Arts and Exhibitions International, LLC; Premier Exhibitions International, LLC; Premier Exhibitions NYC, Inc.; Premier Merchandising, LLC;, and Dinosaurs Unearthed Corp. will not be dismissed upon the Closing.

AA. Approval of the PacBridge Parties Settlement. Approval of the PacBridge Parties Settlement is in the best interests of the Debtors, their estates, and creditors, and will avoid costly and protracted litigation between the Debtors’ estates and each of the PacBridge Parties with respect to their claims and significantly reduce the amounts claimed as due and owing by the Debtors under the claims filed by each of the PacBridge Parties, including significant post-petition interest and attorneys’ fees claims on the Secured Creditors’ claims. Approval of the PacBridge Parties Settlement is required under the Asset Purchase Agreement, is an integral component of the Sale Transaction, and will facilitate the Closing. Although ability to collect is not relevant, the probability of the Debtors’ estates’ success in litigating potential avoidance of certain secured claims based on timing of perfection thereof and on the allowance of certain claims against the Debtors (as opposed to certain non-debtor subsidiaries) is uncertain, and the expense, inconvenience, and delay necessarily of resolving those issues through litigation is outweighed by the benefits of the settlement. Accordingly, the PacBridge Parties Settlement is in the best interests of the Debtors’ estates and their creditors and should therefore be approved.

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4 Applicable in the event DinoKing does not become a Debtor in these Bankruptcy Cases.

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BB. Waiver of Bankruptcy Rules 6004(h) and 6006(d). The sale of the Transferred Assets must be approved and consummated promptly in order to preserve the value of the Transferred Assets. Therefore, time is of the essence in consummating the Sale Transaction, and the Sellers and the Purchaser intend to close the Sale Transaction as soon as reasonably practicable. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the immediate approval and consummation of the Sale Transaction as contemplated by the Asset Purchase Agreement. Accordingly, there is sufficient cause to lift the stay contemplated by Bankruptcy Rules 6004(h) and 6006(d) with regards to the transactions contemplated by this Sale Order.

CC. Personally Identifiable Information. As contemplated in the Asset Purchase Agreement, and subject to the terms of this Order, the sale to the Purchaser under the Asset Purchase Agreement of any personally identifiable information (as such term is defined in section 101(41A) of the Bankruptcy Code) and private health information about individuals is consistent with the privacy policy of the Debtors in effect on the date of commencement of these chapter 11 cases and satisfies the requirements of section 363(b)(1)(A) of the Bankruptcy Code.

DD. Legal and Factual Bases. The legal and factual bases set forth in the Motion and at the Sale Hearing establish just cause for the relief granted herein.

EE. At and effective as of the Closing, the Purchaser shall assume sole responsibility for paying and satisfying the Assumed Liabilities as provided in the Asset Purchase Agreement. For the avoidance of doubt, nothing in this Order (including, without limitation, any provisions in this Order regarding the sale, transfer or conveyance of the Transferred Assets free and clear of Claims upon payment of the Purchase Price and effectuation of other consideration provided by the Purchaser under the Asset Purchase Agreement) nor in the Asset Purchase Agreement shall be construed to mean that the Purchaser is not assuming from the Debtors and thereafter becoming solely responsible for the payment, performance and discharge of the Assumed Liabilities as provided in the Asset Purchase Agreement. After the Closing, the Debtors shall have no liability whatsoever with respect to the Assumed Liabilities. The Purchaser shall have no obligations or responsibility whatsoever with respect to any Liabilities of the Debtors other than the Assumed Liabilities.

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IT IS THEREFORE ORDERED THAT:

1.                  Motion is Granted. The Sale Motion and the relief requested therein (to the extent not previously granted by this Court pursuant to the Bidding Procedures Order or otherwise) is granted and approved as set forth herein.

2.                  Objections Overruled. All objections, if any, to the Sale Motion or the relief requested therein that have not been withdrawn with prejudice, waived or settled as announced to the Court at the Sale Hearing or by stipulation filed with the Court, and all reservations of rights included therein, are hereby overruled on the merits and with prejudice.

3.                  Notice. Notice of the Sale Hearing was fair and equitable under the circumstances and complied in all respects with section 102(1) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004 and 6006.

4.                  Fair Purchase Price. The consideration provided by the Purchaser under the Asset Purchase Agreement is fair and reasonable and constitutes (i) reasonably equivalent value under the Bankruptcy Code, the Uniform Fraudulent Transfer Act, and the Uniform Voidable Transactions Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value, fair consideration and fair value under any other applicable laws of the United States, any state, territory or possession or the District of Columbia, and any applicable foreign jurisdiction.

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5.                  Approval of the Asset Purchase Agreement. The Asset Purchase Agreement, the Related Agreements, all transactions contemplated therein (including, but not limited to, all ancillary agreements contemplated thereby) and all of the terms and conditions thereof are hereby approved. The failure specifically to include any particular provision of the Asset Purchase Agreement in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Asset Purchase Agreement (including, but not limited to, all ancillary agreements contemplated thereby) be authorized and approved in its entirety.

6.                  Consummation of Sale Transaction. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, the Debtors, along with their officers, employees and agents, are authorized to execute, deliver and perform their obligations under and comply with the terms of the Asset Purchase Agreement and the Related Agreements and to close and consummate the Sale Transaction, pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement, the Related Agreements and this Sale Order. The Debtors are further authorized to exercise their voting rights in the Non-Debtor Subsidiaries to cause the Non-Debtor subsidiaries to execute, deliver and perform their obligations under and comply with the terms of the Asset Purchase Agreement and the Related Agreements and to close and consummate the Sale Transaction, pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement, the Related Agreements and this Sale Order.

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7.                  The Sellers, their Affiliates and their respective officers, employees and agents, are authorized to execute and deliver, and authorized to perform under, consummate and implement all additional instruments and documents that may be reasonably necessary or desirable to implement the Asset Purchase Agreement and to take all further actions as may be (a) reasonably requested by the Purchaser for the purpose of assigning, transferring, granting, conveying and conferring to the Purchaser, or reducing to the Purchaser’s possession, the Transferred Assets or (b) necessary or appropriate to the performance of the obligations contemplated by the Asset Purchase Agreement or to implement the Sale Transaction, all without further order of the Court.

8.                  All Persons that are currently in possession of some or all of the Transferred Assets are hereby directed to surrender possession of such Transferred Assets to the Purchaser as of the Closing. To the extent required by the Asset Purchase Agreement, the Sellers agree to exercise commercially reasonable efforts to assist the Purchaser in assuring that all Persons that are presently, or on the Closing Date may be, in possession of some or all of the Transferred Assets will surrender possession of the Transferred Assets to either (i) the Sellers before the Closing Date or (ii) the Purchaser on or after the Closing Date.

9.                  All Persons are prohibited from taking any action to adversely affect or interfere with the ability of the Sellers to transfer the Transferred Assets to the Purchaser in accordance with the Asset Purchase Agreement and this Order; provided that the foregoing restriction shall not prevent any party from appealing this Order in accordance with applicable law or opposing any appeal of this Order.

10.              Each and every any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Asset Purchase Agreement.

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11.              Transfer of Transferred Assets Free and Clear. Pursuant to sections 105(a), 363(b), 363(f) and 365 of the Bankruptcy Code, the Debtors are authorized to transfer the Transferred Assets in accordance with the terms of the Asset Purchase Agreement. The Transferred Assets shall be transferred to the Purchaser, and, upon the Closing, such transfer shall: (a) be valid, legal, binding and effective; (b) vest the Purchaser with all right, title and interest of the Sellers in the Transferred Assets; and (c) be free and clear of all Claims (including Claims of any Governmental Authority) in accordance with section 363(f) of the Bankruptcy Code and to the maximum extent permitted under applicable foreign law, with all Claims that represent interests in property to attach to the net proceeds of the Sale Transaction, in the same amount and order of their priority, with the same validity, force and effect which they have against the Transferred Assets, and subject to any claims and defenses the Debtors may possess with respect thereto in each case immediately the Closing.

12.              At Closing of the transactions contemplated by the Asset Purchase Agreement, the obligations of the Debtors owing to the DIP Lender under the DIP Agreement shall be paid in full in cash by the Debtors.

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13.              Except to as otherwise expressly provided in the Asset Purchase Agreement, all Persons (and their respective successors and assigns) including, without limitation, the Sellers, the Debtors’ estates, all debt security holders, equity security holders, governmental, tax and regulatory authorities, governmental units, lenders, employees, former employees, pension plans, multiemployer pension plans, trade creditors and any other creditors holding Claims against the Debtors, the Transferred Assets or the Debtors’ businesses (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to the Debtors, the Transferred Assets or the Debtors’ businesses prior to the Closing Date or the transfer of the Transferred Assets to the Purchaser, are hereby forever barred, estopped and permanently enjoined from asserting or pursuing such Claims against the Purchaser, its Purchaser Related Parties, successors or assigns, its property or the Transferred Assets, including, without limitation, taking any of the following actions with respect to or based on a Claim (other than an Assumed Liability): (a) commencing or continuing in any manner any action or other proceeding against the Purchaser, its Purchaser Related Parties, successors or assigns, assets or properties; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against the Purchaser, its Purchaser Related Parties, successors or assigns, assets, or properties; (c) creating, perfecting, or enforcing any Claims against the Purchaser, its Purchaser Related Parties, successors or assigns, assets or properties; (d) asserting a Claim as a setoff, right of subrogation or recoupment of any kind against any obligation due the Purchaser or its Purchaser Related Parties, successors or assigns; or (e) commencing or continuing any action in any manner or place that does not comply, or is inconsistent, with the provisions of this Sale Order or the agreements or actions contemplated or taken in respect thereof. No such Persons shall assert or pursue against the Purchaser or its Purchaser Related Parties, successors or assigns, any such Claim.

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14.       This Sale Order (a) shall be effective as a determination that, as of the Closing, all Claims, have been unconditionally released, discharged and terminated as to the Purchaser and the Transferred Assets, and that the conveyances and transfers described herein have been effected, and (b) is and shall be binding upon and govern the acts of all Persons, including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, county and local officials and all other Persons who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments that reflect that the Purchaser is the assignee and owner of the Transferred Assets free and clear of all Claims, or who may be required to report or insure any title or state of title in or to any lease (all such entities being referred to as “Recording Officers”). All Recording Officers are authorized and specifically directed to strike recorded encumbrances, claims, liens and other interests against the Transferred Assets recorded prior to the date of this Sale Order. A certified copy of this Sale Order may be filed with the appropriate Recording Officers to evidence cancellation of any recorded encumbrances, claims, liens and other interests against the Transferred Assets recorded prior to the date of this Sale Order. All Recording Officers are hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the Asset Purchase Agreement.

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15.              Following the Closing, no holder of any Claim shall interfere with the Purchaser’s title to or use and enjoyment of the Transferred Assets based on or related to any such Claim or based on any actions the Debtors have taken or may take in these chapter 11 cases.

16.              Except as expressly set forth in the Asset Purchase Agreement including, without limitation, the Assumed Liabilities, the Purchaser and its Purchaser Related Parties, successors and assigns, shall have no liability for any Claim or Excluded Liabilities, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether fixed or contingent, whether derivatively, vicariously, as a transferee or successor or otherwise, of any kind, nature or character whatsoever, by reason of any theory of law or equity, including Claims or Excluded Liabilities arising under, without limitation: (a) any employment or labor agreements; (b) any pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of or related to the Debtors or any of the Debtors’ Affiliates or predecessors or any current or former employees of any of the foregoing, including, without limitation, the Benefit Plans and any participation or other agreements related to the Benefit Plans, or the termination of any of the foregoing; (c) the Debtors’ business operations or the cessation thereof; (d) any litigation involving the Debtors; (e) any employee, workers’ compensation, occupational disease or unemployment or temporary disability related law, including, without limitation, claims that might otherwise arise under or pursuant to (i) the Employee Retirement Income Security Act of 1974, as amended, (ii) the Fair Labor Standards Act, (iii) Title VII of the Civil Rights Act of 1964, (iv) the Federal Rehabilitation Act of 1973, (v) the National Labor Relations Act, (vi) the Worker Adjustment and Retraining Notification Act of 1988, (vii) the Age Discrimination and Employee Act of 1967 and Age Discrimination in Employment Act, as amended, (viii) the Americans with Disabilities Act of 1990, (ix) the Consolidated Omnibus Budget Reconciliation Act of 1985, (x) the Multiemployer Pension Plan Amendments Act of 1980,(xi) state and local discrimination laws, (xii)    state and local unemployment compensation laws or any other similar state and local laws, (xiii)  state workers’ compensation laws or (xiv) any other state, local or federal employee benefit laws, regulations or rules or other state, local or federal laws, regulations or rules relating to, wages, benefits, employment or termination of employment with the Debtor or any predecessors; (f) any antitrust laws; (g) any product liability or similar laws, whether state or federal or otherwise; (h) any environmental laws, rules, or regulations, including, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601, et seq., or similar state statutes; (i) PACA; (j) the Foreign Corrupt Practices Act; (k) any bulk sales or similar laws; (l) any federal, state or local tax statutes, regulations or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended; and (m) any common law doctrine of de facto merger or successor or transferee liability, successor-in-interest liability theory or any other theory of or related to successor liability.

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17.              If any Person that has filed financing statements, mortgages, mechanic’s liens, lis pendens or other documents or agreements evidencing Claims against or in the Debtors or the Transferred Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of all interests which the Person has with respect to the Debtors or the Transferred Assets or otherwise, then with regard to the Transferred Assets that are purchased by the Purchaser pursuant to the Asset Purchase Agreement and this Sale Order (a) the Debtors are hereby authorized to execute and file such statements, instruments, releases and other documents on behalf of the Person with respect to the Transferred Assets and (b) the Purchaser is hereby authorized to file, register or otherwise record a certified copy of this Sale Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all Claims against the Transferred Assets. This Sale Order is deemed to be in recordable form sufficient to be placed in the filing or recording system of each and every federal, state, county or local government agency, department or office.

18.              On the Closing Date, this Sale Order shall be considered and constitute for any and all purposes a full and complete general assignment, conveyance and transfer of the Transferred Debtor Assets acquired under the Asset Purchase Agreement or a bill of sale or assignment transferring good and marketable, indefeasible title and interest in all of the Purchased Debtor Assets to the Purchaser.

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19.              To the maximum extent available under applicable law and to the extent provided for under the Asset Purchase Agreement, the Purchaser shall be authorized, as of the Closing Date, to operate under any license, permit, registration and governmental authorization or approval of the Debtors with respect to the Transferred Assets and, to the maximum extent available under applicable law and to the extent provided for under the Asset Purchase Agreement, all such licenses, permits, registrations and governmental authorizations and approvals are deemed to have been transferred to the Purchaser as of the Closing Date. All existing licenses or permits applicable to the business shall remain in place for the Purchaser’s benefit until either new licenses and permits are obtained or existing licenses and permits are transferred in accordance with applicable administrative procedures.

20.              No Successor or Other Derivative Liability. By virtue of the Sale Transaction, the Purchaser and its Purchaser Related Parties, successors and assigns, shall not be deemed or considered to, (a) be a legal successor, or otherwise be deemed a successor to the Sellers, (b) have, de facto or otherwise, merged with or into any or all Sellers, or (c) be a continuation or substantial continuation, or be holding itself out as a mere continuation, of any of the Sellers or their estates, businesses or operations, or any enterprise of the Sellers, in each case by any law or equity, and the Purchaser has not assumed nor is it in any way responsible for any liability or obligation of the Sellers or the Debtors’ estates, except with respect to the Assumed Liabilities. The Purchaser and its Purchaser Related Parties, successors and assigns, shall have no successor, transferee or vicarious liability of any kind or character, including, without limitation, under any theory of foreign, federal, state or local antitrust, environmental, successor, tax, ERISA, assignee or transferee liability, labor, product liability, employment, de facto merger, substantial continuity, or other law, rule, regulation or doctrine, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether asserted or un-asserted, fixed or contingent, liquidated or unliquidated with respect to the Sellers or any obligations of the Sellers arising on or prior to the Closing Date, including, without limitation, liabilities on account of any Taxes or other Governmental Authority fees, contributions or surcharges, in each case arising, accruing or payable under, out of, in connection with, or in any way relating to, the operation of the Transferred Assets on or prior to the Closing Date or arising based on actions of the Sellers taken after the Closing Date.

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21.       Assumption and Assignment of Assumed Contracts and Assumed Real Property Leases. The Debtors are hereby authorized in accordance with sections 105(a) and 365 of the Bankruptcy Code to assume and assign the Assumed Contracts and Assumed Real Property Leases to the Purchaser free and clear of all Claims (including all Excluded Liabilities), and to execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer the Assumed Contracts and Assumed Real Property Leases to the Purchaser as provided in the Asset Purchase Agreement. Upon the Closing, the Purchaser shall be fully and irrevocably vested with all right, title and interest of the Debtors under the Assumed Contracts and Assumed Real Property Leases and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Assumed Contracts and Assumed Real Property Leases. The Purchaser acknowledges and agrees that from and after the Closing, subject to and in accordance with the Asset Purchase Agreement, it shall comply with the terms of each assumed and assigned Assumed Contract and Assumed Real Property Lease in its entirety, unless any such provisions are not enforceable pursuant to the terms of this Sale Order. The assumption by the Debtors and assignment to the Purchaser of the Assumed Contracts and Assumed Real Property Leases shall not be a default under any such Assumed Contract or Assumed Real Property Lease. Pursuant to Bankruptcy Code §§ 365(b)(1)(A) and (B), the Purchaser shall promptly pay at Closing or cause to be paid at Closing to the non-debtor parties to any Assumed Contract or Assumed Real Property Lease the requisite Cure Costs, if any, set forth on the Contract Notice filed with the Court, except to the extent that a Cure Cost was amended on the record of the Sale Hearing, following the assumption and assignment thereof. The Cure Costs are hereby fixed at the amounts set forth on the Contract Notice, or the amounts set forth on the record of the Sale Hearing, as the case may be, and the non-debtor parties to the Assumed Contracts and Assumed Real Property Leases are forever bound by such Cure Costs. To the extent a counterparty to an Assumed Contract or Assumed Real Property Lease failed to timely object to a Cure Amount, such Cure Amount has been and shall be deemed to be finally determined and any such counterparty shall be prohibited from challenging, objecting to or denying the validity and finality of the Cure Amount at any time.

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26.              All defaults or other obligations under any Assumed Contract or Assumed Real Property Lease arising prior to the Closing (without giving effect to any acceleration clauses, assignment fees, increases, advertising rates, or any other default provisions of the kind specified in Bankruptcy Code § 365(b)(2)) shall be deemed cured by payment of the Cure Costs.

27.              Any provision in any Assumed Contract or Assumed Real Property Lease that purports to declare a breach, default, or payment right as a result of an assignment or a change of control in respect of the Debtors is unenforceable, and all Assumed Contracts and Assumed Real Property Leases shall remain in full force and effect, subject only to payment of the appropriate Cure Costs, if any. No sections or provisions of any Assumed Contract or Assumed Real Property Lease that purport to provide for additional payments, penalties, charges, or other financial accommodations in favor of the non-debtor party to the Assumed Contract or Assumed Real Property Lease shall have any force and effect with respect to the transactions and assignments authorized by this Order, and such provisions constitute unenforceable anti-assignment provisions under Bankruptcy Code § 365(f) and/or are otherwise unenforceable under Bankruptcy Code § 365(e) and no assignment of any Assumed Contract or Assumed Real Property Lease pursuant to the terms of the Purchase Agreement shall in any respect constitute a default under any Assumed Contract or Assumed Real Property Lease. The non-debtor party to each Assumed Contract and Assumed Real Property Lease shall be deemed to have consented to such assignment under Bankruptcy Code § 365(c)(1)(B), and the Purchaser shall enjoy all of the Debtors' rights and benefits under each such Assumed Contract and Assumed Real Property Lease as of the applicable date of assumption without the necessity of obtaining such non-debtor party's written consent to the assumption or assignment thereof.

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28.              The Purchaser has satisfied all requirements under Bankruptcy Code §§ 365(b)(1)(C) and 365(f)(2)(b) to provide adequate assurance of future performance under each Assumed Contract and Assumed Real Property Lease.

29.              The Debtors and their estates shall be relieved of any liability for any breach of any Assumed Contract or Assumed Real Property Lease occurring from and after Closing, pursuant to and in accordance with Bankruptcy Code § 365(k).

30.              Pursuant to Bankruptcy Code §§ 105(a), 363, and 365, all parties to any Assumed Contract or Assumed Real Property Lease are forever barred and enjoined from raising or asserting against the Purchaser any assignment fee, default, breach or Claim or pecuniary loss, or condition to assignment, arising under or related to any Assumed Contract or Assumed Real Property Lease existing as of the Closing or arising by reason of the Closing, except for any amounts that are Assumed Liabilities being assumed by the Purchaser under the Purchase Agreement.

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22.              Ipso Facto Clauses Ineffective. The Assumed Contracts and Assumed Real Property Leases shall be transferred to, and remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, including all obligations of the Purchaser as the assignee of the Assumed Contracts and Assumed Real Property Leases, notwithstanding any provision in any such Assumed Contracts and Assumed Real Property Leases (including, without limitation, those of the type described in sections 365(e)(1) and (f) of the Bankruptcy Code) that prohibits, restricts or conditions such assignment or transfer. There shall be no, and all non-debtor parties to any Assumed Contract or Assumed Real Property Lease are forever barred and permanently enjoined from raising or asserting against the Debtors or the Purchaser any defaults, breach, claim, pecuniary loss, rent accelerations, escalations, assignment fees, increases or any other fees charged to the Purchaser or the Debtors as a result of the assumption or assignment of the Assumed Contracts and Assumed Real Property Leases or the Closing.

23.              The failure of the Debtors or the Purchaser to enforce at any time one or more terms or conditions of any Assumed Contract or Assumed Real Property Lease shall not be a waiver of such terms or conditions, or of the Debtors’ and the Purchaser’s rights to enforce every term and condition of the Assumed Contracts and Assumed Real Property Leases.

24.              Statutory Mootne ss. The transactions contemplated by the Asset Purchase Agreement are undertaken by the Purchaser without collusion and in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein of the Sale Transaction shall neither affect the validity of the Sale Transaction nor the transfer of the Transferred Assets to the Purchaser, free and clear of Claims, unless such authorization is duly stayed before the Closing Date pending such appeal. The Purchaser is a good faith purchaser of the Transferred Assets and is entitled to all of the benefits and protections afforded by section 363(m) of the Bankruptcy Code. The Sellers and the Purchaser will be acting in good faith if they proceed to consummate the Sale Transaction at any time after entry of this Sale Order.

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25.              No Avoidance of Asset Purchase Agreement. Neither the Sellers nor the Purchaser has engaged in any conduct that would cause or permit the Asset Purchase Agreement to be avoided or costs and damages to be imposed under section 363(n) of the Bankruptcy Code. Accordingly, the Asset Purchase Agreement and the Sale Transaction shall not be avoidable under section 363(n) of the Bankruptcy Code, and no party shall be entitled to any damages or other recovery pursuant to section 363(n) of the Bankruptcy Code in respect of the Asset Purchase Agreement or the Sale Transaction.

26.              Approval of PacBridge Parties Settlement. The PacBridge Parties Settlement meets the requirements set forth in In re Justice Oaks II, Ltd., 898 F.2d 1544 (11th Cir. 1990), and Bankruptcy Rule 9019, and is APPROVED. Upon the Closing, in full satisfaction of the respective claims of the PacBridge Parties, (x) the Secured Creditors will receive in consideration of their Secured Claims, (i) a cash payment in the aggregate amount of $1 million, payable $333,333.34 to Feng, $333,333.33 to Zhang, and $333,333.33 to Zou, plus (ii) allowed general unsecured claims against each of Premier, PEM, and Premier Merch (but subject to a single satisfaction), in the total aggregate amount of $2,000,000, to be allocated $666,666.67 to Feng, $666,666.67 to Zhang, and $666,666.66 to Zou, and (y) PacBridge will have an allowed general unsecured claim against Premier in the amount of $1,195,350.39. For the avoidance of doubt, Zou’s Claim No. 17-1 against PEM, Claim No. 4-1 against Premier Merch, and Claim No. 34-1 as amended by Claim No. 34-2 against Premier shall each be allowed in the amount of $666,666.66 (but each subject to a single satisfaction); Zhang’s Claim No. 18-1 against PEM, Claim No. 2-1 against Premier Merch, and Claim No. 35-1 against Premier shall each be allowed in the amount of $666,666.67 (but each subject to a single satisfaction); Feng’s Claim No. 19-1 against PEM, Claim No. 3-1 against Premier Merch, and Claim No. 36-1 against Premier shall each be allowed in the amount of $666,666.67 (but each subject to a single satisfaction); and PacBridge’s Claim No. 29-1 against RMST shall be allowed in the amount of $1,195,350.39 as an allowed claim against Premier.

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27.              Waiver of Bankruptcy Rules 6004(h), 6006(d) and 7062. Notwithstanding the provisions of Bankruptcy Rules 6004(h), 6006(d) or 7062 or any applicable provisions of the Local Rules of the United States Bankruptcy Court for the Middle District of Florida, this Sale Order shall not be stayed after the entry hereof, but shall be effective and enforceable immediately upon entry, and the fourteen-day stay provided in Bankruptcy Rules 6004(h) and 6006(d) is hereby expressly waived and shall not apply. Time is of the essence in closing the Sale Transaction and the Sellers and the Purchaser intend to close the Sale Transaction as soon as practicable. Any party objecting to this Sale Order must exercise due diligence in filing an appeal and pursuing a stay within the time prescribed by law and prior to the Closing Date, or risk its appeal will be foreclosed as moot.

28.              Binding Effect of Sale Order. The terms and provisions of the Asset Purchase Agreement and this Sale Order shall be binding in all respects upon the Sellers, the Debtors’ estates, their creditors, any affected third parties, all holders of equity interests in the Debtors, all holders of any claims, whether known or unknown, against the Debtors, any holders of Claims against or on all or any portion of the Transferred Assets, including, but not limited to all contract counterparties, leaseholders, governmental units, and any trustees, examiners, administrators, responsible officers, estate representatives, or similar entities for the Debtors, if any, subsequently appointed in any of the Debtors’ chapter 11 cases or upon a conversion of any of the Debtors’ chapter 11 cases to a case under chapter 7 of the Bankruptcy Code, and each of their respective Affiliates, successors and assigns. The Asset Purchase Agreement and the Sale Order shall inure to the benefit of the Sellers, the Debtors’ estates, creditors, the Purchaser, and their respective successors and assigns. The Asset Purchase Agreement, the Sale Transaction and this Sale Order shall not be subject to rejection or avoidance by the Sellers, the Debtors’ estates, creditors, its equity interest holders, or any trustee, examiner or receiver.

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29.       Conflicts; Precedence. In the event that there is a direct conflict between the terms of this Sale Order, the Asset Purchase Agreement, and any documents executed in connection therewith, the provisions contained in this Sale Order, the Asset Purchase Agreement and any documents executed in connection therewith shall govern, in that order. Nothing contained in any chapter 11 plan hereinafter confirmed in any of these chapter 11 cases, any order confirming such plan(s), or in any other order of any type or kind entered in any of these chapter 11 cases (including, without limitation, any order entered after any conversion of any of these chapter 11 cases to a case under chapter 7 of the Bankruptcy Code) or in any related proceeding shall alter, conflict with or derogate from the provisions of the Asset Purchase Agreement, any documents executed in connection therewith, or the terms of this Sale Order.

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30.              Modification of Asset Purchase Agreement. The Asset Purchase Agreement, and any related agreements, documents or other instruments, may be modified, amended or supplemented by the parties thereto, in a writing signed each party, and in accordance with the terms thereof, without further order of the Court; provided that any such modification, amendment or supplement does not materially change the terms of the Asset Purchase Agreement or any related agreements, documents or other instruments.

31.              Bulk Sales; Taxes. No bulk sales law, bulk transfer law or similar law of any state or other jurisdiction (including those relating to Taxes, other than Transfer Taxes) shall apply in any way to the transactions contemplated by the Asset Purchase Agreement, the Sale Motion or this Sale Order. Except as otherwise expressly provided in the Asset Purchase Agreement, all obligations of the Debtors relating to Taxes, whether arising under any law, by the Asset Purchase Agreement, or otherwise shall be the obligation of and fulfilled and paid by the Debtors.

32.              Assumed Contract and Assumed Real Property Lease Deposits and Security. The Purchaser shall not be required, pursuant to section 365(l) of the Bankruptcy Code or otherwise, to provide any additional deposit or security with respect to any Assumed Contract or Assumed Real Property Lease to the extent not previously provided by the Debtors or in excess of any deposit or security previously provided by the Debtors.

33.              RMST. Upon the Closing, subject to the conditions set forth in the Asset Purchase Agreement, the chapter 11 case of In re RMS Titanic, Inc., Case No. 3:16-bk-2230-PMG (Bankr. M.D. Fla.) shall be dismissed, without further motion, hearing or Court order, upon the filing of a notice of dismissal pursuant to the relief granted in this Sale Order.

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34.       Retention of Jurisdiction. This Court shall retain exclusive jurisdiction to, among other things, interpret, enforce and implement the terms and provisions of this Sale Order and the Asset Purchase Agreement, all amendments thereto, any waivers and consents thereunder (and of each of the agreements executed in connection therewith), to adjudicate disputes related to this Sale Order or the Asset Purchase Agreement (and such other related agreements, documents or other instruments) and to enforce the injunctions set forth herein.

# # #

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Exhibit A

Asset Purchase Agreement

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA

JACKSONVILLE DIVISION

In re:	Case No. 3:16-bk-02230-PMG
Chapter 11 (Jointly Administered)
RMS TITANIC, INC., et al.,[1]

Debtors.

DEBTORS’ SUPPLEMENTAL CERTIFICATE OF SERVICE

RMS Titanic, Inc. and certain of its affiliates, as Debtors and Debtors in possession in the above-captioned case (collectively, the “Debtors”), certifies that a copy of Debtors’ Motion for Entry of an Order (a) Approving Competitive Bidding and Sale Procedures; (b) Approving Form and Manner of Notices; (c) Approving Form of Asset Purchase Agreement; (d) Approving Break Up-Fee and Expense Reimbursement; (e) Scheduling Auction and Hearing to Consider Final Approval of Sale, Including Rejection or Assumption and Assignment of Related Executory Contracts and Unexpired Leases; (f) Authorizing Sale of the Transferred Assets Free and Clear of All Liens, Claims, Encumbrances, and Interests; (g) Approving Settlement with the PacBridge Parties; and (h) Granting Related Relief [D.E. 1055], has been served by U.S. Mail on June 15, 2018 to the following:

___________________

1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: RMS Titanic, Inc. (3162); Premier Exhibitions, Inc. (4922); Premier Exhibitions Management, LLC (3101); Arts and Exhibitions International, LLC (3101); Premier Exhibitions International, LLC (5075); Premier Exhibitions NYC, Inc. (9246); Premier Merchandising, LLC (3867); and Dinosaurs Unearthed Corp. (7309). The Debtors’ service address is 3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071.

AEG Presents LLC	AEG Presents LLC
C/O Managing Member	C/O Managing Member
5750 Wilshire Blvd.	800 W. Olympic Blvd.
Suite 501 Los Angeles, CA 90036-3638	Suite 305
Los Angeles, CA 90015

AEG Presents LLC	AEG Presents LLC
C/O Managing Member	c/o CT Corporation System, Registered Agent
425 W. 11th Street	ATTN: Amanda Garcia
Los Angeles, CA 90015-3459	818 West Seventh Street
Suite 930
Los Angeles, CA 90017

Kathy A. Jorrie, Esq.
Pillsbury Winthrop Shaw Pittman LLP
725 S. Figueroa Street, Suite 2800
Los Angeles, CA 90017
(213) 488-7251
Kathy.jorrie@pillsburylaw.com
Attorneys for AEG Presents, LLC

NELSON MULLINS RILEY
& SCARBOROUGH LLP

By	/s/ Daniel F. Blanks
Daniel F. Blanks (FL Bar No. 88957)
Lee D. Wedekind, III (FL Bar No. 670588)
50 N. Laura Street, Suite 4100
Jacksonville, FL 32202
(904) 665-3656 (direct)
(904) 665-3699 (fax)
daniel.blanks@nelsonmullins.com
lee.wedekind@nelsonmullins.com

2

and

TROUTMAN SANDERS LLP
Harris B. Winsberg (GA Bar No. 117751)
Stephen S. Roach (GA Bar No. 770892)
Matthew R. Brooks (GA Bar No. 378018)
600 Peachtree Street NE, Suite 5200
Atlanta, GA 30308
(404) 885-3000 (phone)
(404) 962-6990 (fax)
harris.winsberg@troutmansanders.com
stephen.roach@troutmansanders.com
matthew.brooks@troutmansanders.com

Counsel for the Debtors and Debtors in Possession

3